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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2004

Registration Statement No. 333-113569

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
Registration Statement
Under
the Securities Act of 1933

RICHARDSON ELECTRONICS, LTD.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5065 (Primary Standard Industrial Classification Code Number)	36-2096643 (I.R.S. Employer Identification Number)
40W267 Keslinger Road P.O. Box 393 LaFox, Illinois 60147-0393 (630) 208-2200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William G. Seils, Esq.
Senior Vice President, General Counsel & Secretary
Richardson Electronics, Ltd.
P.O. Box 393
LaFox, Illinois 60147-0393
(630) 208-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott Hodes, Esq. R. Randall Wang, Esq. Bryan Cave LLP 161 North Clark Street, Suite 1200 Chicago, Illinois 60601 Tel: 312-602-5000 Fax: 312-602-5050	Alexander G. Simpson, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 Tel: 212-556-2100 Fax: 212-556-2222

                 Approximate date of commencement of proposed sale to the public: As promptly as possible upon effectiveness of this Registration Statement.

                 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

                 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee

Convertible Senior Subordinated Notes Common Stock, $.05 par value	$70,825,000	$70,825,000(1)(2)	$8,806(3)(4)

(1)
This registration statement relates to the exchange by us of an aggregate of up to $30,825,000 principal amount of our 7 1/4% debentures and up to $40,000,000 principal amount of our 8 1/4% debentures for $1,000 in principal amount of our Convertible Senior Subordinated Notes for each $1,000 in principal amount of 7 1/4% debentures or 8 1/4% debentures tendered and accepted.

(2)
This amount is the maximum principal amount of 7 1/4% debentures and 8 1/4% debentures that we may receive from tendering holders.

(3)
The amount of the registration fee was previously paid.

(4)
Such indeterminate number of shares of common stock as shall be issuable upon conversion or repurchase of the Convertible Senior Subordinated Notes being registered hereunder. No additional consideration will be received for the common stock and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

                 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 19, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Offer to Exchange
    % Convertible Senior Subordinated Notes due 2011
for all outstanding
7 1/4% Convertible Subordinated Debentures due 2006 and
8 1/4% Convertible Senior Subordinated Debentures due 2006

                We are offering to exchange $1,000 principal amount of our new    % Convertible Senior Subordinated Notes due 2011, which we refer to as the "notes," for an equal principal amount of our 7 1/4% Convertible Subordinated Debentures due 2006, which we refer to as the "7 1/4% debentures," or our 8 1/4% Convertible Senior Subordinated Debentures due 2006, which we refer to as our "8 1/4% debentures" and, together with the 7 1/4% debentures, which we refer to as the "outstanding debentures," that are validly tendered and accepted for exchange on the terms set forth in this prospectus and in the accompanying letter of transmittal, which we refer to together as the "exchange offer."

                The notes are convertible at any time into shares of our common stock at a conversion price of $          per share, subject to adjustment. Interest on the notes is payable on                   and                  of each year, beginning                       , 2004. The notes mature on                       , 2011. The notes are subordinate to our senior indebtedness. We may not redeem the notes in whole or in part at any time prior to                       , 2007. On or after                       , 2007 and at any time prior to                       , 2010, we may redeem the notes at 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption if at any time the closing price of our common stock has exceeded      % of the conversion price of the notes for 20 of 30 trading days. On or after                       , 2010, we may redeem the notes at any time at 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption.

                The exchange offer is open to all holders of outstanding debentures and you may choose to exchange any amount of your 7 1/4% debentures and your 8 1/4% debentures.

                The exchange offer is subject to important conditions, including that at least 75% of the outstanding debentures are validly tendered and not withdrawn by the expiration of the exchange offer. See page 76 for directions on how to tender your outstanding debentures.

                The exchange offer will expire at 5:00 p.m., New York City time, on                       , 2004, unless we extend the offer. You may withdraw any outstanding debentures tendered until the expiration of the exchange offer.

                We mailed this prospectus and the related letter of transmittal for our exchange offer on                       , 2004.

                The notes will not be listed on any securities exchange. Our common stock is quoted on The Nasdaq National Market under the symbol "RELL." On April 12, 2004, the last reported sale price of our common stock on The Nasdaq National Market was $12.03 per share.

                Concurrently with this exchange offer, we are separately offering to sell 3,000,000 shares of our common stock, or 3,450,000 shares of our common stock if the underwriters fully exercise their over-allotment option. See "Concurrent Offering."

                See the information under "Risk Factors" beginning on page 18 of this prospectus for a discussion of factors you should consider in determining whether to exchange your outstanding debentures for notes. Neither our board of directors nor any other person is making a recommendation as to whether you should exchange your outstanding debentures for notes. You should consult your own advisors and must make your own decision as to whether to participate in the exchange offer. We are not asking you for a proxy and you are requested not to send us a proxy.

                We have retained Bondholder Communications Group as our Information Agent to assist you in connection with the exchange offer. You may call the Information Agent at 1-888-385-2663 to receive additional documents and to ask questions.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Dealer Manager for this exchange offer is:

Jefferies & Company, Inc.

The date of this Prospectus is                       , 2004.

TABLE OF CONTENTS

Questions and Answers Regarding Procedural Aspects of the Exchange Offer	i
Summary	1
Risk Factors	18
Forward-Looking Statements	29
Market and Market Prices	30
Dividend Policy	30
Capitalization	31
Accounting Treatment	32
Use of Proceeds	32
Selected Consolidated Financial Information	33
Management's Discussion and Analysis of Financial Condition and Results of Operations	35
Our Business	51
Management	61
Executive Compensation	66
Principal Stockholders	69
The Exchange Offer	72
Concurrent Offering	84
Description of Notes	84
Description of Outstanding Debentures	94
Description of Our Capital Stock	102
Material United States Federal Income Tax Consequences	107
Legal Matters	115
Experts	115
Where You Can Find More Information	116
Index to Consolidated Financial Statements	F-1

              You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with additional or different information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

              When we use the terms "we," "us," "our," or the "Company" in this prospectus, we mean Richardson Electronics, Ltd. and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

              References in this prospectus to our "common stock" mean our common stock, $.05 par value per share; references to the "notes" mean the new      % Convertible Senior Subordinated Notes due 2011; references to the "8 1/4% debentures" mean our outstanding 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006; references to the "7 1/4% debentures" mean our outstanding 7 1/4% Convertible Subordinated Debentures due December 15, 2006; and references to our "outstanding debentures" mean the 7 1/4% debentures and the 8 1/4% debentures, collectively.

QUESTIONS AND ANSWERS REGARDING PROCEDURAL ASPECTS
OF THE EXCHANGE OFFER

Q:
What is the exchange offer?

A:
In the exchange offer, we are offering to exchange our outstanding 7 1/4% debentures and 8 1/4% debentures for the notes, up to a maximum aggregate principal amount of $70,825,000 assuming the exchange of all outstanding debentures.

Q:
What will I receive in exchange for my outstanding debentures under the exchange offer?

A:
If you tender your outstanding debentures in the exchange offer, you will receive, for each $1,000 in principal amount of outstanding debentures tendered, $1,000 in principal amount of notes.

Q:
Who can participate in the exchange offer?

A:
Any holder of outstanding debentures may exchange some or all of their outstanding debentures for notes pursuant to the exchange offer.

Q:
How do I tender my outstanding debentures in the exchange offer, and to whom should I send my outstanding debentures?

A:
If you hold outstanding debentures through a broker, dealer, bank, trust company or other nominee, you should instruct your nominee to tender your outstanding debentures for you.

If
you hold outstanding debentures in your own name, you should complete the letter of transmittal included with this prospectus and deliver the completed letter of transmittal with the outstanding debentures to the Exchange Agent, J.P. Morgan Trust Company, National Association. The address and telephone number for the Exchange Agent is on the back cover of this prospectus.

Q:
How long will the exchange offer remain open?

A:
The exchange offer will expire at 5:00 p.m., New York City time, on                       , 2004, unless we extend it.

Q:
If I tender my outstanding debentures, when will I receive my notes?

A:
If you validly tender your outstanding debentures in the exchange offer, you will receive notes promptly after the expiration of the exchange offer.

Q:
May I revoke my tender of outstanding debentures at any time?

A:
If you hold outstanding debentures through a broker, dealer, bank, trust company or other nominee, you can revoke the tender of your outstanding debentures prior to the expiration of the exchange offer by directing your nominee to contact the Exchange Agent at its address on the back cover of this prospectus.

If
you hold outstanding debentures in your own name, you can revoke the tender of your outstanding debentures prior to the expiration of the exchange offer by sending a written notice of withdrawal to the Exchange Agent at its address on the back cover of this prospectus.

Q:
Whom should I call if I have questions or need additional copies of this prospectus, the letter of transmittal or other documents?

A:
You may obtain additional copies of this prospectus, the letter of transmittal and other related documents from the Information Agent, Bondholder Communications Group. The address and telephone number for the Information Agent is on the back cover of this prospectus. You may access the documents online at www.bondcom.com/richardson.

              For further information about the procedures for tendering your outstanding debentures, see "The Exchange Offer—Procedures for Tendering."

i

SUMMARY

              This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the exchange offer better, you should read this entire prospectus and the letter of transmittal carefully, as well as the additional documents to which we refer you. See "Where You Can Find More Information."

Our Company

              We are a global provider of engineered solutions and a distributor of electronic components to the radio frequency, or RF, and wireless communications, industrial power conversion, security, and display systems markets. We are committed to a strategy of providing specialized technical expertise and value-added products, which we refer to as "engineered solutions," in response to our customers' needs. We estimate that approximately 50% of our sales involve engineered solutions, consisting of:

    •
    products which we manufacture or modify;

    •
    products which are manufactured to our specifications by independent manufacturers under our own private labels, and

    •
    value we add through design-in support, systems integration, prototype design and manufacturing, testing, and logistics for our customers' end products. We define design-in support to be component modifications or the identification of lower-cost product alternatives or complementary products.

              Our products include RF and microwave components, power semiconductors, electron tubes, microwave generators, data display monitors, and electronic security products and systems. These products are used to control, switch or amplify electrical power or signals, or as display, recording or alarm devices in a variety of industrial, communication, and security applications.

              Our broad array of technical services and products supports both our customers and vendors.

Our Strategic Business Units

              We serve our customers through four strategic business units, each of which is focused on different end markets with distinct product and application needs. Our four strategic business units are:

    •
    RF and Wireless Communications Group;

    •
    Industrial Power Group;

    •
    Security Systems Division; and

    •
    Display Systems Group.

              Each strategic business unit has dedicated marketing, sales, product management and purchasing functions to better serve its targeted markets. The strategic business units operate globally, serving North America, Europe, Asia/Pacific, and Latin America.

RF & Wireless Communications Group

              Our RF and Wireless Communications Group serves the expanding global RF and wireless communications market, including infrastructure and wireless networks, as well as the fiber optics market. Our team of RF and wireless engineers assists customers in designing circuits, selecting cost effective components, planning reliable and timely supply, prototype testing, and assembly. The group offers our customers and vendors complete engineering and technical support from the design-in of RF and wireless components to the development of engineered solutions for their system requirements.

              We expect continued growth in wireless applications as the demand for all types of wireless communication increases worldwide. We believe wireless networking and infrastructure products for a number of niche applications will require engineered solutions using the latest RF technology and electronic components, including:

    •  automotive telematics, which is the use of computers and telecommunications to provide wireless voice and data applications in motor vehicles;

    •  RF identification, which is an electronic data collection and identification technology for a wide range of products to transfer data between a movable item and a reader to identify, track, or locate items; and

    •  wireless local area networks.

              In addition to voice communication, we believe the rising demand for high-speed data transmission will result in major investments in both system upgrades and new systems to handle broader bandwidth.

Industrial Power Group

              Our Industrial Power Group provides engineered solutions for customers in the steel, automotive, textile, plastics, semiconductor manufacturing, and transportation industries. Our team of engineers designs solutions for applications such as motor speed controls, industrial heating, laser technology, semiconductor manufacturing equipment, radar, and welding. We build on our expertise in power conversion technology to provide engineered solutions to fit our customers' specifications using what we believe are the most competitive components from industry-leading vendors.

              This group serves the industrial market's need for both vacuum tube and solid-state technologies. We provide replacement products for systems using electron tubes as well as design and assembly services for new systems employing power semiconductors. As electronic systems increase in functionality and become more complex, we believe the need for intelligent, efficient power management will continue to increase and drive power conversion demand growth.

Security Systems Division

              Our Security Systems Division is a global provider of closed circuit television, fire, burglary, access control, sound, and communication products and accessories for the residential, commercial, and government markets. We specialize in closed circuit television design-in support, offering extensive expertise with applications requiring digital technology. Our products are primarily used for security and access control purposes but are also utilized in industrial applications, mobile video, and traffic management.

              The security systems industry is rapidly transitioning from analog to digital imaging technology. We are positioned to take advantage of this transition through our array of innovative products and solutions marketed under our National Electronics™, Capture™, AudioTrak™, and Elite National Electronics™ brands, including advanced equipment such as digital video recorders, Internet-based amplifiers, covert cameras, speed dome cameras, and telephone-control-based closed circuit television systems. We expect to gain additional market share by marketing ourselves as a value-added service provider and partnering with our other strategic business units to develop customized solutions as the transition to digital technology continues in the security industry.

Display Systems Group

              Our Display Systems Group is a global provider of integrated display products and systems to the public information, financial, point-of-sale, and medical imaging markets. The group works with leading hardware vendors to offer the highest quality liquid crystal display, plasma, cathode ray tube, and customized display monitors. Our engineers design custom display solutions that include touch screens, protective panels, custom enclosures, specialized finishes, application specific software, and privately branded products.

              The medical imaging market is transitioning from film-based technology to digital technology. Our medical imaging hardware partnership program allows us to deliver integrated hardware and software solutions for this growing market by combining our hardware expertise in medical imaging engineered solutions with our software partners' expertise in picture archiving and communications systems. Through such collaborative arrangements, we are able to provide integrated workstation systems to the end user.

Business Strategies

              We are pursuing a number of strategies designed to enhance our business and, in particular, to increase sales of engineered solutions. Our strategies are to:

              Capitalize on Engineering and Manufacturing Expertise.    We believe that our success is largely attributable to our core engineering and manufacturing competency and skill in identifying cost-competitive solutions for our customers, and we believe that these factors will be significant to our future success. Historically, our primary business was the distribution and manufacture of electron tubes and we continue to be a major supplier of these products. This business enabled us to develop manufacturing and design engineering capabilities. Today, we use this expertise to identify engineered solutions for customers' applications—not only in electron tube technology but also in new and growing end markets and product applications. We work closely with our customers' engineering departments which allows us to identify engineered solutions for a broad range of applications. We believe our customers use our engineering and manufacturing expertise as well as our in depth knowledge of the components best suited to deliver a solution that meets their performance needs cost-effectively.

              Target Selected Niche Markets.    We focus on selected niche markets that demand a high level of specialized technical service, where price is not the primary competitive factor. These niche markets include wireless infrastructure, high power/high frequency power conversion, custom display and digital imaging. In most cases, we do not compete against pure commodity distributors. We often function as an extension of our customers' and vendors' engineering teams. Frequently, our customers use our design and engineering expertise to provide a product solution that is not readily available from a traditional distributor. By utilizing our expertise, our customers and vendors can focus their engineering resources on more critical core design and development issues.

              Focus on Growth Markets.    We are focused on markets we believe have high growth potential and which can benefit from our engineering and manufacturing expertise and from our strong vendor relationships. These markets are characterized by substantial end-market growth and rapid technological change. For example, the continuing demand for wireless communications is driving wireless application growth. Power conversion demand continues to grow due to increasing system complexity and the need for intelligent, efficient power management. We also see growth opportunities as security systems transition from analog to digital video recording and medical display systems transition from film to digital imaging.

              Leverage Our Existing Customer Base.    An important part of our growth is derived from offering new products to our existing customer base. We support the migration of our Industrial Power Group customers from electron tubes to newer solid-state technologies. Sales of products other than electron tubes represented approximately 83% of our sales in fiscal 2003 compared to 71% in fiscal 1999. In addition, our salespeople increase sales by selling products from all strategic business units to customers who currently may only purchase from one strategic business unit and by selling engineered solutions to customers who currently may only purchase standard components.

Growth and Profitability Strategies

              Our long-range growth plan is centered around three distinct strategies by which we are seeking to maximize our overall profitability:

              Focus on Internal Growth.    We believe that, in most circumstances, internal growth provides the best means of expanding our business, both on a geographic and product line basis. The recent economic downturn increased the trend to outsourcing engineering as companies focused on their own core competencies, which we believe contributed to the increased demand for our engineered solutions. As technologies change, we plan to continue to capitalize on our customers' need for design engineering. We serve approximately 120,000 customers worldwide and have developed internal systems to capture forecasted product demand by potential design opportunity. This allows us to anticipate our customers' future requirements and identify new product opportunities. In addition, we share these future requirements with our manufacturing suppliers to help them predict near and long-term demand, technology trends and product life cycles.

              Expansion of our product offerings is an ongoing program. In particular, the following areas have generated significant sales increases in recent years: RF amplifiers; interconnect and passive devices; silicon controlled rectifiers; custom and medical monitors; and digital closed circuit television security systems.

              Reduce Operating Costs Through Continuous Operational Improvements.    We constantly strive to reduce costs in our business through initiatives designed to improve our business processes. Recently, we have embarked on a vigorous program in an effort to improve operating efficiencies and asset utilization, with an emphasis on inventory control. Our incentive programs were revised in fiscal 2004 to heighten our managers' commitment to these objectives. Our strategic business units' goals are now based on return on assets. Additional programs are ongoing, including a significant investment in enterprise resource planning software scheduled for implementation during this calendar year.

              Grow Through Acquisitions.    We have an established record of acquiring and integrating businesses. Since 1980, we have acquired 34 companies or significant product lines and continue to evaluate acquisition opportunities on an ongoing basis. We seek acquisitions that provide product line growth opportunities by permitting us to leverage our existing customer base, expand the geographic coverage for our existing product offerings, or add incremental engineering resources/expertise. Our most significant acquisitions over the past five years include:

    •  TRL Engineering (amplifier pallet design and engineering—now part of our RF and Wireless Communications Group) in 1999;

    •  Pixelink (display systems integration—now part of our Display Systems Group) in 1999;

    •  Adler Video (security systems—now part of our Security Systems Division) in 1999;

    •  Celti (fiber optic communication—now part of our RF and Wireless Communications Group) in 2001;

    •  Aviv (design-in services for active and passive components—now part of our RF and Wireless Communications Group) in 2001; and

    •  Sangus (RF and microwave applications—now part of our RF and Wireless Communications Group) in 2002.

              Our principal executive offices are located at 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, and our telephone number is (630) 208-2200. Our website address is www.rell.com. Information contained on our website does not constitute part of this prospectus.

The Exchange Offer

General

              We are offering to exchange $1,000 principal amount of notes for each $1,000 principal amount of 7 1/4% debentures or 8 1/4% debentures accepted for exchange. Upon expiration of the exchange offer, we will also pay accrued and unpaid interest up to the date of acceptance on outstanding debentures accepted for exchange.

Purpose of the Exchange Offer

              We believe that this exchange offer will strengthen our financial position, improve our capital structure and reduce our cash expenditures by:

    •  reducing our interest expense by up to $                      per year and up to $                      in the aggregate through the maturity of the 8 1/4% debentures on June 15, 2006 and the maturity of the 7 1/4% debentures on December 15, 2006;

    •  increasing the likelihood that those who participate in the exchange offer will elect to convert the notes into shares of our common stock due to the lower conversion price; and

    •  issuing the notes with a maturity date beyond that of the outstanding debentures, both series of which mature in 2006.

              Both the 7 1/4% debentures and the 8 1/4% debentures mature in 2006. It is not likely that we will be able to generate sufficient cash to repay the outstanding debentures in full at maturity. Our unrestricted cash, cash equivalents and marketable investments were approximately $19.7 million at February 28, 2004.

Conditions to Exchange Offer

              The exchange offer is subject to various conditions, including that at least 75% of the outstanding principal amount of outstanding debentures be validly tendered and not withdrawn by the expiration of the exchange offer, and that the registration statement and any post-effective amendment to the registration statement covering the notes are effective under the Securities Act of 1933, as amended, which we refer to as the "Securities Act."

Expiration of the Exchange Offer

              The exchange offer will expire at 5:00 p.m., New York City time, on            , 2004, unless we extend it. We may extend the expiration date for any reason. If we decide to extend it, we will announce the extension by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

Tenders and Withdrawals of Outstanding Debentures

              In order to tender outstanding debentures, you must submit the outstanding debentures together with a properly completed letter of transmittal and the other agreements and documents described in this document. If you own outstanding debentures through a broker, dealer, bank, trust company or other nominee or in "street name," you will need to follow the instructions in this document on how to instruct your nominee to tender the outstanding debentures on your behalf, as well as submit a letter of transmittal and the other documents described in this document. We will determine in our reasonable discretion whether any outstanding debentures have been validly tendered.

              If you decide to tender outstanding debentures in the exchange offer, you may withdraw them at any time prior to the expiration of the exchange offer. You may also withdraw your tender if we have not accepted your outstanding debentures for payment after the expiration of 40 business days from the commencement of the exchange offer.

              If we decide for any reason not to accept any outstanding debentures for exchange, they will be returned without expense promptly after the expiration of the exchange offer.

              Please see pages 76 through 80 for instructions on how to tender or withdraw your outstanding debentures.

Acceptance of Outstanding Debentures

              Subject to the conditions of the exchange offer, we will accept all outstanding debentures validly tendered and not withdrawn prior to the expiration of the exchange offer and will issue the notes promptly after the expiration of the exchange offer. We will accept outstanding debentures for exchange after the Exchange Agent has received a timely book-entry confirmation of transfer of outstanding debentures into the Exchange Agent's account at The Depository Trust Company which, together with its nominee, we refer to as "DTC," and a properly completed and executed letter of transmittal. Our oral or written notice of acceptance to the Exchange Agent will be considered our acceptance of the exchange offer.

Accrued Interest on Existing Debentures

              Upon completion of our exchange offer, we will pay exchanging holders accrued and unpaid interest on their outstanding debentures through the date of acceptance. The amount of accrued interest will be calculated from the last interest payment date to, but excluding, the closing date of our exchange offer.

Extending or Amending the Exchange Offer

              We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any outstanding debentures, by giving oral or written notice of an extension to the Exchange Agent and notice of that extension to the holders as described under "The Exchange Offer—Extending or Amending the Exchange Offer." We expressly reserve the right to amend or terminate the exchange offer at any time prior to the expiration date, and not to accept for exchange any outstanding debentures that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified under "The Exchange Offer—Conditions to the Exchange Offer" are not satisfied.

Use of Proceeds; Fees and Expenses of the Exchange Offer

              We will not receive any cash proceeds from this exchange offer. Outstanding debentures that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of notes will not result in any cash proceeds to us. We estimate that the approximate total cost of the exchange offer will be $1.0 million, not including the payment of accrued and unpaid interest as described above.

Risk Factors

              You should consider carefully the matters described under the caption "Risk Factors" beginning on page 18, as well as other information in this prospectus and in the related letter of transmittal for our exchange offer.

Taxation

              Although the matter is not free from doubt, we believe that the exchange of outstanding debentures for notes should be treated as a tax-free recapitalization for United States federal income tax purposes. Accordingly, United States holders of outstanding debentures who participate in the exchange offer should not recognize gain or loss in connection with the exchange.

              The notes will be treated as issued with original issue discount for United States federal income tax purposes if their stated redemption price at maturity exceeds their issue price (determined in accordance with certain special rules) by more than a statutory de minimis amount. If that is the case, United States holders will generally be required to include such original issue discount on the notes in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, even if they have not yet received cash payments attributable to such income.

              Please see "Risk Factors—The exchange offer may not receive the tax treatment we expect" and "Material United States Federal Income Tax Consequences" for more information.

Deciding Whether to Tender Your Outstanding Debentures in the Exchange Offer

              Neither we nor our directors or officers are making any recommendation as to whether you should tender or refrain from tendering your outstanding debentures in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your outstanding debentures in the exchange offer based on your own financial position and requirements, and, if so, the aggregate amount of your outstanding debentures that you wish to tender, after reading this prospectus and the related letter of transmittal for the exchange offer, as well as consulting with your advisors, if any.

Consequences of Not Exchanging Outstanding Debentures

              If you do not exchange all of your outstanding debentures in the exchange offer, the liquidity and trading market for any of the outstanding debentures that are not tendered in the exchange offer is likely to be adversely affected if and to the extent that any of the outstanding debentures are tendered and accepted for exchange in the exchange offer. We intend to redeem any outstanding debentures not exchanged in the exchange offer.

              Please read the section of this prospectus entitled "The Exchange Offer—Consequences of Failure to Tender Outstanding Debentures" and "Concurrent Offering" for more information.

Dissenters' Rights of Appraisal

              Under Delaware General Corporation Law, holders of our outstanding debentures do not have the right to petition a court to review the fairness of the consideration we are offering in the exchange offer.

Summary Comparison of Notes to 7 1/4% Debentures and 8 1/4% Debentures

              The following comparison of the terms of the notes to the 7 1/4% debentures and the 8 1/4% debentures is only a summary. For a more detailed description of the terms of the notes, please see "Description of Notes." For a more detailed description of the terms of the outstanding debentures, please see "Description of Outstanding Debentures."

	Notes	7 1/4% Debentures	8 1/4% Debentures
Issuer	Richardson Electronics, Ltd.	Richardson Electronics, Ltd.	Richardson Electronics, Ltd.
Securities	convertible senior subordinated notes	convertible subordinated debentures	convertible senior subordinated debentures
Interest	% per year	7 1/4% per year	8 1/4% per year
Interest payment dates	and	June 15 and December 15	June 15 and December 15
Maturity date	, 2011	December 15, 2006	June 15, 2006
Ranking
The notes are our unsecured obligations, senior to the 7 1/4% debentures, the 8 1/4% debentures, and future indebtedness that is expressly made subordinate to the notes. The notes are subordinate to amounts borrowed under our credit agreement and future indebtedness that is not expressly pari passu with or subordinate to the notes. In addition, the notes are structurally subordinate to any indebtedness of our subsidiaries.
The 7 1/4% debentures are our unsecured obligations, senior to future indebtedness that is expressly made subordinate to the 7 1/4% debentures. The 7 1/4% debentures are subordinate to the notes, the 8 1/4% debentures, amounts borrowed under our credit agreement and future indebtedness that is not expressly pari passu with or subordinate to the 7 1/4% debentures. In addition, the 7 1/4% debentures are structurally subordinate to any indebtedness of our subsidiaries.
The 8 1/4% debentures are our unsecured obligations, senior to the 7 1/4% debentures and future indebtedness that is expressly made subordinate to the 8 1/4% debentures. The 8 1/4% debentures are subordinate to the notes, amounts borrowed under our credit agreement and future indebtedness that is not expressly pari passu with or subordinate to the 8 1/4% debentures. In addition, the 8 1/4% debentures are structurally subordinate to any indebtedness of our subsidiaries.
Conversion
	Convertible into our common stock at any time at the option of the holder at a conversion price equal to $ per share, subject to adjustment if we pay cash dividends in excess of $.16 per share of common stock or $.144 per share of Class B common stock, each on an annual basis, and in certain other events.	Convertible into our common stock at any time at the option of the holder at a conversion price equal to $21.14 per share, subject to adjustment in certain events.	Convertible into our common stock at any time at the option of the holder at a conversion price equal to $18.00 per share, subject to adjustment in certain events.

Optional redemption
The notes will not be redeemable at any time prior to                         , 2007. On or after            , 2007 and at any time prior to            , 2010, we may redeem the notes at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest if the closing price of our common stock has exceeded    % of the conversion price of the notes for 20 of 30 consecutive trading days.

	On or after , 2010, we may redeem the notes at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest.	We may redeem the 7 1/4% debentures at any time at 100% of the principal amount of the 7 1/4% debentures to be redeemed plus accrued and unpaid interest.	We may redeem the 8 1/4% debentures at any time at 100% of the principal amount of the 8 1/4% debentures to be redeemed plus accrued and unpaid interest.
Sinking fund	None.	We are obligated to make sinking fund payments on December 15, 2004 and December 15, 2005 of $3.85 million and $6.225 million, respectively.	None.
Repurchase upon change of control
	Upon a change of control, (as defined), holder of notes has the right to require us to repurchase all or a portion of his, her or its notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of redemption. We may choose to pay the repurchase price in cash or shares of our common stock, or a combination of cash and common stock. Any shares of common stock will be valued at 97.5% of their then market price.	None.	None.
Trading	We do not intend to list the notes on any securities exchange.	The 7 1/4% debentures are not listed on any securities exchange.	The 8 1/4% debentures are not listed on any securities exchange.

Events of default
Failure to pay interest for 30 days, failure to pay principal when due, failure to perform a covenant for 30 days after notice, failure to convert the notes unless such failure is cured within 5 days after notice, failure to repurchase upon a change of control, failure to provide notice of a change of control, failure to redeem after exercise of the option to redeem, acceleration of any indebtedness in the aggregate in excess of $10,000,000, and events of bankruptcy, insolvency or reorganization.
Failure to pay interest for 30 days, failure to pay principal when due, failure to perform a covenant for 30 days after notice, acceleration of any indebtedness in the aggregate in excess of $5,000,000, and events of bankruptcy, insolvency or reorganization.
Failure to pay interest for 30 days, failure to pay principal when due, failure to perform a covenant for 30 days after notice, acceleration of any indebtedness in the aggregate in excess of $5,000,000, and events of bankruptcy, insolvency or reorganization.
Remedies upon events of default
If an event of default, other than an event of bankruptcy or insolvency, occurs and is continuing, unless the principal of all notes has already become due and payable, the trustee or holders of at least 25% in principal amount of outstanding notes may declare the principal of and all accrued interest on the notes to be due and payable immediately.
If an event of default occurs and is continuing, the trustee or holders of at least 25% in principal amount of outstanding 7 1/4% debentures may declare the principal of and all accrued interest on the 7 1/4% debentures to be due and payable immediately.
If an event of default occurs and is continuing, the trustee or holders of at least 25% in principal amount of outstanding 8 1/4% debentures may declare the principal of and all accrued interest on the 8 1/4% debentures to be due and payable immediately.
If an event of bankruptcy or insolvency occurs, the principal of and all accrued interest on the notes becomes due and payable immediately and automatically.

Modification
We may amend the indenture or the notes without consent of holders to cure any ambiguity, enter into a supplemental indenture in connection with a merger, provide for certificated notes or to make any non-material change to the rights of holders.
We may amend the indenture or the 7 1/4% debentures without consent of holders to cure any ambiguity, enter into a supplemental indenture in connection with a merger, provide for uncertificated 7 1/4% debentures or to make any non-material change to the rights of holders.
We may amend the indenture or the 8 1/4% debentures without consent of holders to cure any ambiguity, enter into a supplemental indenture in connection with a merger, provide for uncertificated 8 1/4% debentures or to make any non-material change to the rights of holders.

In other cases, consent of the holders of at least a majority in principal amount of the notes is required to amend or supplement the indenture; provided that consent of all holders is required for any amendment that would reduce the amount of notes whose holders must consent to an amendment, reduce the rate or extend the time for payment of interest, reduce the principal or extend the maturity, waive a default in the payment of principal or interest or adversely affect the right of conversion.
In other cases, consent of the holders of at least a majority in principal amount of the 7 1/4% debentures is required to amend or supplement the 7 1/4% indenture; provided that consent of all holders is required for any amendment that would reduce the amount of notes whose holders must consent to an amendment, reduce the rate or extend the time for payment of interest, change the amount of time of any payment required, reduce the principal or extend the maturity, waive a default in the payment of principal or interest or adversely affect the right of conversion.
In other cases, consent of the holders of at least a majority in principal amount of the 8 1/4% debentures is required to amend or supplement the 8 1/4% indenture; provided that consent of all holders is required for any amendment that would reduce the amount of notes whose holders must consent to an amendment, reduce the rate or extend the time for payment of interest, reduce the principal or extend the maturity, change the amount of time of any payment required, waive a default in the payment of principal or interest or adversely affect the right of conversion.
Limitations on dividends and stock purchases	None.	Amount may not exceed the sum of:		Amount may not exceed the sum of:
		•	our aggregate consolidated net income (or net loss) earned on a cumulative basis after May 31, 1996;	•	our aggregate consolidated net income (or net loss) earned on a cumulative basis after May 31, 1996;
		•	the aggregate net proceeds from the issue or sale, other than to a subsidiary, after May 31, 1996 of our capital stock;	•	the aggregate net proceeds from the issue or sale, other than to a subsidiary, after May 31, 1996 of our capital stock;
		•	the aggregate net proceeds from the issue or sale, other than to a subsidiary, of our indebtedness which has been converted into our capital stock; and	•	the aggregate net proceeds from the issue or sale, other than to a subsidiary, of our indebtedness which has been converted into our capital stock; and
		•	$20,000,000.	•	$30,000,000.

Limitations on mergers	None.	We may not merge into, consolidate with or transfer all or substantially all of our assets unless:		We may not merge into, consolidate with or transfer all or substantially all of our assets unless:
		•	the corporation with which we are merging is a U.S. corporation which expressly assumes our outstanding obligations under the 7 1/4% indenture;	•	the corporation with which we are merging is a U.S. corporation which expressly assumes our outstanding obligations under the 8 1/4% indenture;
		•	the corporation with which we are merging has a consolidated tangible net worth at least equal to ours; and	•	the corporation with which we are merging has a consolidated tangible net worth at least equal to ours; and
		•	after the merger we are not in default under our 7 1/4% indenture.	•	after the merger we are not in default under our 8 1/4% indenture.
Trustee	J.P. Morgan Trust Company, National Association.	U.S. Bank, National Association.		J.P. Morgan Trust Company, National Association.

The Information Agent

              The Information Agent for the exchange offer will be Bondholder Communications Group. The address and telephone number of the Information Agent are as follows:

Bondholder Communications Group
30 Broad Street, 46th Floor
New York, New York 10004
Attn: Reba Volt
Telephone: (888) 385-BOND (2663) (Toll Free)
(212) 809-2663
www.bondcom.com/richardson

The Exchange Agent

              J.P. Morgan Trust Company, National Association will act as Exchange Agent for purposes of processing tenders and withdrawals of outstanding debentures in the exchange offer. The address and telephone number of the Exchange Agent are as follows:

By Hand or Overnight Courier:	By Mail:
J.P. Morgan Trust Company, National Association Institutional Trust Services Attn: Frank Ivins 2001 Bryan Street, 9th Floor Dallas, Texas 75201	J.P. Morgan Trust Company, National Association Institutional Trust Services Attn: Frank Ivins P.O. Box 2320 Dallas, Texas 75221-2320
Facsimile Transmissions: (By Eligible Institutions Only) Fax: 214-468-6494	To Confirm by Telephone: 1-800-275-2048 (Investor Relations Number)

The Dealer Manager

              Jefferies & Company, Inc. will act as the Dealer Manager for the exchange offer. The address and telephone number of the Dealer Manager are as follows:

Jefferies & Company, Inc.
Attn: Hyonwoo Shin
520 Madison Avenue
New York, New York 10022
Telephone: (212) 284-3405

Concurrent Offering

              Concurrently with the exchange offer, we are separately offering to sell 3,000,000 shares of our common stock, or 3,450,000 shares of our common stock if the underwriters fully exercise their over-allotment option. If that offering is successfully completed, we intend to use the net proceeds to repay borrowings under our credit agreement. Subsequently, in the event debentures remain after completion of the exchange offer, we intend to reborrow an amount not in excess of the net proceeds to redeem those debentures to the extent of such proceeds. The concurrent offering is being made by a separate prospectus. Neither offering is contingent upon the closing of the other offering.

Summary Selected Consolidated Financial Information

              The following table contains summary selected consolidated financial data as of and for the fiscal years ended May 31, 2001, 2002 and 2003 and as of and for the nine months ended February 28, 2003 and 2004. The summary selected consolidated financial data as of May 31, 2002 and 2003, and for the fiscal years ended May 31, 2001, 2002 and 2003, are derived from our audited financial statements contained elsewhere in this prospectus. The summary selected consolidated financial data as of and for the nine months ended February 28, 2003 and 2004 are derived from our unaudited financial statements contained elsewhere in this prospectus and, in our opinion, reflect all adjustments, which are normal recurring adjustments, necessary for a fair presentation. Our results of operations for the nine months ended February 28, 2004 may not be indicative of the results that may be expected for the full year. The summary selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those consolidated financial statements contained elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected in the future.

	Fiscal Year Ended May 31(1)			Nine Months Ended
	2001	2002(2)	2003(3)	February 28, 2003	February 28, 2004
	(In thousands, except per share amounts)			(Unaudited)
Statement of Operations Data:
Net sales	$502,369	$443,492	$464,517	$345,582	$374,695
Cost of products sold	370,819	349,326	365,427	261,313	283,102

Gross margin	131,550	94,166	99,090	84,269	91,593
Selling, general and administrative expenses	94,444	94,519	100,749	74,155	78,441
Other expense, net	10,716	17,445	11,484	8,147	7,934

Income (loss) before income taxes	26,390	(17,798)	(13,143)	1,967	5,218
Income tax provision (benefit)	8,656	(6,339)	(3,012)	825	1,621

Income (loss) before cumulative effect of accounting change	17,734	(11,459)	(10,131)	1,142	3,597
Cumulative effect of accounting change, net of tax(4)	—	—	17,862	17,862	—

Net income (loss)	$17,734	$(11,459)	$(27,993)	$(16,720)	$3,597

Income (loss) per share—basic:
Before cumulative effect of accounting change	$1.33	$(.84)	$(.73)	$0.8	$.26
Cumulative effect of accounting change, net of taxes	—	—	(1.30)	(1.30)	—

Net income (loss) per share	$1.33	$(.84)	$(2.03)	$(1.22)	$.26

Income (loss) per share—diluted:
Before cumulative effect of accounting change	$1.21	$(.84)	$(.73)	$0.8	$.25
Cumulative effect of accounting change, net of taxes	—	—	(1.30)	(1.28)	—

Net income (loss) per share	$1.21	$(.84)	$(2.03)	$(1.20)	$.25

Dividends per common share(5)	$.16	$.16	$.16	$.12	$.12
Weighted-average number of common shares outstanding:(6)
Basic	13,333	13,617	13,809	13,742	14,002
Diluted	17,568	13,617	13,809	13,989	14,374
Other Data:
Interest expense	$11,146	$12,386	$10,352	$7,757	$7,682
Investment income	575	352	124	123	127
Depreciation & amortization	5,776	5,875	5,364	4,273	4,013
Capital expenditures	7,883	5,727	6,125	4,958	3,861

	As of May 31(1)			As of
	2001	2002	2003(3)	February 28, 2003	February 28, 2004
	(In thousands unless otherwise stated)			(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$15,946	$15,296	$16,874	$11,867	$19,727
Working capital	225,436	186,554	183,859	192,228	177,459
Property, plant and equipment, net	28,753	28,827	31,088	30,588	30,747
Total assets	321,514	286,647	264,931	266,137	275,136
Current maturities of long-term debt	205	38	46	42	4,488
Long-term debt	155,134	132,218	138,396	140,961	127,455
Stockholders' equity	109,545	99,414	75,631	80,677	82,938

(1)
We account for our results of operations on a 52/53 week year, ending the fiscal year on the Saturday nearest May 31.

(2)
In the third quarter of fiscal 2002, we recorded a $4.6 million loss ($2.9 million net of tax) related to the disposition of our medical glassware business. In the fourth quarter of fiscal 2002, we recorded a $16.1 million charge ($10.3 million net of tax) primarily related to inventory obsolescence.

(3)
In the fourth quarter of fiscal 2003, we recorded a $16.1 million charge ($10.3 million, net of tax) principally related to inventory write-downs and restructuring charges, including a $1.7 million restructuring charge to selling, general and administrative expenses as we eliminated over 70 positions or approximately 6% of our workforce. In addition, we recorded incremental tax provisions of $1.6 million to establish a valuation allowance related to our deferred tax assets outside the United States.

(4)
In the second quarter of fiscal 2003, we adopted SFAS 142, "Goodwill and Other Intangible Assets" and as a result recorded a cumulative effect adjustment of $17.9 million net of tax of $3.7 million to write off impaired goodwill. Additionally, effective at the beginning of fiscal 2003, we no longer amortized goodwill. Income (loss) before taxes included goodwill amortization of $298 in 1999, $368 in 2000, $612 in 2001, and $577 in 2002.

(5)
The dividend per class B common share was 90% of the dividend per common share.

(6)
The weighted-average number of common shares outstanding includes 3,220, 3,207 and 3,207 class B common shares for the fiscal years ended May 31, 2001, 2002, and 2003, respectively, and 3,207 and 3,189 class B common shares for the nine months ended February 28, 2003 and 2004, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

              The following table shows the ratio of our earnings to fixed charges for the periods indicated. We have computed these ratios by dividing earnings available for fixed charges (income before income taxes plus fixed charges) by fixed charges (interest expense plus that portion of rental expenses deemed to represent interest) (Dollars in thousands).

	For the Fiscal Year Ended May 31(1)					For the Nine Months Ended
	1999	2000	2001	2002(2)	2003(3)	February 28, 2003	February 28, 2004
Fixed charges:
Interest expense	$7,689	$8,911	$11,146	$12,386	$10,352	$7,757	$7,682
Estimate of the interest within rental expense	822	965	1,052	1,101	1,191	854	818

Total fixed charges	8,571	9,876	12,198	13,487	11,543	8,611	8,500
Earnings:
Income (loss) before cumulative effect of accounting change	11,857	18,604	26,390	(17,798)	(13,143)	1,967	5,218
Add Fixed Charges	8,571	9,876	12,198	13,487	11,543	8,611	8,500

Total	$20,428	$28,480	$38,588	$(4,311)	$(1,600)	$10,578	$13,718

Ratio of earnings to fixed charges	2.4	2.9	3.2	(0.3)	(0.1)	1.2	1.6
Dollar amount of the deficiency	$—	—	—	$17,798	$13,143	—	—

(1)
We account for our results of operations on a 52/53 week year, ending the fiscal year on the Saturday nearest May 31.

(2)
In the third quarter of fiscal 2002, we recorded a $4.6 million loss ($2.9 million, net of tax) related to the disposition of our medical glassware business. In the fourth quarter of fiscal 2002, we recorded a $16.1 million charge ($10.3 million, net of tax) primarily related to inventory obsolescence.

(3)
In the fourth quarter of fiscal 2003, we recorded a $16.1 million charge ($10.3 million, net of tax) principally related to inventory write-downs and restructuring charges, including a $1.7 million restructuring charge to selling, general and administrative expenses as we eliminated over 70 positions or approximately 6% of our workforce. In addition, we recorded incremental tax provisions of $1.6 million to establish a valuation allowance related to our deferred tax assets outside the United States.

              The following table shows the ratio of our earnings to fixed charges for the periods indicated:

    •  as adjusted, assuming 75% of the outstanding debentures are tendered and accepted;

    •  as adjusted, assuming 100% of the outstanding debentures are tendered and accepted; and

    •  as adjusted, assuming 100% of the outstanding debentures are tendered and accepted and giving effect to the issuance of 3,000,000 shares of common stock in the concurrent offering and the application of the net proceeds from that offering based on an assumed public offering price of $12.03 per share (the last reported sale price of our common stock on April 12, 2004).

              We have computed these ratios by dividing earnings available for fixed charges (income (loss) before cumulative effect of accounting change and income taxes plus fixed charges) by fixed charges (interest expense plus that portion of rental expenses deemed to represent interest).

For the Nine Months Ended February 28, 2004
For the Fiscal Year Ended May 31, 2003
As adjusted, assuming 100% of outstanding debentures are tendered and giving effect to the concurrent offering
	As adjusted, assuming 75% of outstanding debentures are tendered	As adjusted, assuming 100% of outstanding debentures are tendered	As adjusted, assuming 100% of outstanding debentures are tendered and giving effect to the concurrent offering	As adjusted, assuming 75% of outstanding debentures are tendered	As adjusted, assuming 100% of outstanding debentures are tendered
Ratio of earnings to fixed charges

RISK FACTORS

              You should carefully consider each of the following risks and all of the other information included in this prospectus before deciding to participate in the exchange offer. Some of the following risks relate principally to your participation or failure to participate in the exchange offer. Other risks relate principally to the securities market and ownership of our notes or the common stock into which they are convertible. Other risks relate principally to our business in general and the industry in which we operate.

Risks Relating to the Exchange Offer

If the exchange offer is unsuccessful, we may be unable to repay the outstanding debentures at maturity.

              It is likely that we will not be able to generate sufficient cash to repay the outstanding debentures at maturity. As of February 28, 2004, we had $30,825,000 aggregate principal amount of our 7 1/4% debentures outstanding and $40,000,000 aggregate principal amount of our 8 1/4% debentures outstanding. Our debt to total capital ratio was 61.4% as of February 28, 2004. The working capital requirements of our business result in substantial fluctuations in our cash balances during fiscal quarters. We are unlikely to be able to redeem or repay the outstanding debentures at maturity without depleting our cash balance to a level that would be insufficient to support our business. While we believe we will strengthen our financial position, improve our capital structure, and reduce our cash expenditures by conducting the exchange offer, we may not be successful. If the exchange offer is unsuccessful and we are unable to repay the outstanding debentures at maturity, our default in payment of the outstanding debentures would trigger an event of default under the related indentures, which would trigger a cross-default under the separate indenture governing the notes as well as our credit agreement and could trigger acceleration of the related debt. In addition, the lenders under our credit agreement could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors. Any default under our credit agreement or the indentures governing the outstanding debentures or the notes could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our debt obligations.

              Currently, we do not have any alternative financing plans for payment of the outstanding debentures other than the exchange offer and the concurrent offering. If the exchange offer is unsuccessful and the proceeds from the concurrent offering are insufficient to redeem all of the outstanding debentures, we will evaluate alternative plans for payment of the outstanding debentures at that time, taking into account the then existing market conditions.

If you do not tender your outstanding debentures, we intend to redeem some or all of the outstanding debentures at par value.

              Concurrently with the exchange offer, we are separately offering to sell 3,000,000 shares of common stock or 3,450,000 shares of common stock if the underwriters fully exercise their over-allotment option. Among other uses, we intend to use the net proceeds from the sale of common stock in that offering to redeem some or all of our outstanding debentures which remain outstanding after the exchange offer. Pursuant to the terms of the outstanding debentures, we may redeem the outstanding debentures at any time at 100% of the principal amount of the outstanding debentures to be redeemed. We will determine the principal amount of outstanding debentures we will redeem based on the proceeds of the concurrent offering. If the net proceeds from that offering, after payment of expenses, equal or exceed the amount of those debentures, we expect to redeem all of the outstanding debentures to the extent of such proceeds.

If you do not tender your outstanding debentures, the outstanding debentures you retain are expected to become less liquid as a result of the exchange offer.

              The outstanding debentures are not listed on any national securities exchange or Nasdaq and there is a limited market of any kind for the outstanding debentures. If the exchange offer is completed successfully, the liquidity of the markets for outstanding debentures remaining after the completion of the exchange offer will be substantially reduced. The reduced float of the outstanding debentures after the consummation of the exchange offer may cause the market price of the outstanding debentures to decline and their trading price to be more volatile.

We have not obtained a third-party determination that the exchange offer is fair to holders of the outstanding debentures.

              The exchange offer has been approved by our board of directors. However, our board of directors is not making a recommendation as to whether you should exchange your outstanding debentures for notes. Further, we have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the outstanding debentures that the value of the notes will equal or exceed the value of the outstanding debentures, and we are not taking a position or making a recommendation as to whether you should participate in the exchange offer or how you should choose between tendering 7 1/4% debentures and 8 1/4% debentures.

If you do not tender your outstanding debentures, our obligations under those debentures will be subordinated in priority to the notes.

              Our obligations to pay principal and interest on the notes will rank senior to the 7 1/4% debentures and the 8 1/4% debentures. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of principal and interest on the notes and our other senior indebtedness will have priority over the payment of principal and interest on the outstanding debentures. There may not be sufficient assets remaining to pay amounts due on any or all of the outstanding debentures after we have made payment of principal and interest on the notes and our other senior indebtedness. See "Risks Related to Owning Notes or Our Common Stock—Your right to receive payment on the notes is subordinate to amounts outstanding under our credit agreement and any senior indebtedness we may incur in the future."

The exchange offer may not receive the tax treatment we expect.

              We believe that the exchange of outstanding debentures for notes will more likely than not be treated as a tax-free recapitalization for United States federal income tax purposes. The matter is not free from doubt, however, and the exchange could be treated as a taxable event. If the exchange of outstanding debentures for notes failed to qualify as a tax-free recapitalization, a United States holder would recognize gain or loss equal to the difference, if any, between the amount realized in the exchange and the holder's tax basis in the outstanding debentures.

              The notes will be treated as issued with original issue discount for United States federal income tax purposes if their stated redemption price at maturity exceeds their issue price (determined in accordance with certain special rules) by more than a statutory de minimis amount. If that is the case, United States holders will generally be required to include original issue discount on the notes in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, even if they have not yet received cash payments attributable to such income. Please see "Material United States Federal Income Tax Consequences."

Risks Related to Owning Notes or Our Common Stock

Your right to receive payment on the notes is subordinate to amounts outstanding under our credit agreement and any senior indebtedness we may incur in the future.

              The notes are subordinate to amounts outstanding under our credit agreement. As of February 28, 2004, the aggregate amount of our senior indebtedness was $61,117,355. In addition, the terms of the notes do not limit the amount of additional senior indebtedness we can create, incur, assume or guarantee in the future. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of principal and interest on our senior indebtedness will have priority over the payment of principal and interest on the notes. There may not be sufficient assets remaining to pay amounts due on any or all of the notes after we have made payment of principal and interest on the senior indebtedness.

              In addition, the notes are structurally subordinate to any indebtedness of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon its insolvency, dissolution or reorganization and the dependant right of holders of our notes to have rights in those assets, will be subject to the prior claim of any creditors of that subsidiary. As of February 28, 2004, our subsidiaries had $14,976,701 of indebtedness, excluding indebtedness that is also Senior Indebtedness.

Our credit agreement imposes significant operating and financial restrictions that may prevent us from repurchasing the notes upon a change of control.

              Upon a change of control, the indenture for the notes requires us to repurchase all notes tendered for repurchase. We cannot assure you that we will be able to repurchase the notes as required. Our credit agreement imposes significant operating and financial restrictions on us. These restrictions include limitations on our ability to redeem or repurchase outstanding debt that is subordinate to borrowings under the credit agreement. As a result of these restrictions, we may not be able to repurchase our notes without being in default under our credit agreement.

Your ability to sell the notes may be limited by the absence of an active trading market.

              The notes are a new issuance and there is no public market for the notes. The liquidity of the trading market for the notes will depend largely on the level of participation in the exchange offer. We do not presently intend to apply for the listing of the notes on any securities exchange or for inclusion in the automated quotation system of the National Association of Securities Dealers, Inc. An issue of securities with a smaller float may be more volatile in price than a comparable issue of securities with a greater float. Thus, if a large percentage of holders of the outstanding debentures choose not to exchange their outstanding debentures, the liquidity and price of the notes may be adversely affected. Accordingly, we cannot assure you as to:

    •  the depth and liquidity of any trading market for our notes that may develop;

    •  your ability to sell the notes; or

    •  the price at which you would be able to sell the notes.

              If a trading market does develop, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities, our financial performance and our stock price. No one is obligated to make a market in the notes. In addition, any market making activities will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act."

We may be unable to generate sufficient cash flow from which to make payments on the notes.

              Our ability to pay interest on the notes depends on our ability to generate sufficient cash flow. We cannot assure you that we will be able to generate sufficient cash flow to service the notes and our existing indebtedness. In addition, at maturity the aggregate principal amount will become due and payable. At maturity, we may not have sufficient funds to pay the aggregate principal amount of the notes then outstanding. If we do not have sufficient funds and cannot arrange for additional financing, we will be unable to pay our obligations under the notes and will default under the indenture. Any default on the notes constitutes a default under the credit agreement, resulting in an acceleration of the repayment obligations for amounts borrowed under that agreement. If an acceleration of the credit agreement repayment obligations occurs, that indebtedness would be repaid prior to any repayment of amounts owed on the notes, see the risk factor above under the heading "Your right to receive payment on the notes is subordinate to amounts outstanding under our credit agreement and any senior indebtedness we may incur in the future."

The notes may not be rated or may receive a rating that is lower than expected.

              We believe that it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces the rating of the notes in the future, the market price of the notes may decline.

Holders of common stock have fewer voting rights than the holders of our Class B common stock, the principal holder of which is our chairman of the board and chief executive officer, Mr. Richardson.

              The holders of common stock are entitled to only one vote per share, while holders of Class B common stock are entitled to ten votes per share. Edward J. Richardson, our chairman of the board and chief executive officer, holds 99.6% of the outstanding Class B common stock as of April 6, 2004. Because of its voting power, the Class B common stock controls 74.2% of our outstanding voting power. Holders of common stock and Class B common stock generally vote together as a single class on all matters except as otherwise required by Delaware law. As a result of their voting power, the holders of Class B common stock can control the outcome of any such stockholder vote. See "Description of Our Capital Stock—Common Stock" and "—Class B Common Stock."

We are controlled by Mr. Richardson, and his interests may differ from ours and the interests of our other securityholders.

              Because of Mr. Richardson's voting power, he has the ability to elect our board of directors and to control any merger, consolidation or sale of all or substantially all of our assets. This control could prevent or discourage any unsolicited acquisition of us and consequently could prevent an acquisition favorable to other stockholders. Mr. Richardson may consider not only the short-term and long-term impact of operating decisions on us, but also the impact of such decisions on himself.

Future sales of shares of our common stock may depress the price of our common stock.

              Our board of directors has the authority, without action or the vote of our stockholders, to issue any or all authorized but unissued shares of our common stock, including securities convertible into or exchangeable for our common stock, and authorized but unissued shares under our stock option and other equity incentive plans. Any issuance of this kind will dilute the ownership percentage of stockholders and may dilute the per share book value of the common stock. At April 6, 2004, we had 17,485,014 authorized but unissued shares of common stock and 1,495,955 shares of treasury stock. Concurrently with the exchange offer, we are separately offering to sell 3,000,000 shares of our common stock, or 3,450,000 shares if the underwriters fully exercise their over-allotment option. See "Concurrent Offering." We expect that the public offering price of the common stock will be less than the conversion price of the notes and the outstanding debentures.

              Further, if certain of our stockholders sell a substantial number of shares of our common stock or investors become concerned that substantial sales might occur, the market price of our common stock could decrease.

              At February 28, 2004, we had a total of 6,324,000 shares reserved for issuance. These reserved shares included 2,527,000 shares reserved for issuance under our existing stock incentive plans, including 1,538,000 shares issuable upon exercise of options outstanding as of that date at a weighted average exercise price of $9.39 per share; 116,000 shares reserved for issuance under our employee stock purchase plan; and 3,681,000 shares reserved for issuance upon conversion of the 7 1/4% debentures, which currently have a conversion price of $21.14, and the 8 1/4% debentures, which currently have a conversion price of $18.00. Our notes will have a conversion price of $                        . If 75% of the principal amount of the 7 1/4% debentures and 75% of the principal amount of the 8 1/4% debentures are tendered and accepted, then we would have a total of             shares reserved for issuance upon conversion of the notes and the outstanding debentures. If 100% of the outstanding debentures are tendered and accepted, then we would have a total of             shares reserved for issuance upon conversion of the notes.

The market price of our common stock has fluctuated significantly and may continue to do so.

              The market price of our common stock may fluctuate significantly due to a variety of factors, most of which are outside of our control. Some of these factors include:

    •  announcements of technological innovations, new products or upgrades to existing products by us or our competitors;

    •  market conditions in the industries served by our RF and Wireless Communications Group, Industrial Power Group, Security Systems Division, and Display Systems Group such as declines in capital investment in such industries;

    •  technological innovations, new products or upgrades to existing products which cause our inventory to become less marketable or obsolete;

    •  the addition or loss of customers or vendors;

    •  the small size of the public float of our common stock which may cause larger fluctuations in the market price of our common stock;

    •  announcements of operating results that are not aligned with the expectations of investors; and

    •  general stock market trends.

Limited trading volume of our common stock may contribute to price volatility.

              Our common stock is traded on The Nasdaq National Market. During the twelve months ended March 31, 2004, the average daily trading volume for our common stock as reported by The Nasdaq National Market was 36,480 shares. A more active trading market in our common stock may not develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

We may reduce or discontinue paying dividends in the future.

              Our ability to pay dividends in the future depends on our ability to operate profitably and to generate cash from our operations in excess of our debt service obligations. Our board of directors has discretion to reduce or discontinue paying dividends if they decide to utilize the cash for other corporate purposes. In addition, our credit agreement and the indentures governing our outstanding debentures contain restrictions on the payment of cash dividends. We cannot guarantee that we will continue to pay dividends at their historical level or at all.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

              Provisions in our certificate of incorporation and by-laws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of us or otherwise adversely affect the price of our common stock. Our by-laws limit the ability of stockholders to call a special meeting. Delaware law also contains certain provisions that may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us. See "Description of Our Capital Stock."

Risks Related to Our Business

We have had significant operating and net losses in the past and may have future losses.

              We reported net losses of approximately $11.5 million in fiscal 2002 and $28.0 million in fiscal 2003 and we cannot assure you that we will not experience operating losses and net losses in the future. We may continue to lose money if our sales do not continue to increase. We cannot predict the extent to which sales will continue to increase across our businesses or how quickly our customers will consume their inventories of our products.

We maintain a significant investment in inventory and have recently incurred significant charges for inventory obsolescence and overstock, and may incur similar charges in the future.

              We maintain significant inventories in an effort to ensure that customers have a reliable source of supply. The market for many of our products is characterized by rapid change as a result of the development of new technologies, particularly in the semiconductor markets served by our RF & Wireless Communications Group, evolving industry standards, and frequent new product introductions by some of our customers. We do not have many long term supply contracts with our customers. Generally, our product sales are made on a purchase-order, basis which permits our customers to reduce or discontinue their future purchases. If we fail to anticipate the changing needs of our customers and accurately forecast their requirements, our customers may not continue to place orders with us and we may accumulate significant inventories of products which we will be unable to sell or return to our vendors, or which may decline in value substantially.

              In fiscal 2002, we recorded a pre-tax provision for inventory obsolescence and overstock of $15.3 million, or $9.8 million net of tax, due to an industrywide decline in sales, a prolonged recovery period, and changes in our mix of business toward higher technology products, particularly in the telecommunications market. In fiscal 2003, we recorded an additional pre-tax provision of $13.8 million, or $8.8 million net of tax, primarily for inventory obsolescence, overstock, and shrinkage, to write down inventory to net realizable value as we sought to align our inventory and cost structure to then current sales levels amid continued economic slowdown and limited visibility. We cannot assure you that we will not incur similar charges in the future.

Because we derive a significant portion of our revenue by distributing products designed and manufactured by third parties, we may be unable to anticipate changes in the marketplace and, as a result, could lose market share.

              Our business is driven primarily by customers' needs and demands for new products and/or enhanced performance, and by the products developed and manufactured by third parties. Because we distribute products developed and manufactured by third parties, our business would be adversely affected if our suppliers fail to anticipate which products or technologies will gain market acceptance or if we cannot sell these products at competitive prices. We cannot be certain that our suppliers will permit us to distribute their newly developed products, or that such products will meet our customers' needs and demands. Additionally, because some of our principal competitors design and manufacture new technology, those competitors may have a competitive advantage over us. To successfully compete, we must maintain an efficient cost structure, an effective sales and marketing team and offer additional services that distinguish us from our competitors. Failure to execute these strategies successfully could harm our results of operations.

We have exposure to economic downturns and operate in cyclical markets.

              As a supplier of electronic components and services to a variety of industries, we are adversely affected by general economic downturns. In particular, demand for the products and services of our RF & Wireless Communications Group is dependent upon capital spending levels in the telecommunications industry and demand for products and services of our Industrial Power Group is dependent upon spending levels in the manufacturing industry, including steel, automotive, textiles, plastics, and semiconductors, as well as the transportation industry. Many of our customers delay capital projects during economic downturns. Accordingly, our operating results for any particular period are not necessarily indicative of the operating results for any future period. The markets served by our businesses have historically experienced downturns in demand that could harm our operating results. Future economic downturns could be triggered by a variety of causes, including outbreaks of hostilities, terrorist actions, or epidemics in the United States or abroad.

We have significant debt, which could limit our financial resources and ability to compete and may make us more vulnerable to adverse economic events.

              As of February 28, 2004, our total long-term debt was approximately $127 million, including our outstanding debentures. We have incurred and will likely continue to incur indebtedness to fund potential future acquisitions, for strategic initiatives and for general corporate purposes. Although we believe that the cash flow generated by our continuing operations is sufficient to meet our repayment obligations over the next 12 months, we cannot assure you that this will be the case. Our incurrence of additional indebtedness could have important consequences to you. For example, it could:

    •  increase our vulnerability to general adverse economic and industry conditions;

    •  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, research and development efforts and other general corporate purposes, as well as to pay dividends;

    •  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    •  place us at a competitive disadvantage relative to our competitors who have less debt; or

    •  limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds which could affect our ability to make future acquisitions, among other things.

Our ability to service our debt and meet our other obligations depends on a number of factors beyond our control.

              As of February 28, 2004, our total debt was approximately $132 million, resulting in a debt to total capital ratio of 61.4%, and primarily consisted of:

    •  $30,825,000 aggregate principal amount of our 7 1/4% debentures, which bear interest at the rate of 7 1/4% per year payable on June 15 and December 15 and mature on December 15, 2006;

    •  $40,000,000 aggregate principal amount of our 8 1/4% debentures, which bear interest at the rate of 8 1/4% per year payable on June 15 and December 15 and mature on June 15, 2006; and

    •  $60,434,687 principal amount of indebtedness under our credit agreement, which matures on September 30, 2005, bears interest at London Interbank Offered Rate, or LIBOR, plus a margin varying with certain financial performance criteria. The interest rate was 4.09% at February 28, 2004.

              We plan to issue an aggregate principal amount of notes equal to the principal amount of outstanding debentures tendered and accepted in the exchange offer. The notes will bear interest at the

rate of    % per year, with interest payable on                        and                         , and mature on                         , 2011.

              Our ability to service our debt and meet our other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control such as changes in global and regional economic conditions, changes in our industry or the end markets for our products, changes in interest or currency exchange rates, inflation in raw materials, energy and other costs.

              If our cash flow and capital resources are insufficient to enable us to service our debt and meet these obligations as they become due, we could be forced to:

    •  reduce or delay capital expenditures;

    •  sell assets or businesses;

    •  limit or discontinue, temporarily or permanently, business plans or operations;

    •  obtain additional debt or equity financing; or

    •  restructure or refinance debt.

              We cannot assure you as to the timing of these actions or the amount of proceeds that could be realized from them. Accordingly, we cannot assure you that we will be able to meet our debt service and other obligations as they become due or otherwise.

If Mr. Richardson's voting power is insufficient for him to elect a majority of our board of directors, we would be in default under our credit agreement.

              We would be in default under our credit agreement if the level of Mr. Richardson's voting power is less than 51% and therefore not sufficient for him to elect a majority of our board of directors and control any amendment to our by-laws. Mr. Richardson's voting power could be reduced below 51% under a number of scenarios, including our issuance of additional shares of voting stock or the death of Mr. Richardson. Upon such a default, the lenders may declare amounts borrowed under the credit agreement to be immediately due and payable, which in turn would cause a default and acceleration of payment of the notes. In addition, the lenders under our credit agreement could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors. Our business and financial condition could be significantly harmed if such a default occurs.

Our success depends on our executive officers and other key personnel.

              Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and other key personnel. The loss of the services of any of our executive officers, particularly Mr. Richardson, our chairman of the board and chief executive officer, and Bruce W. Johnson, our president and chief operating officer, could significantly harm our business and results of operations. In addition, we would be in default under our credit agreement if the level of Mr. Richardson's voting power is less than 51% and therefore is not sufficient for him to elect a majority of our board of directors and control any amendment to our by-laws.

              Our future success will also depend on our ability to attract and retain qualified personnel, including technical and engineering personnel. Competition for such personnel is intense and we cannot assure you that we will be successful in retaining or attracting such persons. The failure to attract and retain qualified personnel could significantly harm our operations.

Our credit agreement and the indentures for our outstanding debentures impose restrictions with respect to various business matters.

              Our credit agreement contains numerous restrictive covenants that limit the discretion of management with respect to certain business matters. These covenants place restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other payments in respect of our shares of common stock and Class B common stock, to engage in transactions with affiliates, to make certain payments and investments, to merge or consolidate with another entity, and to repay indebtedness junior to indebtedness under the credit agreement. The credit agreement also contains a number of financial covenants that require us to meet certain financial ratios and tests relating to, among other things, tangible net worth, a borrowing base, senior funded debt to cash flow, and annual debt service coverage. In addition, the indentures for our outstanding debentures contain covenants that limit, among other things, our ability to pay dividends or make other payments in respect of our shares of common stock and Class B common stock and merge or consolidate with another entity. If we fail to comply with the obligations in the credit agreement and indentures, it could result in an event of default under those agreements. If an event of default occurs and is not cured or waived, it could result in acceleration of the indebtedness under those agreements, any of which could significantly harm our business and financial condition.

Potential changes in accounting standards regarding stock option plans could limit the desirability of granting stock options, which could harm our ability to attract and retain employees, and could also negatively impact our results of operations.

              The Financial Accounting Standards Board is considering whether to require all companies to treat the fair value of stock options granted to employees as an expense. The United States Congress and other governmental and regulatory authorities have also considered requiring companies to expense stock options. If this change were to become mandatory, we and other companies could be required to record a compensation expense equal to the fair value of each stock option granted. Currently, we are generally not required to record compensation expense in connection with stock option grants. If we were required to expense the fair value of stock option grants, it would reduce the attractiveness of granting stock options because of the additional expense associated with these grants, which would negatively impact our results of operations. For example, had we been required to expense stock option grants by applying the measurement provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," our recorded net income of $3.6 million would have been decreased by $612,000, to net income of $3.0 million for the nine months ended February 28, 2004 and our recorded net loss of $28.0 million would have been increased by $1.6 million, to a net loss of $29.6 million for fiscal 2003. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. Accordingly, in the event we are required to expense stock option grants, our future results of operations would be negatively impacted, as would our ability to use stock options as an employee recruitment and retention tool.

We face intense competition in the markets we serve and, if we do not compete effectively, we could significantly harm our operating results.

              We face substantial competition in our markets. We face competition from hundreds of electronic component distributors of various sizes, locations, and market focuses as well as original equipment manufacturers, in each case for new products and replacement parts. Some of our competitors have significantly greater resources and broader name recognition than us. As a result, these competitors may be better able to withstand changing conditions within our markets and throughout the economy as a whole. In addition, new competitors could enter our markets.

              Engineering capability, vendor representation and product diversity create segmentation among distributors. Our ability to compete successfully will depend on our ability to provide engineered solutions, maintain inventory availability and quality, and provide reliable delivery at competitive prices.

              To the extent we do not keep pace with technological advances or fail to timely respond to changes in competitive factors in our industry, we could lose market share or experience a decline in our revenue and net income. In addition, gross margins in the businesses in which we compete have declined in recent years due to competitive pressures and may continue to decline.

We may not be able to continue to make the acquisitions necessary for us to realize our growth strategy or integrate acquisitions successfully.

              One of our growth strategies is to increase our sales and expand our markets through acquisitions. Since 1980, we have acquired 34 companies or significant product lines and we expect to continue making acquisitions if appropriate opportunities arise in our industry. We may not be able to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms or otherwise complete future acquisitions. Furthermore, we may compete for acquisition and expansion opportunities with companies that have substantially greater resources than us.

              Following acquisitions, our acquired companies may encounter unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. If we are unable to successfully identify acquisition candidates, complete acquisitions, and integrate the acquired businesses with our existing businesses, our business, results of operations and financial condition may be materially and adversely affected and we may not be able to compete effectively within our industry.

If we do not continue to reduce our costs, we may not be able to compete effectively in our markets.

              The success of our business depends, in part, on our continuous reduction of costs. The electronic component industries have historically experienced price erosion and will likely continue to experience such price erosion. If we are not able to reduce our costs sufficiently to offset future price erosion, our operating results will be adversely affected. We have recently engaged in various cost-cutting and other initiatives intended to reduce costs and increase productivity. In fiscal 2003, we recorded a $1.7 million restructuring charge as we eliminated over 70 positions or approximately 6% of our workforce. We cannot assure you that we will be able to continue to reduce our costs.

Our Industrial Power Group is dependent on a limited number of vendors to supply us with essential products.

              Electron tubes and certain other products supplied by our Industrial Power Group are currently produced by a relatively small number of manufacturers. Our future success will depend, in large part, on maintaining current vendor relationships and developing new relationships. We believe that vendors supplying products to some of the product lines of our Industrial Power Group are consolidating their distribution relationships or exiting the business. The three largest suppliers to the Industrial Power Group by percentage of overall Industrial Power Group purchases in fiscal 2003 were Communications & Power Industries, Inc., Covimag S.A., and Powerex Inc. These suppliers accounted for approximately 55% of the overall Industrial Power Group purchases in fiscal 2003. The loss of one or more of our key vendors and the failure to find new vendors could significantly harm our business and results of operations. We have in the past and may in the future experience difficulties obtaining certain products in a timely manner. The inability of suppliers to provide us with the required quantity or quality of products could significantly harm our business.

Economic, political and other risks associated with international sales and operations could adversely affect our business.

              In fiscal 2003, approximately 56.9% of our sales and 28.4% of our purchases of products were made internationally. We anticipate that we will continue to expand our international operations to the extent that suitable opportunities become available. Accordingly, our future results of operations could be harmed by a variety of factors which are not present for companies with operations and sales solely within the United States, including:

    •  changes in a specific country's or region's political or economic conditions, particularly in emerging markets, including the possibility of military action or other hostilities and confiscation of property;

    •  increases in trade protection measures and import or export licensing requirements;

    •  changes in tax laws and international tax treaties;

    •  restrictions on our ability to repatriate investments and earnings from foreign operations;

    •  difficulty in staffing and managing widespread operations;

    •  differing labor regulations;

    •  differing levels of protection of intellectual property;

    •  changes in regulatory requirements;

    •  shipping costs and delays; or

    •  difficulties in accounts receivable collection.

              If any of these risks materialize, we could face substantial increases in costs, the reduction of profit, and the inability to do business.

We are exposed to foreign currency risk.

              We expect that international sales will continue to represent a significant percentage of our total sales, which expose us to currency exchange rate fluctuations. Since the revenues and expenses of our foreign operations are generally denominated in local currencies, exchange rate fluctuations between local currencies and the U.S. dollar subject us to currency exchange risks with respect to the results of our foreign operations to the extent we are unable to denominate our purchases or sales in U.S. dollars or otherwise shift to our customers or suppliers the risk of currency exchange rate fluctuations. We currently do not engage in any significant currency hedging transactions. Fluctuations in exchange rates may affect the results of our international operations reported in U.S. dollars and the value of such operations' net assets reported in U.S. dollars. Additionally, our competitive position may be affected by the relative strength of the currencies in countries where our products are sold. We cannot predict whether foreign currency exchange risks inherent in doing business in foreign countries will have a material adverse effect on our operations and financial results in the future.

Because we generally do not have long-term contracts with our vendors, we may experience shortages of products that could harm our business and customer relationships.

              We generally do not have long-term contracts or arrangements with any of our vendors that guarantee product availability. We cannot assure you that our vendors will meet our future requirements for timely delivery of products of sufficient quality or quantity. Any difficulties in the delivery of products could harm our relationships with customers and cause us to lose orders that could result in a material decrease in our revenues. Further, we compete against certain of our vendors and our relationship with those vendors could be harmed as a result of this competition.

The recent outbreak of severe acute respiratory syndrome, or SARS, or any other disease epidemic, may adversely affect our business, financial condition and results of operations.

              The outbreak of highly infectious epidemics in Asia/Pacific, including SARS and avian influenza, commonly known as Asian bird flu, and concerns over its spread in Asia/Pacific and elsewhere could have a negative impact on commerce, travel, and general economic and industry conditions. Asia/Pacific represented 16.8% of our revenue in fiscal 2003 and we believe a significant percentage of our product purchases comes directly or indirectly from Asia/Pacific. Given the importance of the Asia/Pacific market to our business, we may be more exposed to this risk than the global economy generally. For example, the SARS outbreak could result in quarantines or closures of our or our customers' or suppliers' facilities in Asia/Pacific. The SARS outbreak may also adversely impact our ability to purchase goods from suppliers in Asia/Pacific. As a result of the SARS outbreak, or any other disease epidemic, our business, financial condition, and results of operations could be materially adversely affected.

FORWARD-LOOKING STATEMENTS

              All statements other than statements of historical facts included in this prospectus are statements that constitute "forward-looking statements." The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements appear in a number of places and include statements regarding our intent, belief or current expectations with respect to, among other things:

    •  trends affecting our financial condition or results of operations;

    •  our financing plans;

    •  our business and growth strategies, including potential acquisitions; and

    •  other plans and objectives for future operations.

              You are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those predicted in the forward-looking statements or that may be anticipated from historical results or trends. In addition to the information contained in our other filings with the SEC, factors that could affect future performance include, among others, those set forth under the heading "Risk Factors."

              We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all the risk factors, nor can it assess the impact of all the risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, as a prediction of actual results.

              All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements above. You should not place undue reliance on those statements, which speak only as of the date on which they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

              You should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, you should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, those reports are not our responsibility.

MARKET AND MARKET PRICES

              Our common stock is traded on The Nasdaq National Market under the trading symbol "RELL." The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on The Nasdaq National Market.

	High	Low
Fiscal Ended May 31, 2002
First Quarter	$14.96	$9.52
Second Quarter	$12.50	$6.36
Third Quarter	$12.49	$11.00
Fourth Quarter	$13.16	$10.59
Fiscal Year Ended May 31, 2003
First Quarter	$11.45	$8.11
Second Quarter	$9.00	$5.60
Third Quarter	$9.19	$7.14
Fourth Quarter	$9.33	$7.41
Fiscal Year Ending May 31, 2004
First Quarter	$10.79	$7.83
Second Quarter	$12.57	$9.65
Third Quarter	$14.00	$10.00
Fourth Quarter (through April 12, 2004)	$14.08	$11.50

              The notes will not be listed on The Nasdaq National Market or any other securities exchange.

              On April 12, 2004, the last reported sale price of our common stock on The Nasdaq National Market was $12.03 per share. As of April 6, 2004, there were approximately 924 stockholders of record of our common stock and approximately 20 stockholders of record of our Class B common stock.

DIVIDEND POLICY

              We have paid quarterly dividends of $.04 per share of common stock and $.036 per share of Class B common stock since September 1988. We declared comparable dividends on April 5, 2004, which will be paid on May 28, 2004. All future payment of dividends are at the discretion of our board of directors and will depend on our earnings, capital requirements, operating conditions, and such other factors that the board of directors may deem relevant.

              Pursuant to the indentures governing our outstanding debentures, we are prohibited from paying a dividend if we are in default under either of these indentures or if the payment of a dividend would exceed the sum of our consolidated net income since May 31, 1996 plus the net proceeds from the sale of shares of our common stock and indebtedness which has been converted into shares of our common stock since May 31, 1996 plus $30.0 million in the case of the indenture for our 8 1/4% debentures and $20.0 million in the case of the indenture for our 7 1/4% debentures. Pursuant to our credit agreement, we are prohibited from paying dividends in excess of an annualized rate of $0.16 per share of common stock and $0.144 per share of Class B common stock. In addition, the credit agreement prohibits our subsidiaries, other than wholly owned subsidiaries, from paying dividends. Pursuant to the indenture governing the notes, the conversion price of the notes will be adjusted if, among other things, we pay dividends in excess of an annualized rate of $0.16 per share of common stock.

CAPITALIZATION

              We present in the table below the capitalization of our company and our subsidiaries:

    •  on an actual consolidated basis as of February 28, 2004;

    •  as adjusted to give effect to the exchange offer assuming 75% of the outstanding debentures are tendered and accepted;

    •  as adjusted to give effect to the exchange offer, assuming 75% of the outstanding debentures are tendered and accepted, and giving effect to the concurrent offering and the application of proceeds from that offering, based on an assumed public offering price of $12.03 per share (the last reported sale price on April 12, 2004);

    •  as adjusted to give effect to the exchange offer, assuming 100% of the outstanding debentures are tendered and accepted; and

    •  as adjusted to give effect to the exchange offer, assuming 100% of the outstanding debentures are tendered and accepted, and giving effect to the concurrent offering and the application of the net proceeds from that offering, based on an assumed public offering price of $12.03 per share (the last reported sale price on April 12, 2004).

              Neither offering is contingent upon the closing of the other offering and the exchange offer may occur without the consummation of the concurrent offering. See "Concurrent Offering." You should read this information in conjunction with the information under "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes beginning on page F-1.

	As of February 28, 2004
	Actual	As adjusted, assuming 75% of outstanding debentures are tendered	As adjusted, assuming 75% of outstanding debentures are tendered and giving effect to the concurrent offering	As adjusted, assuming 100% of outstanding debentures are tendered	As adjusted, assuming 100% of outstanding debentures are tendered and giving effect to the concurrent offering
	(In thousands, except per share amounts)
Cash and cash equivalents	$19,727	$19,727	$19,727	$19,727	$19,727

Short-term debt(1)	4,488	1,643	638	638	638
Long-term debt:
Bank credit facility	60,435	60,435	45,323	61,403	27,799
Notes	—	53,119	53,119	70,825	70,825
Capital leases	45	45	45	45	45
Outstanding debentures	66,975	17,490	—	0	—

Total long-term debt	$127,455	$131,089	$98,487	$132,273	$98,669

Stockholders' equity:
Common stock ($.05 par value; issued 12,500 shares)	625	625	775	625	775
Class B common stock, convertible ($.05 par value; issued 3,171 shares)	159	159	159	159	159
Preferred stock ($1.00 par value; no shares issued)	—	—	—	—	—

Additional paid-in capital	93,886	93,886	127,346	93,886	127,346
Common stock in treasury, at cost (1,496 shares)	(8,864)	(8,864)	(8,864)	(8,864)	(8,864)
Retained earnings(2)	8,026	7,922	7,887	7,887	7,887
Unearned compensation	(368)	(368)	(368)	(368)	(368)
Accumulated other comprehensive loss	(10,526)	(10,526)	(10,526)	(10,526)	(10,526)

Total stockholders' equity	$82,938	$82,834	$116,409	$82,799	$116,409

Total capitalization	$214,881	$215,566	$215,533	$215,710	$215,715

(1)
Includes $3,850 sinking fund payment on the 7 1/4% outstanding debentures for December 2004, $598 for interest rate swaps ending in July 2004 and $40 for capitalized leases.

(2)
Adjusted figures include up to $139 accelerated amortization of deferred financing costs associated with redeeming outstanding debentures.

              The number of outstanding shares of our common stock as of February 28, 2004 excludes:

    •  2,527 shares reserved for issuance under our existing stock incentive plans, including 1,538 shares issuable upon exercise of options outstanding as of that date at a weighted average exercise price of $9.39 per share;

    •  116 shares reserved for issuance under our employee stock purchase plan; and

    •  3,681 shares reserved for issuance upon conversion of our outstanding debentures.

ACCOUNTING TREATMENT

              Following the completion of the exchange offer, we will account for the transaction as the extinguishment of old debt and creation of new debt subject to verification that the present value of the cash flows under the terms of the new debt instrument varies by at least 10% from the present value of the remaining cash flows under the terms of the old debt. We estimate that a loss of approximately $92,000, net of tax of $47,000, will be recognized, representing unamortized deferred financing costs associated with the outstanding debentures.

USE OF PROCEEDS

              We will not receive any cash proceeds from the exchange offer. You will receive, in exchange for outstanding debentures tendered by you and accepted by us in the exchange offer, notes in the same principal amount, together with accrued and unpaid interest. The outstanding debentures surrendered in exchange for the notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the notes in the exchange offer will not result in an increase of our outstanding debt. Concurrently with the exchange offer, we are separately offering to sell 3,000,000 shares of our common stock, or 3,450,000 shares of common stock if the underwriters fully exercise their over-allotment option. See "Concurrent Offering." The concurrent offering is being made by a separate prospectus. Neither offering is contingent upon the closing of the other offering.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

              The following table contains selected consolidated financial data as of and for the fiscal years ended May 31, 1999, 2000, 2001, 2002 and 2003 as of and for the nine months ended February 28, 2003 and 2004. The selected consolidated financial data as of May 31, 2002 and 2003, and for the fiscal years ended May 31, 2001, 2002 and 2003, are derived from our audited financial statements contained elsewhere in this prospectus. The selected consolidated financial data as of and for the nine months ended February 28, 2003 and 2004 are derived from our unaudited financial statements contained elsewhere in this prospectus and, in our opinion, reflect all adjustments, which are normal recurring adjustments, necessary for a fair presentation. Our results of operations for the nine months ended February 28, 2004 may not be indicative of the results that may be expected for the full year. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those consolidated financial statements contained elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected in the future.

						Nine Months Ended
	Fiscal Year Ended May 31(1)
						February 28, 2003	February 28, 2004
	1999	2000	2001	2002(2)	2003(3)
	(In thousands, except per share amounts)					(Unaudited)
Statement of Operations Data:
Net sales	$323,959	$410,468	$502,369	$443,492	$464,517	$345,582	$374,695
Costs of products sold	233,644	301,561	370,819	349,326	365,427	261,313	283,102

Gross margin	90,315	108,907	131,550	94,166	99,090	84,269	91,593
Selling, general and administrative expenses	71,572	82,464	94,444	94,519	100,749	74,155	78,441
Other expense, net	6,886	7,839	10,716	17,445	11,484	8,147	7,934

Income (loss) before income taxes	11,857	18,604	26,390	(17,798)	(13,143)	1,967	5,218
Income tax provision (benefit)	3,505	5,500	8,656	(6,339)	(3,012)	825	1,621

Income (loss) before cumulative effect of accounting change	8,352	13,104	17,734	(11,459)	(10,131)	1,142	3,597
Cumulative effect of accounting change, net of tax(4)	—	—	—	—	17,862	17,862	—

Net income (loss)	$8,352	$13,104	$17,734	$(11,459)	$(27,993)	$(16,720)	$3,597

Income (loss) per share—basic:
Before cumulative effect of accounting change	$.60	$1.03	$1.33	$(.84)	$(.73)	$.08	$.26
Cumulative effect of accounting change, net of taxes	—	—	—	—	(1.30)	(1.30)	—

Net income (loss) per share	$.60	$1.03	$1.33	$(.84)	$(2.03)	$(1.22)	$.26

Income (loss) per share—diluted:
Before cumulative effect of accounting change	$.60	$1.00	$1.21	$(.84)	$(.73)	$.08	$.25
Cumulative effect of accounting change, net of taxes	—	—	—	—	(1.30)	(1.28)	—

Net income (loss) per share	$.60	$1.00	$1.21	$(.84)	$(2.03)	$(1.20)	$.25

Dividends per common share(5)	$.16	$.16	$.16	$.16	$.16	$.12	$.12
Weighted-average number of common shares outstanding:(6)
Basic	13,882	12,684	13,333	13,617	13,809	13,742	14,002
Diluted	14,026	16,580	17,568	13,617	13,809	13,989	14,374
Other Data:
Interest expense	$7,869	$8,911	$11,146	$12,386	$10,352	$7,757	$7,682
Investment income	636	1,032	575	352	124	123	127
Depreciation & amortization	4,238	5,159	5,776	5,875	5,364	4,273	4,013
Capital expenditures	7,647	7,026	7,883	5,727	6,125	4,958	3,861

						As of
	As of May 31(1)
						February 28, 2003	February 28, 2004
	1999	2000	2001	2002	2003
	(In thousands unless otherwise stated)					(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$12,569	$11,832	$15,946	$15,296	$16,874	$11,867	$19,727
Working capital	161,640	174,270	225,436	186,554	183,859	192,228	177,459
Property, plant and equipment, net	23,047	25,851	28,753	28,827	31,088	30,588	30,747
Total assets	235,678	264,925	321,514	286,647	264,931	266,137	275,136
Current maturities of long-term debt	1,830	2,619	205	38	46	42	4,488
Long-term debt	113,658	117,643	155,134	132,218	138,396	140,961	127,455
Stockholders' equity	84,304	93,993	109,545	99,414	75,631	80,677	82,938

(1)
We account for our results of operations on a 52/53 week year, ending the fiscal year on the Saturday nearest May 31.

(2)
In the third quarter of fiscal 2002, we recorded a $4.6 million loss ($2.9 million net of tax) related to the disposition of our medical glassware business. In the fourth quarter of fiscal 2002, we recorded a $16.1 million charge ($10.3 million net of tax) primarily related to inventory obsolescence.

(3)
In the fourth quarter of fiscal 2003, we recorded a $16.1 million charge ($10.3 million net of tax) principally related to inventory write-downs and restructuring charges, including a $1.7 million restructuring charge to selling, general and administrative expenses as we eliminated over 70 positions or approximately 6% of our workforce. In addition, we recorded incremental tax provisions of $1.6 million to establish a valuation allowance related to our deferred tax assets outside the United States.

(4)
In the second quarter of fiscal 2003, we adopted SFAS 142 "Goodwill and Other Intangible Assets" and as a result recorded a cumulative effect adjustment of $17.9 million net of tax of $3.7 million, to write off impaired goodwill. Additionally, effective at the beginning of fiscal 2003, we no longer amortized goodwill. Income (loss) before taxes included goodwill amortization of $298 in 1999, $368 in 2000, $612 in 2001, and $577 in 2002.

(5)
The dividend per class B common share was 90% of the dividend per common share.

(6)
The weighted-average number of common shares outstanding includes 3,236, 3,233, 3,220, 3,207 and 3,207 class B common shares for the fiscal years ended May 31, 1999, 2000, 2001, 2002, and 2003, respectively, and 3,207 and 3,189 class B common shares for the nine months ended February 28, 2003 and 2004, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

              The following discussion should be read in conjunction with the consolidated financial statements and notes thereto.

Overview

              We reached record sales of $502.4 million in fiscal 2001. The severe recession in the electronics industry following fiscal 2001 resulted in a 11.7% sales decline for us to $443.5 million in fiscal 2002. In fiscal 2003, our growth resumed as sales were up 4.7% to $464.5 million as all four of our strategic business units increased sales from the prior year. During the nine months ended February 28, 2004, we increased sales by 8.4% from a year ago to $374.7 million. Financial results for our last fiscal quarter ended February 28, 2004 marked the seventh consecutive quarter of year-over-year aggregate sales growth.

              In the first nine months of fiscal 2004, net income before cumulative effect of accounting change more than tripled from $1.1 million or $0.08 per share in the prior year to $3.6 million or $0.25 per share primarily driven by the sales increase and our selling, general and administrative expenses reduction to 20.9% as a percentage of sales from 21.5% for the first nine months of the prior fiscal year. The net loss for fiscal 2003 was $28.0 million as we recorded, net of tax, $8.8 million inventory obsolescence and overstock provision and $17.9 million goodwill impairment charge. In fiscal 2002, we recorded a net loss of $11.5 million including, after tax, inventory provision of $9.8 million and charges related to the medical glassware business disposition of $2.9 million. In fiscal 2001, we posted a record net income of $17.7 million.

              We strengthened our balance sheet during the nine-month period ended February 28, 2004, reducing inventory by $2.7 million to $93.2 million and paying down $8.1 million of debt (partially mitigated by foreign currency exchange effects) despite increased sales during this period. Liquidity was improved as cash increased $2.9 million to $19.7 million driven by $14.2 million positive cash flows from operations.

              During the second quarter of fiscal 2004, we identified an accounting error that occurred in our Swedish subsidiary which affected interest expense previously reported for the prior seven quarters in the aggregate amount of $738,000. We filed an amended Form 10-K/A for fiscal 2003 and an amended Form 10-Q/A for the period ended August 30, 2003, which increased interest expense reported in those periods.

              In February of 2002, we sold our medical glassware business that represented a portion of former Medical Systems Group. The rest of Medical Systems Group was reclassified into the Display Systems Group and Corporate.

Results of Operations

Nine Months Ended February 28, 2004 Compared to Nine Months Ended February 28, 2003

              The following table shows selected results of operations for the nine months ended February 28, 2004 compared to the nine months ended February 28, 2003 by business unit and geographic area.

	SALES
	FY 2003	FY 2004	% Change
	(In thousands)
By Business Unit:
RF and Wireless Communications Group	$152,377	$163,493	7.3%
Industrial Power Group	71,149	81,232	14.2%
Security Systems Division	69,601	76,541	10.0%
Display Systems Group	46,169	47,756	3.4%
Other	6,286	5,673

Total	$345,582	$374,695	8.4%

By Geographic Area:
North America	$196,041	$199,556	1.8%
Europe	75,453	86,105	14.1%
Asia/Pacific	56,690	71,120	25.5%
Latin America	15,033	15,106	0.5%
Corporate	2,365	2,808

Total	$345,582	$374,695	8.4%

	GROSS MARGIN
	FY 2003	% of Sales	FY 2004	% of Sales
	(In thousands)
By Business Unit:
RF and Wireless Communications Group	$34,079	22.4%	$37,190	22.7%
Industrial Power Group	22,236	31.3%	24,730	30.4%
Security Systems Division	17,306	24.9%	19,419	25.4%
Display Systems Group	11,977	25.9%	12,132	25.4%
Other	(1,329)		(1,878)

Total	$84,269	24.4%	$91,593	24.4%

By Geographic Area:
North America	$51,230	26.1%	$52,332	26.2%
Europe	20,708	27.4%	24,905	28.9%
Asia/Pacific	13,200	23.3%	16,227	22.8%
Latin America	4,054	27.0%	3,545	23.5%
Corporate	(4,923)		(5,416)

Total	$84,269	24.4%	$91,593	24.4%

NOTE:
Fiscal 2003 data has been reclassified to conform with the current presentation which includes:
•
reclassifying broadcast tubes from RF and Wireless Communications Group to Industrial Power Group; and
•
reclassifying direct export and a portion of Corporate to the identified geographic areas based on ship to location.

              Europe includes sales and gross margins to Middle East and Africa.

              Corporate consists of freight and other non-specific sales and gross margins.

              Sales and Gross Margins.    Consolidated sales for nine months ended February 28, 2004 increased 8.4% to $374.7 million due to the increased demand across all strategic business units and all geographic areas. Consolidated gross margins were flat at 24.4%.

              RF and Wireless Communications Group nine months sales increased 7.3% from levels for the first nine months of fiscal 2003, driven by strength in Network Access and Passive/Interconnect product lines offset by weakness in some specialty and Broadcast products. The Network Access and Passive/Interconnect product lines posted growth of 17.4% and 15.0% to $60.1 million and $31.1 million, respectively, compared to the prior year, associated with wireless demand increase. Gross margins were up 30 basis points led by the growth of higher margin Network Access and Passive/Interconnect product lines.

              Industrial Power Group sales increased 14.2% for the nine months led by strong, broad-based demand. Power components were up 21% to $24.6 million while the tube businesses increased 12% to $56.7 million. Margins were down 90 basis points primarily due to the exchange rate impact on the cost of certain tube products manufactured in Europe.

              Security Systems Division nine months sales increased 10.0%, fueled by continued expansion of the North America business and strengthening of the Canadian dollar. Gross margins increased 50 basis points due to the exchange rate impact partially offset by competitive pricing pressure.

              Display Systems Group sales increased 3.4% for the nine months as medical monitor sales increased by 20.6% to $19.2 million reflecting the continued shift from a film-based environment to digital systems. High margin legacy cathode ray tube products were down 10.9% to $7.9 million, negatively affecting gross margin, as the migration from cathode ray tube to liquid crystal display monitors continues.

              North America nine months sales were up slightly as double-digit growth in Canada was offset by a decline in the United States primarily due to a completion of a large wireless infrastructure project in the prior year.

              Europe sales increased 14.1% for the nine months as all countries posted increases in sales partially due to the weakening US dollar.

              Asia/Pacific increased by 25.5% for the nine months from fiscal 2003. Our nine months sales in China increased 86.1% over last year to $15.9 million. The margins in China, however, are among the lowest in the area due to the high level of contract manufacturing and component sales, driving the overall Asia/Pacific gross margin down.

              Latin America sales were slightly up for the nine months as increased sales in Mexico were partially offset by sales declines in Brazil.

              Gross margins by geographic area experienced significant fluctuations for the first nine months from an increase of 150 basis points in Europe to a decrease of 350 basis points in Latin America, principally resulting from changes in the sales mix.

              Selling, General and Administrative (SG&A) Expenses.    For the nine-month period, SG&A expenses increased by $4.3 million or 5.8% to $78.4 million primarily due to foreign currency translation, increased PeopleSoft implementation costs, and increased incentives on higher sales, partially offset by a reduction in the bad debt accrual. We expect the implementation of enterprise resource planning software to continue over the next couple of fiscal years while targeting total SG&A expenses to remain in the range of 20% of sales during these periods.

              Interest and Other Expenses.    Interest expense was relatively flat as both average borrowing levels and the weighted-average interest rate remained essentially the same compared to the prior year. Cash payments for interest were $8.5 million for the nine months ended February 28, 2004.

              Other expense include a realized foreign exchange loss of $21,000 for the first nine months in fiscal 2004 compared to a realized foreign exchange loss of $435,000 for the same nine months in fiscal 2003. Also included in Other expenses are net investment income of $189,000 in 2004 and net investment loss of $20,000 in 2003. In the first nine months of fiscal 2004, we recorded a loss of $308,000 due to a loss on disposition of fixed assets and other-than-temporary investment impairment loss of $210,000.

              Income Tax Provision.    The effective tax rate was 31.1% for the nine-month period of fiscal 2004 compared to 41.9% in fiscal 2003. The effective tax rate differs from the statutory rate of 35.0% primarily due to the impact of certain non-tax deductible charges, our foreign sales corporation benefits on export sales, state taxes, and the tax impact of non-U.S. operations. As we restated fiscal 2003 results because of the accounting error in our Swedish subsidiary associated with interest expense, no adjustment was made to the income tax provision since we do not believe it is more likely than not that the benefits of the foreign losses will be realized. As a result, there were significant fluctuations in the income tax rate in fiscal 2003 and the first nine months of fiscal 2004.

              Future effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates, changes in the valuation of certain deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. In addition, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities and regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes.

              Net Results.    Net income for the first nine months of fiscal 2004 was $3.6 million, or $0.25 per share, compared to net income before cumulative effect of accounting change of $1.1 million, or $0.08 per share, in the first nine months of the prior year. The cumulative effect of accounting change included in the first nine months of fiscal 2003 net results represents a goodwill and other intangible assets impairment charge in the amount of $17.9 million, net of taxes of $3.7 million. The impairment was recorded as a change in accounting principle in the first quarter of fiscal 2003.

Year Ended May 31, 2003 Compared to Year Ended May 31, 2002

              The following table shows selected results of operations for the fiscal year ended May 31, 2003 compared to the fiscal year ended May 31, 2002 by business unit and geographic area.

	SALES
	FY 2002	FY 2003	% Change
	(In thousands)
By Business Unit:
RF and Wireless Communications Group	$181,969	$204,427	12.3%
Industrial Power Group	95,018	95,508	0.5%
Security Systems Division	85,087	92,090	8.2%
Display Systems Group	60,697	64,191	5.8%
Other	20,721	8,301

Total	$443,492	$464,517	4.7%

By Geographic Area:
North America	$248,011	$259,640	4.7%
Europe	94,670	103,129	8.9%
Asia/Pacific	68,817	78,146	13.6%
Latin America	29,013	20,523	-29.3%
Corporate	2,981	3,079

Total	$443,492	$464,517	4.7%

	GROSS MARGIN
	FY 2002	% of Sales	FY 2003	% of Sales
	(In thousands)
By Business Unit:
RF and Wireless Communications Group	$42,642	23.4%	$45,687	22.3%
Industrial Power Group	29,181	30.7%	29,523	30.9%
Security Systems Division	20,080	23.6%	22,939	24.9%
Display Systems Group	15,864	26.1%	16,218	25.3%
Other	(13,601)		(15,277)

Total	$94,166	21.2%	$99,090	21.3%

By Geographic Area:
North America	$65,799	26.5%	$67,863	26.1%
Europe	25,295	26.7%	28,387	27.5%
Asia/Pacific	15,861	23.0%	17,895	22.9%
Latin America	7,994	27.6%	5,274	25.7%
Corporate	(20,783)		(20,329)

Total	$94,166	21.2%	$99,090	21.3%

NOTE:
This data has been reclassified to conform with the 2004 presentation. The modifications include:
•
reclassifying broadcast tubes from RF and Wireless Communications Group to Industrial Power Group; and
•
reclassifying direct export and a portion of Corporate to the identified geographic areas based on ship to location.

              Europe includes sales and gross margins to Middle East and Africa.

              Corporate consists of freight and other non-specific sales and gross margins.

              Sales and Gross Margins.    Consolidated sales in fiscal 2003 were $464.5 million, up 4.7% from fiscal 2002 sales of $443.5 million.

              In the fourth quarter of fiscal 2002, we recorded a pre-tax provision for inventory obsolescence and overstock of $15.3 million, $9.8 million net of tax. The charge was driven by our sales not meeting our expectations, reflecting industrywide conditions, a prolonged recovery period, and changes in our mix of business toward higher technology products, particularly in the telecommunications market. Inventories that support the telecommunications market typically have more rapid obsolescence experience than our electron tube products, which represented the predominant amount of our historical sales. In the fourth quarter of fiscal 2003, we recorded an additional provision of $13.8 million, $8.8 million net of tax, primarily for inventory obsolescence, overstock, and shrink, to write down inventory to net realizable value as we aligned our inventory and cost structure to current sales levels amid continued economic slowdown and limited visibility.

              We review our inventory on a quarterly basis. Inventory is evaluated from several perspectives, including quantity on hand based on historical sales activity and potential obsolescence based on projected future sales volumes and technology changes. We have a distinct seasonal pattern which is correlated with the timing of vacations of our customers in Europe and holidays within our fiscal calendar. The fiscal third quarter, comprised of December, January, and February, is a traditional holiday period and based on eight years of history, from fiscal 1994 to 2001, experiences an average 3.0% sequential decline in net sales. Conversely, our fiscal fourth quarter, comprised of March, April, and May, experiences an average 11.3% sequential increase in net sales, based on the period from fiscal 1994 to 2001. In fiscal 2002, we experienced our first full year sales decline since 1992 and the results in the fourth quarter were particularly adverse, as our industry continued its slump longer than many expected. During our quarterly reviews prior to the fourth quarter of 2002, we did not feel that, based on our historical results and our expectations going forward, our inventory required a write down. However, given results for the fourth quarter of 2002, we determined that a write down was appropriate. In fiscal 2003, a similar pattern held, in that our results for the first three quarters closely tracked historical patterns (with the third quarter actually beating the historical pattern). As in fiscal 2002, the fourth quarter was disappointing, and, again, we determined at that time that a write down was appropriate.

              We recently implemented new polices and procedures to strengthen our inventory management process while continuing to invest in system technology to further enhance our inventory management tools. We are committed to inventory management as an ongoing process as the business evolves and technology changes.

              In fiscal 2003, RF and Wireless Communications Group sales were up 12.3% from fiscal 2002 due to stronger US wireless communications demand, solid gains in passive and interconnect segments, and several large contract wins in North America. Gross margins continued to decline, dropping 110 basis points in fiscal 2003 primarily due to lower markups on several large contracts in the U.S.

              Industrial Power Group sales in fiscal 2003 increased 0.5%, reflecting 20% growth in the sale of power semiconductors, primarily in industrial RF and industrial power conversion applications, offset by a 4% decline in the legacy tube business, primarily as a result of project timing in the broadcast tube market. Gross margins were up 20 basis points in fiscal 2003 primarily due to changes in product mix.

              Security Systems Division sales were higher by 8.2% in fiscal 2003 primarily due to heightened concerns over security and acceleration in the conversion from analog to digital technology. Gross margins were up 130 basis points in fiscal 2003 as higher margin digital technology products represented a larger percentage of sales.

              Display Systems Group sales increased 5.8% in fiscal 2003 despite a decline in cathode ray tube sales of 10% offset by strong advances in custom flat panel monitor and medical monitor sales.

The medical monitor business grew 31% in fiscal 2003 as we secured several large contracts with our new product offerings. Gross margins declined 80 basis points in fiscal 2003 as increased medical monitor sales carried lower margins.

              On February 22, 2002, we sold our medical glassware business, including the reloading and distribution of X-ray, CT, and image intensifier tubes, to Royal Philips Electronics amid continued decline in sales and gross margins due to increased competition in the replacement market and production inefficiencies in tube reloading. Medical glassware sales fell 90.2% in fiscal 2003 as a result of the sale of the business at the end of the third quarter in fiscal 2002. The fiscal 2003 revenues represent sales of residual inventory as well as certain camera tubes we still sell into multiple markets.

              North American sales increased 4.7% in fiscal 2003 as we benefited from improved demand in the US wireless communications market and continued gains in the Canadian security market, in which our Security Systems Division's operation, Burtek, is one of the leading suppliers.

              European sales increased 8.9% in fiscal 2003, propelled by the strong Euro and solid gains in our Security Systems Division and Displays Systems Group.

              Asia/Pacific marked its fifth consecutive year of double-digit growth as sales increased 13.6% in fiscal 2003. Taiwan, Japan, and China posted the largest gains in fiscal 2003 as we opened a third sales office in China and had a strong RF and Wireless Communications Group performance in Japan.

              Latin American economies did not perform well during fiscal 2003 as they suffered from the effects of the global economic recession, weak investment inflows, political instability in several countries, and general uncertainty about the future economic policies of several countries. This was the main reason sales decreased 29.3% in fiscal 2003. Effects of the sold medical glassware business and continued devaluation of local currencies also contributed to the sharp decline.

              Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased $6.2 million in fiscal 2003 to $100.7 million. Included in the SG&A expense is a restructuring charge of $1.7 million as we eliminated over 70 positions or approximately 6% of our workforce and terminated a property lease contract. Increases in salaries, primarily resulting from employee merit increases, contributed over $2.0 million to the SG&A rise. Incentives were up $1.5 million in fiscal 2003 on higher sales while fringe benefits were up approximately $1.0 million driven by increasing health-care costs and higher payroll.

              Other Income and Expense.    Interest expense decreased 16.4% in fiscal 2003 partially due to $1.1 million lower charges related to the fair market value adjustments of the fixed rate swaps. Also, we benefited from historically low interest rates as our weighted average interest rate decreased to 6.09% on May 31, 2003, compared to 6.35% a year ago.

              During the second quarter of fiscal 2004, we identified an accounting error that occurred in our Swedish subsidiary which affected interest expense previously reported for the prior seven quarters in the aggregate amount of $738,000. We have restated financial results for fiscal years 2003 and 2002, which increased interest expense reported in those periods.

              Investment income includes realized capital losses of $61,000 in fiscal 2003 related to our investment portfolio. Foreign exchange and other expenses primarily reflect changes in the value of the U.S. dollar relative to foreign currencies.

              Income Tax Provision.    Our effective tax rates were 22.9% in fiscal 2003 and 35.6% in fiscal 2002. Differences between the effective tax rate as compared to the prior year and as compared to the U.S. federal statutory rate of 34% principally result from our geographical distribution of taxable income and losses, certain non-tax deductible charges, and our foreign sales corporation benefit on export sales, net of state income taxes. In fiscal 2003, due to the fact that we are in a loss position, the lower tax rate is indicative of a lower tax benefit being recorded. This primarily resulted from the establishment of a $1.6 million valuation reserve related to our deferred tax assets outside of the United States. As a result, no tax benefit was recognized on losses in certain foreign subsidiaries.

              Net Results.    In fiscal 2003, we posted a net loss of $28.0 million. The loss includes, net of tax, $17.9 million goodwill impairment charge, $8.8 million charge related to inventory, $1.1 million restructuring charge, and other charges of $2.0 million.

              We recorded a net loss of $11.5 million in fiscal 2002 which included after tax charges related to the medical glassware business disposition of $2.9 million, inventory obsolescence and overstock of $9.8 million, and other charges of $0.5 million.

Year Ended May 31, 2002 Compared to Year Ended May 31, 2001

              The following table shows selected results of operations for the fiscal year ended May 31, 2002 compared to the fiscal year ended May 31, 2001 by business unit and geographic area.

	SALES
	FY 2001	FY 2002	% Change
	(In thousands)
By Business Unit:
RF and Wireless Communications Group	$220,545	$181,969	-17.5%
Industrial Power Group	112,889	95,018	-15.8%
Security Systems Division	82,352	85,087	3.3%
Display Systems Group	59,476	60,697	2.1%
Other	27,107	20,721

Total	$502,369	$443,492	-11.7%

By Geographic Area:
North America	$310,274	$248,011	-20.1%
Europe	104,215	94,670	-9.2%
Asia/Pacific	56,735	68,817	21.3%
Latin America	28,050	29,013	3.4%
Corporate	3,095	2,981

Total	$502,369	$443,492	-11.7%

	GROSS MARGIN
	FY 2001	% of Sales	FY 2002	% of Sales
	(In thousands)
By Business Unit:
RF and Wireless Communications Group	$57,904	26.3%	$42,642	23.4%
Industrial Power Group	36,339	32.2%	29,181	30.7%
Security Systems Division	18,932	23.0%	20,080	23.6%
Display Systems Group	14,553	24.5%	15,864	26.1%
Other	3,882		(13,601)

Total	$131,550	26.2%	$94,166	21.2%

By Geographic Area:
North America	$90,276	29.1%	$65,799	26.5%
Europe	29,919	28.7%	25,295	26.7%
Asia/Pacific	17,238	30.4%	15,861	23.0%
Latin America	7,856	28.0%	7,994	27.6%
Corporate	(13,739)		(20,783)

Total	$131,550	26.2%	$94,166	21.2%

NOTE:
This data has been reclassified to conform with the 2004 presentation. The modifications include:
•
reclassifying broadcast tubes from RF and Wireless Communications Group to Industrial Power Group; and
•
reclassifying direct export and a portion of Corporate to the identified geographic areas based on ship to location.

              Europe includes sales and gross margins to Middle East and Africa.

              Corporate consists of freight and other non-specific sales and gross margins.

              Sales and Gross Margin.    Consolidated sales in fiscal 2002 were $443.5 million, 11.7% down from fiscal 2001 sales of $502.4 million.

              In the fourth quarter of fiscal 2002, we recorded a pre-tax provision for inventory obsolescence and overstock of $15.3 million, $9.8 million net of tax. The charge was driven by our sales not meeting our expectations, reflecting industrywide conditions, a prolonged recovery period, and changes in our mix of business toward higher technology products, particularly in the telecommunications market. Inventories that support the telecommunications market typically have more rapid obsolescence experience than our electron tube products, which represented the predominant amount of our historical sales.

              RF and Wireless Communications Group sales decreased 17.5% in fiscal 2002 to $182.0 million reflecting lower demand primarily in North America and Europe due to the general state of the economy, particularly in the telecommunications market. The decline was partially offset by growth in Asia/Pacific and revenues of acquired businesses. Gross margin as a percent of sales was 23.4% in fiscal 2002, compared to 26.3% in fiscal 2001. The decline in margin in fiscal 2002 is primarily associated with lower markups on an expanded customer base in Asia/Pacific.

              As part of our business model to grow through both product line and geographic expansion, we made a strategic acquisition in fiscal 2002 relating to the group. In July 2001, we acquired Sangus AB of Stockholm, Sweden, a leading distributor and manufacturers' representative specializing in design-in and engineering support for RF, microwave, and fiber optics to the wireless and communications markets in the Nordic region. The acquisition contributed $8.7 million to sales in fiscal 2002.

              Industrial Power Group sales declined 15.8% in fiscal 2002 reflecting lower investment levels for microwave equipment by the semiconductor industry as well as lower demand for both industrial and power conversion products. Gross margin was 30.7% in fiscal 2002, compared to 32.2% in fiscal 2001. The decline in margin in fiscal 2002 is primarily due to several large volume contracts at lower margins and changes in product mix.

              Security Systems Division sales were higher by 3.3% in fiscal 2002 because of heightened concerns over security and an acceleration in the conversion from analog to digital technology. Gross margin was up to 23.6% in fiscal 2002 from 23.0% in fiscal 2001 as higher margin digital technology products represented a larger percentage of sales.

              Display Systems Group sales increased 2.1% in fiscal 2002 with strong growth in custom flat panel monitor sales of 14.2% and growth in medical monitor sales of 6.2%, due to expanded product offerings, partially offset by a decline in cathode ray tube sales of 13.2% as markets shift to liquid crystal display monitors. Gross margin as a percent of sales was 26.1% in fiscal 2002, compared to 24.5% in fiscal 2001. The margin increase reflects a general improvement in flat panel monitor and medical monitor margins driven by increased value added from our engineered solutions model.

              Other sales primarily consisted of medical system sales. On February 22, 2002, we sold our medical glassware business, including the reloading and distribution of X-ray, CT, and image intensifier tubes, to Royal Philips Electronics amid continued decline in sales and gross margins due to increased competition in the replacement market and production inefficiencies in tube reloading. Medical system sales decreased 25.8% in fiscal 2002 primarily as a result of the sale of the medical glassware business during the year.

              North American sales decreased 20.1% in fiscal 2002 as a direct result of the general economic conditions particularly in telecommunication and semiconductor markets. Sales in Europe decreased 9.2% in fiscal 2002 primarily due to lower RF and Wireless Communications demand. Asia/Pacific sales increased 21.3% in fiscal 2002 led by strong RF and Wireless Communications growth. Sales in Latin America increased 3.4% in fiscal 2002 primarily due to RF and Wireless Communications and Security Systems growth.

              Selling, General and Administrative Expenses.    Selling, general and administrative expenses were essentially flat at $94.5 million in fiscal 2002 compared with $94.4 million in fiscal 2001 as the effect of acquisitions and continued investment in our engineering staff was partially offset by strict cost control measures on certain discretionary expenses.

              Other Income and Expense.    Interest expense increased 11.1% in fiscal 2002 primarily because of the charge related to the interest rate exchange agreements not designated as hedges upon the adoption of SFAS No. 133. Investment income includes realized capital gains of $49,000 and $222,000 in fiscal 2002 and fiscal 2001. Foreign exchange and other expenses primarily reflect changes in the value of the U.S. dollar relative to foreign currencies. In fiscal 2002, we recorded a loss of $4.6 million related to the sale of Glassware.

              Income Tax Provision.    Our effective tax rates were 35.6% in fiscal 2002 and 32.8% in fiscal 2001. The rates differ from the statutory rates of 34% in fiscal 2002 and 35% in fiscal 2001 primarily due to our foreign sales corporation benefit on export sales and, in fiscal 2001, realization of tax benefit on prior years' foreign losses, offset by state income taxes.

              Net Results.    In fiscal 2002, we recorded a net loss of $11.5 million, compared to net income of $17.7 million in fiscal 2001. The loss in fiscal 2002 included after tax charges related to the medical glassware business disposition of $2.9 million, inventory obsolescence and overstock of $9.8 million, and other charges of $0.5 million.

Liquidity and Capital Resources

              In recent years, we have financed our growth and cash needs largely through income from operations and borrowings under revolving credit facilities. Liquidity provided by our operating activities is reduced by working capital requirements, debt service, capital expenditures, dividends, and business acquisitions. Liquidity is increased by proceeds from borrowings and business dispositions.

              We provide engineered solutions, including prototype design and assembly, in niche markets. Additionally, we specialize in certain products representing trailing-edge technology that may not be available from other sources, and may not be currently manufactured. In many cases, our products are components of production equipment for which immediate availability is critical to the customer. Accordingly, we enjoy higher gross margins, but have larger investments in inventory than those of a commodity electronics distributor.

              Cash provided by operations was $7.8 million in fiscal 2003 and $33.1 million in fiscal 2002, while in fiscal 2001, $18.7 million of cash was used in operations. Working capital requirements increased by $3.2 million in fiscal 2003 as enhanced collection of receivables and improved inventory management did not fully offset a decrease in days payable. Working capital requirements decreased $22.2 million in fiscal 2002 in line with the 11.7% sales reduction. In fiscal 2001, additional investments in working capital to support sales growth were $44.4 million.

              Cash and cash equivalents were $19.7 million at February 28, 2004, an increase of $2.9 million from the beginning of the year. During the first nine months of fiscal 2004, we generated $14.2 million of cash from operating activities. Working capital decreased $4.3 million, largely due to an increase in accounts payable of $7.6 million and a decrease in inventory of $4.3 million, partially offset by a $8.9 million accounts receivable increase.

              Inventory days were approximately 89 at the end of the third quarter of fiscal 2004, compared with 86 days at the end of the second quarter and 97 days at the end of fiscal 2003. Inventory levels and the associated inventory turns reflect our ongoing inventory management efforts. Inventory management remains an area of focus as we seek to balance the need to maintain strategic inventory levels to ensure competitive lead times against the risk of inventory obsolescence because of rapidly changing technology and customer requirements.

              The increase in accounts receivable was due to increased sales volume as days sales outstanding was flat at 58 days at the end of the third quarter of 2004 as compared to at the end of the second quarter and slightly down from the end of fiscal 2003 level of 59 days.

              Days payable were approximately 27 days at the end of the third quarter of 2004, compared to 26 days at the end of the second quarter and 22 days at the end of fiscal 2003. The increase in days payable is primarily due to extended terms negotiated with vendors on large stocking orders.

              Quarterly dividends of $0.04 per common share and $0.036 per class B common share in the total amount of $1.7 million for the nine months were offset by $1.5 million in proceeds from the exercise of stock options by employees, resulting in net cash used in financing activities of $7.7 million. Annual dividend payments for fiscal 2003 amounted to $2.2 million. The policy regarding payment of dividends is reviewed periodically by the board of directors in light of the Company's operating needs and capital structure. Over the last 15 years, the Company was in a position to regularly pay a quarterly dividend of $0.04 per common share and $0.036 per class B common share. Management currently expects this trend to continue in fiscal 2004.

              We spent approximately $3.9 million on capital projects during the first nine months of fiscal 2004 primarily related to PeopleSoft development costs and ongoing investments in information technology infrastructure. Over the next two quarters management estimates the capital expenditures to increase to approximately $2.0 million per quarter as the enterprise resource planning software implementation progresses. The $1.0 million earnout payment represents a cash outlay associated with the Pixelink and Celti acquisitions as the business units achieved certain operating performance criteria.

              We spent approximately $6.1 million on capital projects during fiscal 2003 primarily related to capitalized PeopleSoft development costs ($3.0 million), facility improvements at the Corporate headquarters (over $1.0 million), as well as ongoing efficiencies in operating and information technology infrastructure.

              As of the end of fiscal 2003, we maintained $138.4 million in long-term debt primarily in the form of two issues of convertible debentures and a multi-currency credit facility. In fiscal 2004, the interest payments on the debentures of $2,767,000 each are scheduled for June and December of 2003. We have a multi-currency revolving credit facility agreement in the amount of $102.0 million. The agreement matures in September 2005, when the outstanding balance at that time will become due. At May 31, 2003, $65.8 million was outstanding on the facility. We have pledged substantially all of our assets, including stock of our subsidiaries, as security for our obligations under the credit facility. The agreement bears interest at applicable LIBOR rates plus a margin, varying with certain financial performance criteria. At May 31, 2003, the applicable margin was 225 basis points and $36.2 million was available under the total facility. This amount was reduced to $9.4 million due to the borrowing base limitations. At February 28, 2004, the applicable margin was 225 basis points, $60.5 million was outstanding and $41.5 million was available under the total facility. This available amount was reduced to $17.8 million due to the borrowing base limitations.

              In the nine-month period of fiscal 2004, we reduced our long-term debt by $6.5 million as $7.6 million was paid down under the multi-currency credit facility. Foreign currency translation increased the debt by $1.6 million, while payments on the interest rate exchange hedges accounted for the balance of the debt reduction. We were in compliance with all debt covenants for the nine-month period ended February 28, 2004.

              The credit agreement and old indentures contain financial covenants with which we were in full compliance at May 31, 2003 and February 28, 2004. These covenants include benchmark levels for tangible net worth, borrowing base, senior funded debt to cash flow, and annual debt service coverage.

In addition, we would be in default of our credit agreement if Mr. Edward Richardson's stock were not sufficient for him to elect a majority of our board of directors and control any amendment to our by-laws. In connection with this exchange offer and the concurrent offering, we are required to obtain the consent and waiver from the lenders of certain covenants contained in the credit agreement. We have had discussions with the lenders concerning this exchange offer and the concurrent offering and expect to finalize the necessary consent and waiver shortly. See "Concurrent Offering."

              We have interest rate exchange agreements to convert approximately $37.2 million of our floating rate debt to an average fixed rate of 8% through July 2004. At June 1, 2001, in connection with the adoption of SFAS No. 133, we recorded a transition adjustment relating to these agreements, which reduced other accumulated comprehensive income in shareholders' equity by $971,000, after tax. In addition, we recorded $789,000 in fiscal 2003 and $1,926,000 in fiscal 2002 related to these agreements as additional interest expense in the statement of operations.

              As of February 28, 2004, we had $30,825,000 aggregate principal amount of our 7 1/4% debentures outstanding and $40,000,000 aggregate principal amount of our 8 1/4% debentures outstanding. If we are unable to exchange or redeem all or some of this debt, it is likely that we will not be able to generate sufficient cash to repay the outstanding debentures at maturity. The working capital requirements of our business result in substantial fluctuations in our cash balances during fiscal quarters. We are unlikely to be able to redeem or repay the outstanding debentures at maturity without depleting our cash balance to a level that would be insufficient to support our business. While we believe we will strengthen our financial position, improve our capital structure, and reduce our cash expenditures by conducting this exchange offer, we may not be successful. If the exchange offer is unsuccessful and we are unable to repay the outstanding debentures at maturity, our default in payment of the outstanding debentures would trigger an event of default, or a cross-default, under the separate indenture governing the notes as well as our credit agreement and could trigger acceleration of the related debt. In addition, the lenders under our credit agreement could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors. Any default under our credit agreement or the indentures governing the outstanding debentures or the notes could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our debt obligations.

              Currently, we do not have any alternative financing plans for payment of the outstanding debentures other than the exchange offer and the concurrent offering. If the exchange offer is unsuccessful and the proceeds from the concurrent offering are insufficient to redeem all of the outstanding debentures, we will evaluate alternative plans for payment of the outstanding debentures at that time, taking into account the then existing market conditions.

              We believe that this exchange offer, if successful, would strengthen our financial position, improve our capital structure and reduce our cash expenditures by:

    •  reducing our interest expense by up to $        per year and up to $        in the aggregate through the maturity of the 8 1/4% debentures on June 15, 2006 and the maturity of the 7 1/4% debentures on December 15, 2006;

    •  increasing the likelihood that those who participate in the exchange offer will elect to convert the notes into shares of our common stock due to the lower conversion price; and

    •  issuing the notes with a maturity date beyond that of the outstanding debentures, both series of which mature in 2006.

              If the concurrent offering is successfully completed, we intend to use the net proceeds to repay borrowings under our credit agreement. Subsequently, in the event debentures remain after completion of the exchange offer, we intend to reborrow an amount not in excess of the net proceeds to redeem those debentures to the extent of such proceeds.

              See "—Risk Management and Market Sensitive Financial Instruments" for information regarding the effect on net income of market changes in interest rates.

Contractual Obligations and Contingent Commitments

              Certain contractual obligations and other commercial commitments by expiration period are presented in the table below:

	Payments Due by Fiscal Period, in thousands
	2004	2005	2006	2007	2008	Beyond	Total
Convertible debentures	$–	$3,850	$6,225	$60,750	$–	$–	$70,825
Floating-rate multi-currency revolving credit facility	–	–	65,802	–	–	–	65,802
Financial Instruments	1,618	135	–	–	–	–	1,753
Facility lease obligations	3,378	2,447	1,573	703	527	661	9,289
Performance bonds	645	–	–	–	–	–	645
Contingent and earnout payments	6,193	1,084	–	–	–	–	7,277
Other	46	16	–	–	–	–	62

Total	$11,880	$7,532	$73,600	$61,453	$527	$661	$155,653

              Our management believes that the existing sources of liquidity, including current cash and equivalents as well as cash provided by operating activities, supplemented as necessary with funds available under our credit arrangements, will provide sufficient resources to meet our present and future working capital and other cash requirements for at least the next twelve months.

Critical Accounting Policies and Estimates

              Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to allowances for doubtful accounts, inventories, intangible assets, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

              The policies discussed below are considered by management to be critical to understanding our financial position and results of operations. Their application involves more significant judgments and estimates in preparation of the Company's consolidated financial statements. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

              Allowance for Doubtful Accounts.    We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The estimates are influenced by the following considerations: continuing credit evaluation of customers' financial conditions; aging of receivables, individually and in the aggregate; large number of customers and their dispersion across wide geographic areas; collectability and delinquency history by geographic area; and the fact that no single customer accounts for 10% or more of net sales. Material changes in one or more of these considerations may require adjustments to the allowance affecting net income and net carrying value of Accounts Receivable. As of May 31, 2003, the balance in the account was $3,350,000.

              Impairment of Investments.    We hold a portfolio of investment securities and periodically assess its recoverability. In the event of a decline in fair value of an investment, the judgment is made whether the decline is other-than-temporary. Management's assessment as to the nature of a decline is largely based on the duration of that market decline, financial health of and specific prospects for the issuer, and our cash requirements and intent to hold the investment. If an investment is impaired and the decline in market value is considered to be other-than-temporary, an appropriate write-down is recorded.

              In fiscal 2003, an investment impairment of $72,000 was recorded in operating results. In addition, the carrying value of certain investments was $240,000 below cost based on the closing prices on May 31, 2003. In preparing fiscal 2003 financial statements, management concluded that these stock price declines were temporary and no additional write-down was required as of May 31, 2003.

              Inventories.    In fiscal 2001, 2002 and 2003, we carried our inventories at the lower of cost or market using the last-in, first-out (LIFO) method. Effective June 1, 2003, the North American operations, which represent a majority of our operations and approximately 76% of our inventories, changed from the LIFO method to the first-in, first-out (FIFO) method. All other inventories were consistently stated at the lower of cost or market using the FIFO method. The FIFO method is preferable in these circumstances because it provides a better matching of revenue and expenses in our business environment. The accounting change was not material to the financial statements for any of the periods, and accordingly, no retroactive restatement of prior years' financial statements was made.

              Provisions for obsolete or slow moving inventories are recorded based upon regular analysis of stock rotation, obsolescence, and assumptions about future demand and market conditions. If future demand, change in the industry, or market conditions differ from management's estimates, additional provisions may be necessary.

              In fiscal 2003 and 2002, we recorded inventory obsolescence and overstock provisions of $13.8 million and $15.3 million, respectively, which were included in the cost of sales. The provisions were principally for obsolete and slow moving parts. The parts were written down to estimated realizable value.

              Long-Lived and Intangible Assets.    We periodically evaluate the recoverability of the carrying amounts of our long-lived assets, including software, property, plant and equipment. Impairment is assessed when the undiscounted expected cash flows derived from an asset are less than its carrying amount. If impairment exists, the carrying value of the impaired asset is written down and impairment loss is recorded in operating results. In assessing the potential impairment of our goodwill and other intangible assets, management makes significant estimates and assumptions regarding the discounted future cash flows to determine the fair value of the respective assets on an annual basis. These estimates and their related assumptions include, but are not limited to, projected future operating results, industry and economy trends, market discount rates, indirect expense allocations, and tax rates. If these estimates or assumptions change in the future as a result of changes in strategy, our profitability, or market conditions, among other factors, this could adversely affect future goodwill and other intangible assets valuations and result in additional impairment charges.

              Effective June 1, 2002, we adopted Statement of Financial Accounting Standard No. 142 (SFAS 142), Goodwill and Other Intangible Assets. This statement changed the accounting for goodwill and indefinite-lived assets from an amortization approach to an impairment-only approach. As a result of the adoption of SFAS No. 142, we recorded a transitional impairment charge during the first quarter of fiscal 2003 of $21.6 million ($17.9 million net of tax), presented as a cumulative effect of accounting change. We performed our annual impairment test during the fourth quarter of fiscal 2003. We did not find any indication that additional impairment existed and, therefore, no additional impairment loss was recorded.

New Accounting Pronouncements

              In June 2002, the FASB issued Statement of Financial Accounting Standard No. 146 (SFAS 146), Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 provides guidance on the accounting for recognizing, measuring, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS 146 adjusts the timing of when a liability for termination benefits is to be recognized based on whether the employee is required to render future service. A liability for costs to terminate an operating lease or other contract before the end of its term is to be recognized when the entity terminates the contract or ceases using the rights conveyed by the contract. All other costs associated with an exit or disposal activity are to be expensed as incurred. SFAS 146 requires the liability to be measured at its fair value with subsequent changes in fair value to be recognized each reporting period utilizing an interest allocation approach. The pronouncement is effective for exit or disposal activities initiated after December 31, 2002.

              In November 2002, FASB issued Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires certain guarantees to be measured at fair value upon issuance and recorded as a liability. In addition, FIN 45 expands current disclosure requirements regarding guarantees issued by an entity, including tabular presentation of the changes affecting an entity's aggregate product warranty liability. The recognition and measurement requirements of the interpretation are effective prospectively for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for us commencing in our annual financial statements for the fiscal year ended May 31, 2003.

              In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends certain provisions of SFAS 123 to require that disclosure of the pro forma effect of applying the fair value method of accounting for stock-based compensation be prominently displayed in an entity's accounting policy in annual and interim financial statements. We are required to follow the prescribed format and provide the additional disclosures required by SFAS 148 in its annual financial statements for the fiscal year ended May 31, 2003, and must also provide the disclosures in its quarterly reports containing condensed financial statements for interim periods beginning with the quarterly period ending February 28, 2003.

              In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities (VIE). FIN 46 requires that if a company holds a controlling financial interest in a VIE, the assets, liabilities, and results of the VIE's activities should be consolidated in the entity's financial statements. We do not expect FIN 46 to have a material impact on our consolidated results of operations or financial position.

              SFAS 149 was issued in April 2003 and amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We do not expect the adoption of SFAS 149 to have a material impact on our operating results or financial condition.

              In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristic of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within the scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim periods beginning after June 15, 2003. The pronouncement is not expected to have a material impact on our consolidated results of operations or financial position.

Risk Management and Market Sensitive Financial Instruments

              Our foreign denominated assets and liabilities are cash, accounts receivable, inventory, and accounts payable, primarily in Canada and member countries of the European community and, to a lesser extent, in Asia/Pacific and Latin America. We monitor our foreign exchange exposures and have entered into forward contracts to hedge significant transactions. Such contracts are not significant at May 31, 2003. Other tools that may be used to manage foreign exchange exposures include the use of currency clauses in sales contracts and the use of local debt to offset asset exposures.

              As discussed above, our debt financing, in part, varies with market rates exposing us to the market risk from changes in interest rates. Certain of our operations, assets, and liabilities are denominated in foreign currencies subjecting us to foreign currency exchange risk. In order to provide the user of these financial statements guidance regarding the magnitude of these risks, the Securities and Exchange Commission requires us to provide certain quantitative disclosures based upon hypothetical assumptions. Specifically, these disclosures require the calculation of the effect of a 10% increase in market interest rates and a uniform 10% strengthening of the U.S. dollar against foreign currencies on our reported net earnings and financial position.

              Under these assumptions, additional interest expense, tax effected, would have increased the net loss by $81,000 in fiscal 2003 and $247,000 in fiscal 2002, respectively. These amounts were determined by considering the impact of the hypothetical 10% interest rate increase on our variable rate outstanding borrowings.

              Had the U.S. dollar strengthened 10% against various foreign currencies, sales would have been lower by an estimated $20.2 million in fiscal 2003 and $19.3 million in fiscal 2002. Total assets would have declined by $7.5 million and $8.1 million, while the total liabilities would have decreased by $4.4 million and $4.1 million in fiscal 2003 and fiscal 2002, respectively. These amounts were determined by considering the impact of the hypothetical 10% decrease in average foreign exchange rates against the U.S. dollar on the sales, assets, and liabilities of our international operations.

              The interpretation and analysis of these disclosures should not be considered in isolation since variances in interest rates and exchange rates would likely influence other economic factors. These factors, which are not readily quantifiable, would likely also affect our operations.

OUR BUSINESS

Our Company

              We are a global provider of engineered solutions and a distributor of electronic components to the radio frequency, or RF, and wireless communications, industrial power conversion, security, and display systems markets. We are committed to a strategy of providing specialized technical expertise and value-added products, which we refer to as "engineered solutions," in response to our customers' needs. We estimate that approximately 50% of our sales involve engineered solutions, consisting of:

    •  products which we manufacture or modify;

    •  products which are manufactured to our specifications by independent manufacturers under our own private labels, and

    •  value we add through design-in support, systems integration, prototype design and manufacturing, testing, and logistics for our customers' end products. We define design-in support to be component modifications or the identification of lower-cost product alternatives or complementary products.

              Our products include RF and microwave components, power semiconductors, electron tubes, microwave generators, data display monitors, and electronic security products and systems. These products are used to control, switch or amplify electrical power or signals, or as display, recording or alarm devices in a variety of industrial, communication, and security applications.

              Our broad array of technical services and products supports both our customers and vendors.

Our Strategic Business Units

              We serve our customers through four strategic business units, each of which is focused on different end markets with distinct product and application needs. Our four strategic business units are:

    •  RF and Wireless Communications Group;

    •  Industrial Power Group;

    •  Security Systems Division; and

    •  Display Systems Group.

              Each strategic business unit has dedicated marketing, sales, product management, and purchasing functions to better serve its targeted markets. The strategic business units operate globally, serving North America, Europe, Asia/Pacific, and Latin America.

              Selected financial data attributable to each strategic business unit and geographic data for fiscal 2001, 2002, and 2003 is set forth in note L of the notes to our consolidated financial statements included elsewhere in this prospectus.

RF & Wireless Communications Group

              Our RF and Wireless Communications Group serves the expanding global RF and wireless communications market, including infrastructure and wireless networks, as well as the fiber optics market. Our team of RF and wireless engineers assists customers in designing circuits, selecting cost effective components, planning reliable and timely supply, prototype testing, and assembly. The group offers our customers and vendors complete engineering and technical support from the design-in of RF and wireless components to the development of engineered solutions for their system requirements.

              We expect continued growth in wireless applications as the demand for all types of wireless communication increases worldwide. We believe wireless networking and infrastructure products for a number of niche applications will require engineered solutions using the latest RF technology and electronic components, including:

    •  automotive telematics, which is the use of computers and telecommunications to provide wireless voice and data applications in motor vehicles;

    •  RF identification, which is an electronic data collection and identification technology for a wide range of products to transfer data between a movable item and a reader to identify, track, or locate items; and

    •  wireless local area networks.

              In addition to voice communication, we believe the rising demand for high-speed data transmission will result in major investments in both system upgrades and new systems to handle broader bandwidth.

              We support these growth opportunities by partnering with many of the leading RF and wireless component manufacturers. A key factor in our ability to maintain a strong relationship with our existing vendors and to attract new vendors is our ability to supply them with worldwide demand forecasts for their existing products as well as products they have in development. We have developed internal systems to capture forecasted product demand by potential design opportunity based on ongoing dialog between our sales team and our customers. We share this information with our manufacturing suppliers to help them predict near and long-term demand and product life cycles. We have global distribution agreements with such leading suppliers as AVX, ANADIGICS, Anaren, HUBER+SUHNER, M/A-COM, Motorola, TOKO, and WJ Communications. In addition, we have relationships with many niche RF and wireless suppliers to allow us to serve as a comprehensive RF and wireless resource.

              We participate in most RF and wireless applications and markets in the world, focusing on infrastructure rather than consumer-driven subscriber applications.

              The following is a description of our RF and Wireless Communications Group's major product areas:

    •  RF and Microwave Devices—a wide variety of components, such as RF transistors, mixers, switches, amplifiers, oscillators, and RF diodes, which are used in infrastructure, wireless networking, and other related markets, such as broadcast, cable TV, cellular and personal communications service telephony, satellite, wireless local area networks, and various other wireless applications, including our newly developed In-home Amplifier, which helps increase the ability to send and receive cellular signals from the home.

    •  Interconnect Devices—passive components used to connect all types of electronic equipment including those employing RF technology.

    •  Fiber Optics—components including laser diodes, photo detectors, transamplifiers, and transceiver modules used in fiber optic communications for data communication and hybrid fiber coaxial and telecommunications markets.

    •  Digital Broadcast—components and assemblies used in a broad range of applications in the digital broadcast market, including satellite, transmission, and RF components.

Industrial Power Group

              Our Industrial Power Group provides engineered solutions for customers in the steel, automotive, textile, plastics, semiconductor manufacturing, and transportation industries. Our team of engineers designs solutions for applications such as motor speed controls, industrial heating, laser technology, semiconductor manufacturing equipment, radar, and welding. We build on our expertise in power conversion technology to provide engineered solutions to fit our customers' specifications using what we believe are the most competitive components from industry-leading vendors.

              This group serves the industrial market's need for both vacuum tube and solid-state technologies. We provide replacement products for systems using electron tubes as well as design and assembly services for new systems employing power semiconductors. As electronic systems increase in functionality and become more complex, we believe the need for intelligent, efficient power management will continue to increase and drive power conversion demand growth.

              We represent leading manufacturers of electronic components used in industrial power applications. Among the suppliers we support are APT, Bussmann, Cornell-Dubilier, CPI, Ferraz, General Electric, Hitachi, International Rectifier, Jennings, Nissei-Arcotronics, Ohmite, Powerex, Toshiba, Triton, Tyco Electronics, United Chemi-Con and Wakefield.

              The following is a description of our Industrial Power Group's major product areas:

    •  Power Semiconductors—solid-state, high-frequency, high power products used in semiconductor manufacturing equipment, uninterruptible power supplies, medical radiation, and industrial heating applications.

    •  Silicon Controlled Rectifiers, Heat Sink Assemblies, and Power Semiconductor Modules—components used in many industrial control applications because of their ability to switch large amounts of power at high speeds. These silicon power devices are capable of operating at up to 4,000 volts at 2,000 amperes.

    •  High Voltage and Power Capacitors—devices used in industrial, avionics, medical, and broadcast applications for filtering, high-current bypass, feed-through capacitance for harmonic attenuation, pulse shaping, grid and plate blocking, tuning of tank circuits, antenna coupling, and energy discharge.

    •  Power Amplifier / Oscillator Tubes—vacuum or gas-filled tubes used in applications where current or voltage amplification and/or oscillation is required. Applications include induction heating, diathermy equipment, communications and radar systems, and power supplies for voltage regulation or amplification.

    •  Microwave Generators—devices that incorporate magnetrons, which are high vacuum oscillator tubes used to generate energy at microwave frequencies. The pulsed magnetron is primarily used to generate high-energy microwave signals for radar applications. Magnetrons are also used in vulcanizing rubber, food processing, packaging, wood/glue drying, in the manufacture of wafers for the semiconductor industry and other industrial heating applications such as microwave ovens and by the medical industry for sterilization and cancer therapy.

    •  Hydrogen Thyratrons—electron tubes capable of high speed and high voltage switching. They are used to control the power in laser and radar equipment and in linear accelerators for cancer treatment.

    •  Thyratrons and Rectifiers—vacuum or gas-filled tubes used to control the flow of electrical current. Thyratrons are used to control ignitrons, electric motor speed controls, theatrical lighting, and machinery such as printing presses and various types of medical equipment. Rectifiers are used to restrict electric current flow to one direction in power supply applications.

    •  Ignitrons—mercury pool tubes used to control the flow of large amounts of electrical current. Their primary applications are in welding equipment, power conversion, fusion research, and power rectification equipment.

Security Systems Division

              Our Security Systems Division is a global provider of closed circuit television, fire, burglary, access control, sound, and communication products and accessories for the residential, commercial, and government markets. We specialize in closed circuit television design-in support, offering extensive expertise with applications requiring digital technology. Our products are primarily used for security and access control purposes but are also utilized in industrial applications, mobile video, and traffic management.

              The security systems industry is rapidly transitioning from analog to digital imaging technology. We are positioned to take advantage of this transition through our array of innovative products and solutions marketed under our National Electronics™, Capture™, AudioTrak™, and Elite National Electronics™ brands, including advanced equipment such as digital video recorders, Internet-based amplifiers, covert cameras, speed dome cameras, and telephone-control-based closed circuit television systems. We expect to gain additional market share by marketing ourselves as a value-added service provider and partnering with our other strategic business units to develop customized solutions as the transition to digital technology continues in the security industry.

              We support our customer base with products from more than 100 manufacturers including such well-known names as Aiphone, Panasonic, Paradox, Pelco, Sanyo, and Sony, as well as our own private label brands, National Electronics™, Capture™, AudioTrak™and Elite National Electronics™.

              The following is a description of our Security Systems Division's major product areas:

    •  Closed Circuit Television—products used in surveillance applications and for monitoring hazardous environments in the workplace. Products include: cameras, lenses, cathode ray tube and liquid crystal display monitors, multiplexers, time lapse recorders, computerized digital video recorders, Internet-based video servers, and accessories.

    •  Burglar and Fire Alarms—devices used to detect the presence of smoke, fire, or intrusion, and communicate information both to occupants and to a central monitoring station.

    •  Access Control—hardware-based and software-based solutions used to prevent, monitor and/or control access.

    •  Commercial Sound Systems—sound reproduction components used in background music, paging, and telephonic interconnect systems.

Display Systems Group

              Our Display Systems Group is a global provider of integrated display products and systems to the public information, financial, point-of-sale, and medical imaging markets. The group works with leading hardware vendors to offer the highest quality liquid crystal display, plasma, cathode ray tube, and customized display monitors. Our engineers design custom display solutions that include touch screens, protective panels, custom enclosures, specialized finishes, application specific software, and privately branded products.

              The medical imaging market is transitioning from film-based technology to digital technology. Our medical imaging hardware partnership program allows us to deliver integrated hardware and software solutions for this growing market by combining our hardware expertise in medical imaging engineered solutions with our software partners' expertise in picture archiving and communications systems. Through such collaborative arrangements, we are able to provide integrated workstation systems to the end user.

              Our legacy business, replacement cathode ray tubes continues to be an important market. We achieved success in supplying replacement cathode ray tubes by developing an extensive cross-reference capability. This database, coupled with custom mounting hardware installed by us, enables us to provide replacement tubes for more than 200,000 models.

              We have long-standing relationships with key manufacturers including 3M, BarcoView, Clinton Electronics, IBM, Intel, NEC/Mitsubishi Displays, Panasonic Industrial, Philips-FIMI, Planar Systems, Siemens Displays, and Sony. We believe these vendor relationships give us a well-balanced and technologically advanced line of products.

              We have design and integration operations in LaFox, Illinois, and Hudson, Massachusetts and stocking locations in LaFox, Hudson, and Lincoln, England.

              The following is a description of our Display Systems Group's major product areas:

    •  Cathode Ray Tubes—vacuum tubes that convert an electrical signal into a visual image to display information on data display monitors, cathode ray tubes are used in various environments, including hospitals, financial institutions, airports, and numerous other applications wherever large user groups share electronic data visually. This product line includes both monochrome and color tubes.

    •  Flat Panel Displays—display monitors incorporating a liquid crystal or plasma panel, as an alternative to the traditional cathode ray tube technology, typically a few inches in depth and ranging from 10" to 52" measured diagonally. These displays are typically integrated with touchscreen technology or special mounting configurations based on the customer's requirements.

    •  High Resolution Medical Displays—an integral component of picture archiving and communications systems, displays are used in diagnostic and non-diagnostic imaging to display the digital image generated from computed tomography, magnetic resonance imaging, radiography, and other digital modalities.

Business Strategies

              We are pursuing a number of strategies designed to enhance our business and, in particular, to increase sales of engineered solutions. Our strategies are to:

              Capitalize on Engineering and Manufacturing Expertise.    We believe that our success is largely attributable to our core engineering and manufacturing competency and skill in identifying cost-competitive solutions for our customers, and we believe that these factors will be significant to our future success. Historically, our primary business was the distribution and manufacture of electron tubes and we continue to be a major supplier of these products. This business enabled us to develop manufacturing and design engineering capabilities. Today, we use this expertise to identify engineered solutions for customers' applications—not only in electron tube technology but also in new and growing end markets and product applications. We work closely with our customers' engineering departments which allows us to identify engineered solutions for a broad range of applications. We believe our customers use our engineering and manufacturing expertise as well as our in depth knowledge of the components best suited to deliver a solution that meets their performance needs cost-effectively.

              Target Selected Niche Markets.    We focus on selected niche markets that demand a high level of specialized technical service, where price is not the primary competitive factor. These niche markets include wireless infrastructure, high power/high frequency power conversion, custom display and digital imaging. In most cases, we do not compete against pure commodity distributors. We often function as an extension of our customers' and vendors' engineering teams. Frequently, our customers use our design and engineering expertise to provide a product solution that is not readily available from a traditional distributor. By utilizing our expertise, our customers and vendors can focus their engineering resources on more critical core design and development issues.

              Focus on Growth Markets.    We are focused on markets we believe have high growth potential and which can benefit from our engineering and manufacturing expertise and from our strong vendor relationships. These markets are characterized by substantial end-market growth and rapid technological change. For example, the continuing demand for wireless communications is driving wireless application growth. Power conversion demand continues to grow due to increasing system complexity and the need for intelligent, efficient power management. We also see growth opportunities as security systems transition from analog to digital video recording and medical display systems transition from film to digital imaging.

              Leverage Our Existing Customer Base.    An important part of our growth is derived from offering new products to our existing customer base. We support the migration of our Industrial Power Group customers from electron tubes to newer solid-state technologies. Sales of products other than electron tubes represented approximately 83% of our sales in fiscal 2003 compared to 71% in fiscal 1999. In addition, our salespeople increase sales by selling products from all strategic business units to customers who currently may only purchase from one strategic business unit and by selling engineered solutions to customers who currently may only purchase standard components.

Growth and Profitability Strategies

              Our long-range growth plan is centered around three distinct strategies by which we are seeking to maximize our overall profitability:

              Focus on Internal Growth.    We believe that, in most circumstances, internal growth provides the best means of expanding our business, both on a geographic and product line basis. The recent economic downturn increased the trend to outsourcing engineering as companies focused on their own core competencies, which we believe contributed to the increased demand for our engineered solutions. As technologies change, we plan to continue to capitalize on our customers' need for design engineering. We serve approximately 120,000 customers worldwide and have developed internal systems to capture forecasted product demand by potential design opportunity. This allows us to anticipate our customers' future requirements and identify new product opportunities. In addition, we share these future requirements with our manufacturing suppliers to help them predict near and long-term demand, technology trends and product life cycles.

              Expansion of our product offerings is an ongoing program. In particular, the following areas have generated significant sales increases in recent years: RF amplifiers; interconnect and passive devices; silicon controlled rectifiers; custom and medical monitors; and digital closed circuit television security systems.

              Reduce Operating Costs Through Continuous Operational Improvements.    We constantly strive to reduce costs in our business through initiatives designed to improve our business processes. Recently, we have embarked on a vigorous program in an effort to improve operating efficiencies and asset utilization, with an emphasis on inventory control. Our incentive programs were revised in fiscal 2004 to heighten our managers' commitment to these objectives. Our strategic business units' goals are now based on return on assets. Additional programs are ongoing, including a significant investment in enterprise resource planning software scheduled for implementation during this calendar year.

              Grow Through Acquisitions.    We have an established record of acquiring and integrating businesses. Since 1980, we have acquired 34 companies or significant product lines and continue to evaluate acquisition opportunities on an ongoing basis. We seek acquisitions that provide product line growth opportunities by permitting us to leverage our existing customer base, expand the geographic coverage for our existing product offerings, or add incremental engineering resources/expertise. Our most significant acquisitions over the past five years include:

    •  TRL Engineering (amplifier pallet design and engineering—now part of our RF and Wireless Communications Group) in 1999;

    •  Pixelink (display systems integration—now part of our Display Systems Group) in 1999;

    •  Adler Video (security systems—now part of our Security Systems Division) in 1999;

    •  Celti (fiber optic communication—now part of our RF and Wireless Communications Group) in 2001;

    •  Aviv (design-in services for active and passive components—now part of our RF and Wireless Communications Group) in 2001; and

    •  Sangus (RF and microwave applications—now part of our RF and Wireless Communications Group) in 2002.

Products and Suppliers

              We purchase RF and power semiconductors, vacuum tubes, monitors and flat panel displays, and electronic security products and systems from various suppliers as noted above under "—Our Strategic Business Units." During fiscal 2003, we added the following suppliers: Celeritek, Honeywell's VCSEL product division, IBM Life Sciences, iTerra Communications, GE Interlogix, Lightel Technologies, Matrox, Panasonic Broadcast, Planar Systems, and Thermshield.

              We evaluate our customers' needs and maintain sufficient inventories in an effort to ensure our customers a reliable source of supply. We would generally anticipate holding 90 to 100 days of inventory in the normal course of operations. This level of inventory is higher than some of our competitors due to the fact that we sell a number of products representing older, or trailing edge, technology that may not be available from other sources. The market for these trailing edge technology products is declining and as manufacturers for these products exit the business we at times purchase a substantial portion of their remaining inventory. We also maintain an inventory of a broad range of products (which contributes to a higher total inventory) to be able to promptly service those customers who are buying product for replacement of components in equipment critical to preventing downtime of their operations. In other segments of our business, such as the RF and Wireless Communications Group, the market for our products is characterized by rapid change and obsolescence as a result of the development of new technologies, particularly in the semiconductor markets we serve. Recently, we have embarked on a vigorous program in an effort to improve operating efficiencies and asset utilization, with a particular emphasis on inventory control.

              We have written distribution agreements with many of our suppliers; however, a number of these agreements provide for nonexclusive distribution rights and often include territorial restrictions that limit the countries in which we can distribute the products. The agreements are generally short-term, subject to periodic renewal and some contain provisions permitting termination by either party without cause upon relatively short notice. Although some of these agreements allow us to return inventory periodically, others do not, in which case, we may have obsolete inventory which we can not return to the supplier.

              Our suppliers generally warrant the products we distribute and allow returns of defective products, including those returned to us by our customers. Except with respect to certain displays, we generally do not provide additional warranties on the products we sell. For information regarding our warranty reserves, see note A of the notes to our consolidated financial statements elsewhere in this prospectus.

              In addition to third party products, we distribute proprietary products principally under the trade names Amperex®, AudioTrak™, Capture™, Cetron®, Elite National Electronics™, National®, National Electronics™, and RF Gain™. Approximately 30% of our sales are from products we manufacture or modify through value-added services and from products manufactured to our specifications by independent manufacturers under private labels. Additionally, an estimated 20% of our sales are derived from products we design-in or engineer into solutions that meet customers' specific requirements.

              The proprietary products we currently sell, which we manufacture or have manufactured for us, include RF amplifiers, transmitters and pallet assemblies, thyratrons and rectifiers, power tubes, ignitrons, CW magnetron tubes, phototubes, spark gap tubes, microwave generators, custom RF matching networks, heatsinks, silicon controlled rectifier assemblies, large screen display monitors, liquid crystal display monitors, and computer workstations. The materials used in the manufacturing process consist of glass bulbs and tubing, nickel, stainless steel and other metals, plastic and metal bases, ceramics, and a wide variety of fabricated metal components. These materials generally are readily available, but some components may require long lead times for production and some materials are subject to shortages or price fluctuations based on supply and demand.

Sales and Marketing

              As of the end of fiscal 2003, we employed approximately 525 sales personnel worldwide. In addition, we have approximately 145 authorized representatives, who are not our employees, selling our products, primarily in regions where we do not have a direct sales presence. Many of our field representatives focus on just one of our strategic business units, while others focus on all of our strategic business units, within a particular geographic area. Our sales representatives are compensated in part on a salaried basis and in part on a commission basis.

              We offer various credit terms to qualifying customers as well as prepayment, credit card and cash on delivery terms. We establish credit limits prior to selling product to our customers and routinely review delinquent and aging accounts. We establish reserves for estimated credit losses in the normal course of business.

Distribution

              We maintain an inventory of more than 500,000 part numbers in our inventory database, and we estimate more than 80% of orders received by 6:00 p.m. local time are shipped complete the same day. Customers can access our product inventory through electronic data interchange, our web site at www.rell.com, or our catalog at www.catalog.rell.com, or by telephone. Customer orders are processed by the regional sales offices and supported by one of our principal distribution facilities in LaFox, Illinois; Houston, Texas; Vancouver, British Columbia; or Lincoln, England and/or our 45 additional stocking locations throughout the world. We utilize a sophisticated data processing network that provides on-line, real-time interconnection of all sales offices and central distribution operations, 24 hours per day, seven days per week. Information on stock availability, cross-reference information, customers, and market analyses are instantly obtainable throughout the entire distribution network.

Employees

              As of May 31, 2003, we employed 1,090 individuals on a full-time basis. Of these, 568 were located in the United States and 522 were employed by our international subsidiaries. Our worldwide employee base included 637 in sales and product management, 201 in distribution support, 132 in administrative positions and 120 in value-added and product manufacturing. All of our employees are non-union. We consider our relationships with our employees to be good.

Competition

              Engineering capability, exclusive vendor relationships, and product diversity create segmentation among our competitors. We believe that the key competitive factors in our markets are the ability to provide engineered solutions, inventory availability, quality, reliable delivery, and price. We believe that, on a global basis, we are a significant provider of engineered solutions and products including RF and power semiconductors and subassemblies, electron tubes, cathode ray tubes, custom and medical monitors, and security systems. In many instances, our competition is our customer base and their decision to make or buy, as well as the original equipment manufacturer for sales of replacement parts and system upgrades to service existing installed equipment. In addition, we compete worldwide with other general line distributors and other distributors of electronic components.

Patents and Trademarks

              We hold or license certain manufacturing patents and trademark rights. Although our patents and trademarks have some value, they are not material to our success, which depends principally upon our core engineering capability, marketing technical support, product delivery, and the quality and economic value of our products.

Properties

              We own our corporate facility and largest distribution center, which is located on approximately 300 acres in LaFox, Illinois, consisting of approximately 255,000 square feet of manufacturing, warehouse, and office space. We also own a building containing approximately 45,000 square feet of warehouse space on 1.5 acres in Geneva, Illinois. We also own facilities outside of the United States in England, Spain, and Italy.

              We also maintain leased branch sales offices in or near major cities throughout the world, including 31 locations in North America, 15 in Europe, 14 in Asia/Pacific, and five in Latin America.

              We consider our properties to be generally well maintained, in sound condition and repair, and adequate for our present needs.

Legal Proceedings

              We are involved in several pending judicial proceedings concerning matters arising in the ordinary course of our business. While the outcome of litigation is subject to uncertainties, based on currently available information, we believe that, in the aggregate, the results of these proceedings will not have a material adverse effect on us.

              On December 20, 2002, we filed a complaint against Signal Technology Corporation in the United States District Court for the Northern District of Illinois, which we dismissed on February 27, 2003. On February 14, 2003 Signal Technology filed a declaratory judgment suit against us in Superior Court, Boston, Massachusetts, and on March 4, 2003, we filed a complaint against Signal Technology Corporation in the Circuit Court of Cook County, Illinois. On February 13, 2004, we dismissed our complaint in the Circuit Court of Cook County, Illinois. From November 6, 2000 through December 6, 2001, Signal Technology issued six purchase orders to purchase low-frequency amplifiers and other electronic components from us and subsequently refused to take delivery of the components. We are claiming damages of approximately $2.0 million resulting from Signal Technology's refusal to take delivery. Signal's declaratory judgment suit in Massachusetts seeks a ruling that it has no liability to us, but Signal has not asserted any claim against us.

              We filed a complaint against Microsemi Corporation on February 13, 2004, in the Circuit Court of Kane County, Illinois. Microsemi is a former supplier of electronic components to us. From May through August, 2002, we sought to return certain components to Microsemi pursuant to the terms of a distribution agreement between Microsemi and us and Microsemi refused to accept our return. In this suit, we alleged breach of contract and seek damages in excess of $814,000.

              In fiscal 2003, two customers of our German subsidiary asserted claims against us in connection with heterojunction field effect transistors we sold to them. We acquired the heterojunction field effect transistors from the manufacturer pursuant to a distribution agreement. The customers' claims are based on the heterojunction field effect transistors not meeting the specification provided by the manufacturer. We have notified the manufacturer and our insurance carrier of these claims. Because our investigation has not been completed, we are unable to evaluate the merits of these claims or the prospects of recovery from the manufacturer or insurance carrier. We intend to vigorously defend these claims and, if we should have any liability arising from these claims, we intend to pursue our claims against the manufacturer and our insurer.

MANAGEMENT

Executive Officers and Directors

              The following table sets forth certain information with respect to our executive officers and directors as of January 30, 2004:

Name	Age	Position
Edward J. Richardson	61	Chairman of the Board and Chief Executive Officer
Bruce W. Johnson	62	President, Chief Operating Officer and Director
Dario Sacomani	47	Senior Vice President, Chief Financial Officer and Director
William G. Seils	68	Senior Vice President, General Counsel and Secretary
Robert L. Prince	42	Executive Vice President, Worldwide Sales
Gregory J. Peloquin	39	Executive Vice President and General Manager, RF & Wireless Communications Group
Murray J. Kennedy	42	Executive Vice President and General Manager, Industrial Power Group
Robert J. Heise	39	Vice President and General Manager, Display Systems Group
Pierluigi Calderone	46	Vice President and Director, European Operations
Joseph C. Grill	59	Senior Vice President, Human Resources
Kathleen M. McNally	44	Senior Vice President, Marketing Operations and Customer Support
Gint Dargis	46	Vice President & Chief Information Officer
Larry Duneske	50	Vice President, Worldwide Logistics
Arnold R. Allen	72	Director
Jacques Bouyer	75	Director
Scott Hodes	66	Director
Ad Ketelaars	47	Director
John R. Peterson	47	Director
Harold L. Purkey	57	Director
Samuel Rubinovitz	74	Director

              Edward J. Richardson has been our Chairman of the Board and Chief Executive Officer since 1989. Mr. Richardson has been employed by us since 1961, holding several positions.

              Bruce W. Johnson has been our President, Chief Operating Officer and Director since joining the Company in November 1996. From January 1992 until January 1996, he was President of Premier Industrial Corporation, a New York Stock Exchange listed company that was acquired by Farnell Ltd. in April 1996. Mr. Johnson was Executive Vice President of Premier from February 1987 until January 1992. Premier is a full service business to business supplier of electronic components for industrial and consumer products, essential maintenance and repair products for industrial, commercial, and institutional applications, and manufactures high-performance fire-fighting equipment.

              Dario Sacomani has been our Senior Vice President and Chief Financial Officer since joining the Company in June, 2002. Mr. Sacomani was elected a Director effective as of August 6, 2002. Prior to joining the Company he was Senior Vice President, Chief Financial Officer and Treasurer of On Semiconductor in Phoenix, AZ since it was spun off from Motorola, Inc. in 1999. Prior to that he was employed by Motorola Inc. in management positions in finance and accounting, and since 1997 was Vice President, Semiconductor Components Group & Controller.

              William G. Seils has been a Senior Vice President since January 1992 and has served as our General Counsel and Secretary since May 1986. Prior to joining the Company in 1986, Mr. Seils was a partner in the law firm of Arvey, Hodes, Costello and Burman, Chicago, Illinois.

              Robert L. Prince has been our Executive Vice President of Worldwide Sales since February 1998 and was Vice President of Worldwide Sales from November 1996 until February 1998. Mr. Prince was Vice President of Sales from November 1991 until November 1996 and held several other positions since joining the Company in November 1978.

              Gregory J. Peloquin has been our Executive Vice President and General Manager of the RF & Wireless Communications Group since January 15, 2002, prior to that he was Vice President of the RF & Wireless Communications Group since November 1999 when he rejoined the Company. Mr. Peloquin first joined the Company in 1990 and held various positions in product management until 1997 when he left to join Motorola, Inc. as Director of Global Distribution for Wireless Infrastructure Division, which position he held until he rejoined the Company in 1999.

              Murray J. Kennedy has been our Executive Vice President and General Manager of the Industrial Power Group since January 15, 2002, prior to that he was Vice President and General Manager of the Industrial Power Group since September 1999. Mr. Kennedy has held various industrial product management positions since joining the Company in March 1994. Prior thereto, he held positions with Litton Electron Devices Group and ITT Electron Devices Division.

              Robert J. Heise has been our Vice President and General Manager of the Display Systems Group since April 2000. Mr. Heise joined the Company in October 1987 as European Systems and Operations Specialist and has held various other positions in Operations and Sales.

              Pierluigi Calderone has been our Vice President and Director of European Operations since 1998. Mr. Calderone joined the Company in 1990 as District Sales Manager for Italy and served as Regional Sales Manager of Italy from 1991 until 1998.

              Joseph C. Grill has been our Senior Vice President, Human Resources since 1999. Mr. Grill was Vice President, Human Resources from 1994 to 1999 before being promoted to Senior Vice President. He has been an officer since 1987 and became an executive officer in 1992 as Vice President, Corporate Administration.

              Kathleen M. McNally has been our Senior Vice President of Marketing Operations and Customer Support since July 2000. Ms. McNally served as Marketing Services Manager from 1986 until 1989 and was named Vice President and Corporate Officer of Marketing Operations in 1989. She has held various positions within Marketing since joining the Company in 1979.

              Gint Dargis has been our Vice President and Chief Information Officer since March 2003. Since 1999, Mr. Dargis has held similar positions at Hub Group Distribution Services (distribution service e-business) and Publicis—Frankel (a lead promotion and marketing agency). He joined Publicis—Frankel as Director of Applications in 1997. Throughout his career, Mr. Dargis has pursued a career-long focus in information technology management with companies ranging from Ameritech to Alberto-Culver to Zurich Insurance.

              Larry Duneske has been our Vice President of Worldwide Logistics since January 1999. Prior to that he held logistics management positions since joining the Company in December 1996. Prior to joining the Company, Mr. Duneske was the Director of Distribution with Newark Electronics and Simon & Schuster. In addition, he has held various strategic planning, operations management, and engineering positions with IBM, Ford Motor Company, and ROLM.

              Arnold R. Allen has been a director since 1986. He joined the Company as our President and Chief Operating Officer in September 1985. He retired as President of the Company in September 1989. Since his retirement, Mr. Allen has been a management consultant to us and presently provides management consulting services to us. He served as Chairman of the Strategic Planning Committee of our board of directors from April 1991 until April 1992. He is also a director of WorkCare Group which provides products and consulting services related to employee support services.

              Jacques Bouyer has been a director since 1990. He served as Chairman of the Board of Philips Components of Paris, France, engaged in the manufacture and sale of electronic components and a subsidiary of N.V. Philips of The Netherlands, from April 1, 1990 until January 1, 1994 when he became honorary Chairman of the Board and a Director until December 31, 1995. Mr. Bouyer also was Vice Chairman of the BIPE Institute for Economic and Market Research from 1981 until 1997. He has been a self-employed consultant in business strategies and management for JBC Consult-Paris since January 1990 until December 2002. He has been Chairman and a board member of Bethe1-Paris, a small internet start-up company since July 2002.

              Scott Hodes has been a director since 1983. He is a partner at the law firm of Bryan Cave LLP since January 2004 and for more than five years prior to that he was a partner in the law firm of McGuire Woods Ross & Hardies and its predecessor Ross & Hardies.

              Ad Ketelaars has been a director since 1996. He is the Chief Executive Officer of Philips Business Communications, a position he has held since March 2003. He also serves as an employee of certain of our foreign subsidiaries. He was Vice President and Managing Director of Richardson Electronics Europe from May 31, 1996 until July 10, 1998. Mr. Ketelaars has held several general management positions with companies such as Philips (Electronic Components), ITT (Cable TV), EnerTel (Telecom Operator), and Comsys (Voice Response Systems).

              John R. Peterson has been a director since 1999. He is a Managing Director, the Head of Investment Banking, and a member of the Board of Directors of Cleary Gull Inc., an investment banking and investment consulting firm he joined in March 2002. Previously he was a Managing Director of Tucker Anthony Inc., the Co-Head of its Tucker Anthony Sutro Capital Markets ("TASCM") division, which provided investment banking services to the Company, and a member of its Operating Committee until November 2001. For a brief time in 2001 and 2002, he was a Managing Director of Riverview Financial Group, LLC, until it was acquired by Cleary Gull Inc. Mr. Peterson was the representative of Tucker Anthony Cleary Gull, a predecessor of TASCM, which was one of the lead underwriters for the Company's public offering of 3,600,000 shares of common stock, on May 1, 1998.

              Harold L. Purkey has been a director since 1994. He was President of Forum Capital Markets from May 1997 until the company was acquired by First Union Securities in 2000, upon which he became the Managing Director of First Union Securities until his retirement in October 2001. Mr Purkey was Senior Managing Director of Forum Capital from May 1994 until May 1997. From July 1990 until February 1994, he was employed by Smith Barney Shearson, holding the position of Senior Managing Director and Manager of the Convertible Bond Department.

              Samuel Rubinovitz has been a director since 1984. He was Executive Vice President of EG&G, Inc., a diversified manufacturer of instruments and components, from April 1989 until his retirement in January 1994. He is also a Director of LTX Corporation and a member of its Compensation Committee; and a director of Kronos, Inc and a member of its Compensation Committee.

              Officers are elected annually at the time of the annual stockholders' meeting and serve until their respective resignation, death, or removal.

Committees of the Board of Directors

              Our board of directors has six standing committees: the Executive Committee, Audit Committee, Executive Oversight Committee, Compensation Committee, Stock Option Committee, and Strategic Planning Committee.

              The members of the Executive Committee are Messrs. Richardson (Chairman), Johnson, and Rubinovitz. This committee, during the interval between meetings of the board of directors, may exercise all authority of the board in the management of the Company, except as otherwise provided in our By-laws or by applicable law.

              The members of the Audit Committee are Messrs. Hodes, Peterson (Chairman), and Purkey. It meets for the purpose of reviewing and making recommendations regarding the engagement of an independent accounting firm for us; the scope of the independent accountants' audit procedures; the adequacy and implementation of internal controls; and such other matters relating to our financial affairs and accounts as required by law or regulation or as it deems desirable or in our best interest. In order to comply with the Nasdaq rules that will become effective later this year, we expect that the board of directors will replace Mr. Hodes as a member of the Audit Committee at or prior to our next annual meeting of stockholders.

              The members of the Executive Oversight Committee are Messrs. Hodes (Chairman) and Rubinovitz. It is charged with monitoring our government contracting activities and compliance with our code of conduct, and policies on stock trading and ethical business practices and reporting on the same.

              The members of the Compensation Committee are Messrs. Bouyer, Hodes and Rubinovitz (Chairman). It is responsible for reviewing and establishing the compensation policy and guidelines for, and the compensation of, executive officers.

              The members of the Stock Option Committee are Messrs. Bouyer and Rubinovitz. It administers our Incentive Stock Option Plan, Incentive Compensation Plan, 1994 Incentive Compensation Plan, 1996 Incentive Compensation Plan, 1996 Stock Purchase Plan, 1998 Incentive Compensation Plan, 1999 Stock Purchase Plan, and 2001 Incentive Compensation Plan including determining the employees to whom stock options, awards or cash bonuses are granted, the number of shares subject to each option or award, and the date or dates upon which each option or award may be exercised.

              The members of the Strategic Planning Committee are Messrs. Bouyer (Chairman), Ketelaars, Peterson, and Rubinovitz. The committee is responsible for developing and reviewing our long term strategic plans.

Directors' Compensation

              Directors who are not our employees receive a quarterly fee of $3,000 and a fee of $500 for each board or committee meeting attended in person, plus travel expenses. Directors currently do not receive a fee for attending telephonic committee meetings.

              In addition, each current Non-Employee Director, as referred to below, has received a grant of options to acquire 25,000 shares of our common stock, upon election to the board, at exercise prices ranging from $5.25 to $12.875 per share (the fair market value on the date of grant) under our Stock Option Plan for Non-Employee Directors, which we refer to as the "Directors' Plan," or our 1996 Stock Option Plan for Non-Employee Directors, which we refer to as the "1996 Directors' Plan."

              In addition beginning in 1996, each current Non-Employee director receives a grant of an option under our 1996 Directors' Plan to acquire an additional 5,000 shares of our common stock each April beginning at the later of 1996 or five years after first elected as a director at exercise prices ranging from $5.375 per share to $12.875 per share. Under the Director's Plan and the 1996 Directors' Plan, options are granted to any director who is not an officer or employee of us or any of our subsidiaries or affiliates and who has not been such for a period of one year prior to his first being elected to the board, which we refer to as a "Non-Employee Director."

              Options issued under the Directors' Plan and 1996 Directors' Plan are intended to be non-qualified stock options, not entitled to special tax treatment under Section 422A of the Internal

Revenue Code of 1986, as amended, from time to time. The Directors' Plan and the 1996 Directors' Plan are administered by our board of directors, which has the sole responsibility for construing and interpreting those plans. Each option granted is evidenced by an option agreement between the optionee and us and, subject to the provisions of the Directors' Plan or the 1996 Directors' Plan, contains such terms and conditions as may be approved by the board. The purchase price of each share that may be purchased upon exercise of an option is the fair market value of the share on the date the option is granted. These options are exercisable for a period of approximately ten years. Under the Directors' Plan, any new Non-Employee Director elected or appointed was granted an option to purchase 25,000 shares of our common stock on the date such director took office. All options granted under the Directors' Plan vest over a five-year period from the date of grant with 20% of the option shares becoming first exercisable on each anniversary of the grant date.

              The Directors' Plan was terminated with respect to future grants on April 10, 1996. Under the 1996 Directors' Plan, any new Non-Employee Director elected or appointed after April 30, 1996 is granted an option to purchase 25,000 shares of our common stock on the date such director takes office. All such options granted to new Non-Employee Directors vest over a five-year period from the date of grant with 20% of the option shares becoming first exercisable on the anniversary of the grant date. On each April 30 (after April 30, 1996), which is on or after the fifth anniversary of a Non-Employee Director's initial election as a director, such director is granted an additional option for 5,000 shares (subject to adjustment). Unless earlier terminated by the board, the 1996 Directors' Plan will terminate on June 1, 2006.

              The Directors' Plan and the 1996 Directors' Plan provide, among other things, that the option of any optionee, whose status as a director terminates because of retirement, or removal from the board within one year after a change of control, as defined in such plans, will become fully exercisable with respect to all shares covered thereby and not previously purchased upon exercise of the option and will remain fully exercisable until the option expires by its terms.

              Mr. Allen has non-qualified stock options for 11,781 shares of common stock and 11,782 shares of Class B common stock at an exercise price of $12.95 per share. Mr. Allen has been a management consultant to us and presently provides management consulting services to us. In fiscal 2003, he received payments of $14,000 from us. We expect to continue to retain Mr. Allen as a management consultant in fiscal 2004.

EXECUTIVE COMPENSATION

              The following table sets forth the annual and long-term compensation for our chief executive officer and our four highest paid executive officers (named executive officers) during fiscal 2003, as well as the total compensation paid to each such individual for our two prior fiscal years.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation(1)		Restricted Stock Awards(2)	Stock Options/SARs	Long-Term Incentive Payouts	All Other Compensation(3)
Edward J. Richardson CEO and Chairman of the Board	2003 2002 2001	$436,980 436,295 419,165	$	– 38,600 354,680	$	– – –	– – –	– – –	– – –	$4,000 4,806 11,702
Bruce W. Johnson President and Chief Operating Officer	2003 2002 2001	391,263 372,397 351,318		80,575 – 123,448		– – –	$85,800 70,600 138,125	– 25,000 50,000	– – –	4,000 4,806 11,702
Dario Sacomani Senior Vice President and Chief Financial Officer	2003 2002 2001	258,000 – –		72,415 – –		– – –	150,003 – –	50,000 – –	– – –	4,000
William G. Seils Senior Vice President, General Counsel and Secretary	2003 2002 2001	209,142 201,098 193,433		70,014 66,321 112,061		– – –	– – –	– 13,950 15,000	– – –	4,000 4,806 11,702
Robert L. Prince Executive Vice President, Worldwide Sales	2003 2002 2001	205,250 193,615 183,565		73,806 68,266 93,994		– – –	– – –	– 15,000 15,000	– – –	4,000 4,806 11,702

(1)
While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus except as shown.

(2)
The restricted stock issued to Bruce W. Johnson vested within one year and that issued to Mr. Sacomani vests in three equal annual installments. The number of shares and fair market value of unvested restricted stock as of May 31, 2003 held by Mr. Johnson was 2,000 shares and $18,100, respectively, and Mr. Sacomani was 9,399 shares and $85,061, respectively, based on a closing price of $9.05 per share of our common stock on The Nasdaq National Market on May 30, 2003, the last trading day prior to May 31, 2003. Holders of restricted stock are entitled to vote such shares and receive dividends.

(3)
These amounts represent our discretionary and 401(k) matching contributions to our profit sharing plan.

Stock Option Awards

              The following table sets forth certain information concerning options granted during fiscal 2003 to the named executive officers:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (1)(2)	% of Total Options Granted to Employees in FY03	Exercise or Base Price ($/sh)	Expiration Date	Fair Value at Grant Date(3)
Edward J. Richardson	–	–	$–	–	$–
Bruce W. Johnson	–	–	–	–	0
Dario Sacomani	50,000	100.0%	10.640	6/17/2012	227,619
William G. Seils	–	–	–	–	0
Robert L. Prince	–	–	–	–	0

(1)
Options granted become exercisable in 3 annual installments, beginning June 17, 2003.

(2)
Options granted under the option plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee's termination of employment with the Company, except under certain circumstances.

(3)
The fair value of the option at the grant date was calculated using the Black-Scholes option-pricing mode, using the following assumptions: $.16 annual dividend per share, expected annual standard deviation of stock price of 50% and a risk-free interest rate of 4.0%.

Stock Option Exercises and Holdings

              The following table summarizes options exercised during fiscal year 2003 and presents the value of the unexercised options held by the named executive officers as of May 31, 2003:

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

	Options Exercised(2)		Number of Securities Underlying Unexercised Options held at May 31, 2003		Value of Unexercised, In-the-money options at May 31, 2003(1)
Name	Shares Acquired	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward J. Richardson	–	$–	–	–	$–	$–
Bruce W. Johnson	–	–	112,000	58,000	167,300	57,200
Dario Sacomani	–	–	0	50,000	–	–
William G. Seils	10,000	21,080	56,790	27,160	79,202	37,558
Robert L. Prince	–	–	72,000	28,000	97,425	39,230

(1)
Represents the difference between $9.05 per share, which was the closing price of our common stock on May 31, 2003, and the exercise price of the options.

(2)
We permit broker-assisted cashless exercise of options by all optionees, including executive officers.

Employment Agreements

              Bruce W. Johnson became our president and chief operating officer on November 12, 1996 pursuant to an agreement dated as of November 7, 1996, which provides for an annual base salary subject to adjustment in certain circumstances, and a bonus if our earnings per share (excluding extraordinary charges) for the fiscal year exceeds our earnings per share for the prior fiscal year with the amount of such bonus, if any, determined by our actual earnings per share performance in relation to our budgeted earnings per share for the fiscal year. Mr. Johnson's cash bonus for fiscal 2003 was $80,575. The agreement also provides for payments to Mr. Johnson for one year equal to his salary and bonus and other employee benefits if his employment is terminated under certain circumstances, including, if he is terminated without cause or as a result of a change of control, or a breach by us. During his employment term and for two years after termination for any reason, Mr. Johnson is prohibited from contacting any individual or entity that was one of our customers or suppliers during his last 12 months of employment with us. The agreement is for an indefinite term, during which Mr. Johnson is employed on an at-will basis.

              Pursuant to a three-year employment agreement dated May 31, 2002, Dario Sacomani became our senior vice president and chief financial officer. Mr. Sacomani's annual base salary is $280,000, and he receives a bonus of up to 50% of his base salary if performance goals are met. 50% of the bonus is determined by our earning performance and 50% is determined by Mr. Sacomani meeting goals for the year established by our chief executive officer. Mr. Sacomani also received an option for 50,000 shares (with an exercise price equal to 100% of fair market value on the date of grant) and a restricted stock award for 14,098 shares that will vest in equal amounts over the next three years. The agreement provides for payments to Mr. Sacomani for one year equal to his salary and bonus for the 12-month period prior to termination and immediate vesting of options and restricted stock awards in the event of termination of employment without cause or by Mr. Sacomani for certain specified reasons and if the termination by Mr. Sacomani occurs within two years of a change of control, the salary and bonus payment amount is doubled. The agreement also provides that Mr. Sacomani will be a member of our board of directors. During his employment term and, if we terminate Mr. Sacomani's employment for cause or he terminates his employment without good reason, for a period of one year after such termination, he is prohibited from competing against us.

              Robert L. Prince is employed as our executive vice president of worldwide sales pursuant to an employment agreement dated June 6, 2000 pursuant to which he receives a base salary which is reviewed annually and a bonus of 50% of his base salary if performance goals established annually by us are met. Mr. Prince's base salary and cash bonus for fiscal 2003 were $205,250 and $73,806, respectively. The agreement provides for payment to Mr. Prince for one year equal to his salary and bonus for the 12-month period prior to termination in the event of termination of employment without cause or by Mr. Prince within 180 days after a sale to or merger into another company or a change of control. During his employment term and for one year after termination for any reason, Mr. Prince is prohibited from competing against us. The agreement is for an indefinite term, during which Mr. Prince is employed on an at-will basis.

Compensation Committee Interlocks and Insider Participation

              The members of the Compensation Committee during fiscal 2003 were Jacques Bouyer, Scott Hodes, and Samuel Rubinovitz. The members of the Stock Option Committee during fiscal 2003 were Jacques Bouyer and Samuel Rubinovitz. See "—Related Party Transactions" below.

Related Party Transactions

              Mr. Hodes is a partner at the law firm of Bryan Cave LLP, which firm is providing legal services to us in fiscal 2004. Mr. Hodes was a partner at the law firm of McGuire Woods Ross & Hardies, which firm provided legal services to us in fiscal 2001, 2002, 2003 and 2004.

              On August 6, 2001, we loaned $75,000 to Bruce W. Johnson, president and chief operating officer and a director for personal financial purposes. This loan was repaid in full on May 13, 2002 together with interest at the rate of 5.45% per year.

 PRINCIPAL STOCKHOLDERS

              The following table sets forth certain information, as of April 6, 2004 (except as noted), concerning the beneficial ownership of our common stock and Class B common stock, before and as adjusted to reflect the sale of shares of common stock offered in the concurrent offering, for:

    •  each of our named executive officers;

    •  each of our directors;

    •  all of our directors and executive officers as a group; and

    •  each person who is known by us to be the beneficial owner of more than 5% of our common stock.

              Because Class B common stock is convertible into common stock, the number of shares listed as owned under the common stock column in the table also includes the number of shares listed under the Class B common stock column. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him, her or it. To the extent any of the persons listed below purchase shares of common stock in the concurrent offering or exchange any of their outstanding debentures in the exchange offer, the number of shares they will be deemed to own will increase.

									Percent of Total Voting if Class Voting Not Applicable
			Percent of Class Before Offering	Percent of Class After Offering	Number of Shares of Class B Common(3)		Percent of Class Before Offering	Percent of Class After Offering
	Number of Shares of Common(1)(2)								Before Offering (3)	After Offering (3)
Edward J. Richardson	3,295,250	(4)	23.09%	19.08%	3,157,442		99.56%	99.56%	74.05%	69.20%
Bruce W. Johnson	186,119	(5)	1.67%	1.32%	0		*	*	*	*
Dario Sacomani	30,766	(6)	*	*	0		*	*	*	*
Arnold R. Allen	25,000	(7)	*	*	11,782		*	*	*	*
Jacques Bouyer	48,250	(8)	*	*	0		*	*	*	*
Scott Hodes	73,424	(9)	*	*	3,712		*	*	*	*
Ad Ketelaars	0		*	*	0		*	*	*	*
John R. Peterson	25,000	(10)	*	*	0		*	*	*	*
Harold L. Purkey	47,000	(11)	*	*	0		*	*	*	*
Samuel Rubinovitz	45,431	(12)	*	*	825		*	*	*	*
William G. Seils	78,873	(13)	*	*	0		*	*	*	*
Robert Prince	101,577	(14)	*	*	0		*	*	*	*
Royce & Associates, LLC	2,102,889	(15)	16.95%	13.06%	0		*	*	4.92%	4.60%
DePrince, Race & Zollo, Inc.	1,838,400	(16)	13.05%	11.61%	0		*	*	4.30%	4.02%
Loomis Sayles & Company, L.P.	825,353	(17)	6.52%	5.57%	0		*	*	1.92%	1.80%
T. Rowe Price Associates, Inc.	947,600	(18)	9.20%	7.71%	0		*	*	2.74%	2.56%
Executive Officers and Directors as a group (20 persons)	4,161,216	(19)	30.88%	25.21%	3,173,761	(20)	99.71%	99.71%	76.14%	71.15%

(*)
Less than 1%.

(1)
Includes the number of shares listed under the column "Number of Shares of Class B Common."

(2)
Except as noted, beneficial ownership of each of the shares listed is comprised of either sole investment and sole voting power, or investment power and voting power that is shared with the spouse of the director or officer, or voting power that is shared with the trustee of our Employee Stock Ownership Plan, or "ESOP," with respect to shares identified as allocated to the individual's ESOP account.

(3)
Common stock is entitled to one vote per share and Class B common stock is entitled to ten votes per share. Computation assumes that Class B common stock held or subject to acquisition pursuant to stock options is not converted.

(4)
Includes 3,157,442 shares of common stock which would be issued upon conversion of Mr. Richardson's Class B common stock, 26,351 shares of common stock allocated to the account of Mr. Richardson under the ESOP and 43,797 shares of common stock which would be issued upon conversion of $926,000 principal amount of our 7 1/4% debentures, and 47,444 shares of common stock which would be issued upon conversion of $854,000 principal amount of our 8 1/4% debentures owned by Mr. Richardson and 9,271 shares of common stock which would be issued upon conversion of $196,000 principal amount of our 7 1/4% debentures, and 4,611 shares of common stock which would be issued upon conversion of $83,000 principal amount of our 8 1/4% debentures owned by a trust of which Mr. Richardson is a co-trustee and as co-trustee Mr. Richardson has shared investment and voting power with respect to these 8 1/4% debentures. Does not include 18,035 shares of common stock held by William G. Seils as custodian for Mr. Richardson's sons, Alexander and Nicholas, 4,920 shares of common stock held by Mr. Richardson's wife or 6,333 shares of common stock which would be issued upon conversion of $114,000 principal amount of our 8 1/4% debentures owned by Mr. Richardson's wife, as to which Mr. Richardson disclaims beneficial ownership. Mr. Richardson's business address is 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

(5)
Includes 133,000 shares of common stock for which Mr. Johnson holds stock options exercisable within 60 days. Also includes 1,519 shares of common stock allocated to the account of Mr. Johnson under the ESOP.

(6)
Includes 14,098 shares of common stock Mr. Sacomani holds as a Restricted Stock Award that vest in three annual installments beginning June 17, 2003. Also includes 16,666 shares of common stock as to which Mr. Sacomani holds stock options exercisable within 60 days and 2 shares of common stock allocated to the account of Mr. Sacomani under the ESOP.

(7)
Includes 11,781 shares of common stock to which Mr. Allen holds stock options exercisable within 60 days and an additional 11,782 shares of common stock which would be issued upon conversion of 11,782 shares of Class B common stock as to which he also holds stock options exercisable within 60 days.

(8)
Includes 40,000 shares of common stock to which Mr. Bouyer holds stock options exercisable within 60 days.

(9)
Includes 3,712 shares of common stock which would be issued upon conversion of Mr. Hodes' Class B common stock. Also includes 35,000 shares of common stock to which Mr. Hodes holds stock options exercisable within 60 days.

(10)
Includes 20,000 shares of common stock to which Mr. Peterson holds stock options exercisable within 60 days.

(11)
Includes 20,000 shares of common stock as to which Mr. Purkey holds stock options exercisable within 60 days.

(12)
Includes 825 shares of common stock which would be issued upon conversion of Mr. Rubinovitz' Class B common stock. Also includes 40,000 shares of common stock to which Mr. Rubinovitz holds stock options exercisable within 60 days.

(13)
Includes 67,580 shares of common stock as to which Mr. Seils holds stock options exercisable within 60 days. Also includes 10,110 shares of common stock allocated to the account of Mr. Seils under the ESOP. Does not include shares held as custodian—see footnote (4).

(14)
Includes 83,000 shares of common stock as to which Mr. Prince holds stock options exercisable within 60 days. Also includes 7,055 shares of common stock allocated to the account of Mr. Prince under the ESOP.

(15)
Charles M. Royce may be deemed a controlling person of Royce & Associates, Inc. ("Royce") and Royce Management Company ("RMC") and as such may be deemed to beneficially own the shares of common stock beneficially owned by Royce and RMC. Mr. Royce does not own any shares outside of Royce and RMC, and disclaims beneficial ownership of the shares held by Royce and RMC. On October 1, 2001, Royce & Associates, Inc., The Royce Funds' investment adviser, became an indirect wholly-owned subsidiary of Legg Mason, Inc., or "Legg Mason." On March 31, 2002, Royce & Associates, Inc. was merged into Royce Holdings, LLC, a wholly-owned subsidiary of Legg Mason, which then changed its name to Royce & Associates, LLC. As a result of this merger, Royce & Associates, LLC became The Royce Funds' investment adviser and a direct wholly-owned subsidiary of Legg Mason. Information disclosed in this table was obtained from a Schedule 13G filed by Royce with the SEC dated February 6, 2004. The address for Royce is 1414 Avenue of the Americas, New York, NY 10019.

(16)
DePrince, Race & Zollo, Inc. is an investment advisor having sole power to vote and dispose of these shares. Information disclosed in this table was obtained from a Schedule 13G filed by DePrince, Race & Zollo with the SEC dated January 28, 2003. The address for DePrince, Race & Zollo, Inc. is 201 S. Orange Ave., Suite 850, Orlando, FL 32801.

(17)
Loomis Sayles & Company, L.P. ("Loomis"), an investment advisor, has the sole power to vote 591,295 and has sole power to dispose of 825,353 shares held by Loomis (6.52%). Clients of Loomis have the economic interest but no one client has such an interest relating to more than 5% of the class. Loomis indicates that the shares reported for Loomis relate to such party's ownership of the Company's outstanding debentures. Information disclosed in this table was obtained from a Schedule 13G for Loomis dated December 31, 2003. The address for Loomis is One Financial Center, Boston, MA 02111.

(18)
Includes 2,211 shares of common stock which would be issued on conversion of our 7 1/4% debentures. These securities are owned by various individuals and institutional investors including the T. Rowe Price Small Cap Value Fund, Inc. (which owns 728,000 shares, and all of the 7 1/4% debentures), which T. Rowe Price Associates, Inc., or "Price Associates," serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole dispositive power for the entire holding of 1,169,846 shares and has sole voting power for 220,700 shares of common stock and T. Rowe Price Small Cap Value Fund has sole voting power for the shares which it owns. Information disclosed in this table was obtained from a Schedule 13G for T. Rowe Price Associates dated February 13, 2004. The address for T. Rowe Price Associates is 100 East Pratt Street, Baltimore, MD 21202.

(19)
Does not include 18,035 shares of common stock held by certain members of such group as custodians under Uniform Gift to Minors Acts or 7,510 shares of common stock held by spouses of members of the group. Includes 3,171,320 shares of common stock which would be issuable on conversion of Class B common stock, 751,561 shares of common stock issuable upon options exercisable within 60 days, 11,782 shares of common stock which would be issuable on conversion of Class B common stock issuable upon options exercisable within 60 days, 43,797 shares of common stock which would be issued upon conversion of $926,000 principal amount of our 7 1/4% debentures, and 47,444 shares of common stock which would be issued upon conversion of $854,000 principal amount of our 8 1/4% debentures. Includes 62,398 shares of common stock held in trust for the benefit of our profit sharing trust and ESOP allocated to the accounts of all executive officers and directors as a group; such shares are ratably forfeitable in the event the officer leaves our employ prior to completing six years of service.

(20)
Includes 11,782 shares of Class B common stock issuable upon exercise of options exercisable within 60 days.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

              We believe that this exchange offer will strengthen our financial position, improve our capital structure and reduce our cash expenditures by:

    •  reducing our interest expense by up to $                      per year and up to $                      in the aggregate through the maturity of the 8 1/4% debentures on June 15, 2006 and the maturity of the 7 1/4% debentures on December 15, 2006;

    •  increasing the likelihood that those who participate in the exchange offer will elect to convert the notes into shares of our common stock due to the lower conversion price; and

    •  issuing the notes with a maturity date beyond that of the outstanding debentures, both series of which mature in 2006.

              Both the 7 1/4% debentures and the 8 1/4% debentures mature in 2006. It is not likely that we will be able to generate sufficient cash to repay the outstanding debentures in full at maturity. Our unrestricted cash, cash equivalents and marketable investments were approximately $19.7 million at February 28, 2004.

              The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of outstanding debentures in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

              We are sending this prospectus, together with the letter of transmittal, to all beneficial holders known to us. The term "holder" with respect to the exchange offer means any person in whose name outstanding debentures are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding debentures are held of record by DTC, who desires to deliver the outstanding debentures by book-entry transfer at DTC.

Interests of Management in the Exchange Offer

              Our executive officers and directors will be entitled to participate in the exchange offer and to receive the same consideration as the other holders of outstanding debentures. As of February 10, 2004, Mr. Richardson owned $926,000 principal amount of our 7 1/4% debentures (convertible into 43,797 shares of common stock), and $854,000 principal amount of our 8 1/4% debentures (convertible into 47,444 shares of common stock). As of February 28, 2004, we had $30,825,000 aggregate principal amount of our 7 1/4% debentures outstanding and $40,000,000 aggregate principal amount of our 8 1/4% debentures outstanding. Based on the aggregate principal amount of our 7 1/4% debentures outstanding as of February 28, 2004, Mr. Richardson owns 3% of our outstanding 7 1/4% debentures. Based on the aggregate principal amount of our 8 1/4% debentures outstanding as of February 28, 2004, Mr. Richardson owns 2% of our outstanding 8 1/4% debentures. Mr. Richardson is also co-trustee of a trust which owns $196,000 principal amount of our 7 1/4% debentures (convertible into 9,271 shares of common stock) and $83,000 principal amount of our 8 1/4% debentures (convertible into 4,611 shares of common stock). As co-trustee, Mr. Richardson has shared investment and voting power with respect to these 8 1/4% debentures. Mr. Richardson's spouse owned $114,000 principal amount of our 8 1/4% debentures (convertible into 6,333 shares of common stock). Mr. Richardson's business address is 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

Terms of the Exchange Offer; Period for Tendering

              This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Based on the terms and conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange any and all outstanding debentures which are validly tendered on or prior to the expiration date, unless you have previously withdrawn them.

              When you tender to us outstanding debentures as provided below, our acceptance of the outstanding debentures will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

              For each $1,000 principal amount of outstanding debentures which you validly tender and which we accept in the exchange offer, we will give you the same principal amount of notes. You may exchange some or all of your 7 1/4% debentures and your 8 1/4% debentures for notes. However, unless you are tendering all of your 7 1/4% debentures or 8 1/4% debentures, you must tender outstanding debentures in amounts that are integral multiples of $1,000 principal amount. Upon completion of the exchange offer, we will also pay accrued and unpaid interest up to the date of acceptance on outstanding debentures that we accept for exchange.

              The exchange offer is conditioned on:

    •  the holders of 75% in principal amount of the outstanding debentures having tendered and not withdrawn their outstanding debentures at the expiration of the exchange offer; and

    •  the effectiveness of the registration statement of which this prospectus is a part.

              Our obligation to accept outstanding debentures for exchange in the exchange offer is also subject to the conditions described under "—Conditions to the Exchange Offer."

              The exchange offer expires at 5:00 p.m., New York City time, on            , 2004. We may, however, in our sole discretion, extend the period of time for which the exchange offer is open. References in this prospectus to the expiration date mean 5:00 p.m., New York City time, on            , 2004 or, if we extend the exchange offer, the latest time and date to which we extend the exchange offer. See "—Extending or Amending the Exchange Offer."

              We will keep the exchange offer open for no fewer than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the outstanding debentures.

              As of the date of this prospectus, $30,825,000 and $40,000,000 aggregate principal amount of the 7 1/4% debentures and 8 1/4% debentures, respectively, are outstanding, all of which are held through a broker, dealer, bank, trust company or other nominee, or held by the beneficial owners in certificated form. There will be no fixed record date for determining holders of the outstanding debentures entitled to participate in the exchange offer.

              We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC.

Extending or Amending the Exchange Offer

              We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any outstanding debentures, by giving oral or written notice of an extension to the Exchange Agent and notice of that extension to the holders as described below. During any extension, all outstanding debentures previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any outstanding debentures not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

              We expressly reserve the right to amend or terminate the exchange offer at any time prior to the expiration date, and not to accept for exchange any outstanding debentures that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "—Conditions to the Exchange Offer" are not satisfied.

              We will give oral or written notice of any extension, amendment, waiver, termination or non-acceptance described above to holders of the outstanding debentures promptly. If we amend this exchange offer in any respect or waive any condition to the exchange offer, we will give written notice of the amendment or waiver to the Exchange Agent and will make a public announcement of the amendment or waiver as promptly as practicable afterward. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that we will distribute to the registered holders of the outstanding debentures, and we will extend the exchange offer for a period of time that we will determine, in accordance with applicable law, depending on the significance of the amendment and the manner of disclosure to the registered holders. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a timely release to the Dow Jones News Service or any other appropriate news agency.

Important Reservation of Rights Regarding the Exchange Offer

              You should note that:

    •  all questions as to the validity, form, time of receipt and acceptance of outstanding debentures tendered for exchange will be determined by us in our sole discretion, and our determination will be final and binding;

    •  we reserve the absolute right to reject any and all tenders of any particular outstanding debentures not validly tendered or not to accept any particular outstanding debentures the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful;

    •  we also reserve the absolute right to waive any defects or irregularities as to any particular outstanding debentures either before or after the expiration date. If we waive a condition with respect to any particular noteholder, we will waive it for all noteholders. Unless we agree to waive any defect or irregularity in connection with the tender of outstanding debentures for exchange, you must cure any defect or irregularity on or before the expiration date;

    •  our interpretation of the terms and conditions of the exchange offer either before or after the expiration date shall be final and binding on all parties;

    •  neither we, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding debentures for exchange, nor will any of them incur any liability for failure to give any notification; and

    •  our board of directors and officers do not make any recommendation to the holders of outstanding debentures as to whether or not to tender all or any portion of their outstanding debentures in the exchange offer. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your outstanding debentures in the exchange offer and, if so, the amount of your outstanding debentures to tender.

Conditions to the Exchange Offer

              We will accept for exchange all outstanding debentures validly tendered and not validly withdrawn if at least 75% of outstanding debentures are tendered for exchange before the expiration of the exchange offer. We will not be required to accept for exchange any outstanding debentures and may terminate, amend or extend the exchange offer before the acceptance of the outstanding debentures, if, on or before the expiration date:

    •  holders of at least 75% of the principal amount of outstanding debentures have not validly tendered and not withdrawn their outstanding debentures;

    •  we or any of our respective subsidiaries do not receive or obtain any consent, authorization, approval or exemption of or from any governmental authority that may be required or advisable in connection with the completion of this exchange offer, including that the registration statement of which this prospectus is a part, has been declared, or will not continue to be, effective;

    •  any action, proceeding or litigation seeking to enjoin, make illegal, delay the completion of or challenge in any respect the exchange offer, or otherwise relating in any manner to the exchange offer, is instituted or threatened;

    •  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might directly or indirectly: (i) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the outstanding debentures or delay or restrict the ability of holders of outstanding debentures, or render any such holder unable, to deliver its outstanding debentures; (ii) prevent or impair the effectiveness of the indenture for the notes or the amendment and waiver of the credit agreement; or (iii) impair the contemplated benefits of the exchange offer to us;

    •  any tender or exchange offer, other than this exchange offer, with respect to some or all of the outstanding debentures, or any merger, acquisition or other business combination proposal involving us or a substantial portion of our assets, will have been proposed, announced or made by any person or entity;

    •  there has occurred any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

    •  there is a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

    •  any of the following occurs and the adverse effect is, in our reasonable judgment, continuing: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) any extraordinary or material adverse change in the United States financial markets generally, including, without limitation, a decline of at least twenty percent (20%) in the NASDAQ Composite Index or the Standard & Poor's 500 Index from the date of the commencement of the exchange offer; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iv) any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect the extension of credit by banks or other lending institutions; (v) commencement of a war or other national or international calamity, including but not limited to an act of terror, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or (vi) if any of the situations described above existed at the time of the commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

    •  in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof occurs; or

    •  any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened adverse change in our or our subsidiaries' business condition, income, operations, stock ownership or prospects, or any event or condition occurs that, in our reasonable judgment, makes it otherwise inadvisable to proceed with the exchange offer.

              The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. On or before the expiration date, we may waive all or any of these conditions in our sole discretion in whole or in part at any time and from time to time. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and these rights will be considered to be ongoing rights which may be asserted, before the expiration date, at any time and from time to time.

              If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

    •  refuse to accept any outstanding debentures, return all tendered outstanding debentures to the tendering holders, and terminate the exchange offer;

    •  extend the exchange offer and retain all outstanding debentures tendered before the previously scheduled expiration of the exchange offer, subject, however, to the rights of holders to withdraw their outstanding debentures ("—Withdrawal Rights" below); or

    •  waive unsatisfied conditions relating to the exchange offer and accept all validly tendered outstanding debentures that have not been validly withdrawn; or

    •  amend the terms of the exchange offer.

              If we waive or amend any material condition to, or term of, the offer, we will extend the exchange offer by at least five business days, as required by Exchange Act Rule 13e-4(e)(3).

Procedures for Tendering

What to submit and how

              If you, as the registered holder of either or both 7 1/4% debentures or 8 1/4% debentures, wish to tender your outstanding debentures for exchange in the exchange offer, you must transmit a validly completed and duly executed letter of transmittal (or agent's message in lieu thereof as described in "—Book-Entry Transfer") to the Exchange Agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date.

              In addition,

  (1)
  a timely confirmation of a book-entry transfer of outstanding debentures, if this procedure is available, into the Exchange Agent's account at DTC using the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the expiration date; or

  (2)
  you must comply with the guaranteed delivery procedures described below.

              If you validly tender your outstanding debentures as indicated above and you do not withdraw your tender of outstanding debentures before the expiration date, it will indicate an agreement between you and us that you have agreed to surrender the outstanding debentures in accordance with the terms and conditions in this prospectus and the letter of transmittal.

              The method of delivery of outstanding debentures, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent before the expiration date. No letters of transmittal or outstanding debentures should be sent to us or the Information Agent.

              If you are a beneficial owner of the outstanding debentures and you hold those outstanding debentures through a broker, dealer, bank, trust company or other nominee, and you want to exchange your outstanding debentures, you should contact that nominee promptly and instruct it to surrender the outstanding debentures on your behalf.

How to sign your letter of transmittal and other documents

              Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding debentures being surrendered for exchange are tendered either:

  (1)
  by a registered holder of the outstanding debentures who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an eligible institution.

              If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Exchange Agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program, referred to in this prospectus as "STAMP," or any other "signature guarantee program" as may be determined by the Exchange Agent in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

              If the letter of transmittal or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Book-Entry Transfer

              The Exchange Agent will make a request to establish an account with respect to the outstanding debentures at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of outstanding debentures by causing DTC to transfer outstanding debentures into the Exchange Agent's account in accordance with DTC's Automated Tender Offer Program, which we refer to as "ATOP," procedures for transfer. However, the exchange for the outstanding debentures so tendered will only be made after timely confirmation of book-entry transfer of outstanding debentures into the Exchange Agent's account, and timely receipt by the Exchange Agent of an agent's message, transmitted by DTC and received by the Exchange Agent and forming a part of a book-entry confirmation. The agent's message must state that (1) DTC has received an express acknowledgment from the participant tendering outstanding debentures that are the subject of that book-entry confirmation, (2) that the participant has received and agrees to be bound by the terms of the letter of transmittal, and (3) that we may enforce the agreement against that participant.

              If your outstanding debentures are held through DTC, you must complete a form called "Instructions to Registered Holder and/or Book-Entry Participant," which will instruct the DTC participant through whom you hold your outstanding debentures of your intention to tender or not tender your outstanding debentures. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent and we will not be able to accept your tender of outstanding debentures until the Exchange Agent receives a letter of transmittal with any required signature guarantees (or an agent's message in lieu thereof) and a book-entry confirmation from DTC with respect to your outstanding debentures before the expiration date unless the guaranteed delivery procedures described below are complied with. A copy of that form is available from the Exchange Agent or the Information Agent.

              Except as described under "Description of Outstanding Debentures—Book-Entry Securities," we have arranged for the notes to be issued in the form of global notes registered in the name of DTC or its nominee and each holder's interest in it will be transferable only in book-entry form through DTC.

Guaranteed Delivery Procedures

              If you wish to tender your outstanding debentures and (1) your outstanding debentures are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your outstanding debentures or other required documents to the Exchange Agent before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  (1)
  you tender your outstanding debentures through an eligible institution;

  (2)
  prior to the expiration date, the Exchange Agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us and stating:

    •  the name and address of the holder of outstanding debentures,

    •  the name(s) in which the outstanding debentures are registered,

    •  the certificate number(s) of the outstanding debentures, if applicable,

    •  the principal amount of outstanding debentures tendered, and

    •  that the tender is being made by delivering that notice and guaranteeing that within three trading days for The Nasdaq National Market after the expiration date, confirmation of a book-entry transfer, with an agent's message, of the tendered outstanding debentures will be delivered to the Exchange Agent; and

  (3)
  confirmation of a book-entry transfer is received by the Exchange Agent within three trading days for The Nasdaq National Market after the expiration date.

Acceptance of Outstanding Debentures and Delivery of Notes

              Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all outstanding debentures validly tendered and will issue the notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the Exchange Agent will be considered our acceptance of the exchange offer.

              In all cases, we will issue notes in exchange for outstanding debentures that are accepted for exchange only after timely receipt by the Exchange Agent of:

    •  a book-entry confirmation of transfer of outstanding debentures into the Exchange Agent's account at DTC using the book-entry transfer procedures described below, and

    •  a properly completed and duly executed letter of transmittal (or agent's message in lieu thereof.)

              We will have accepted validly tendered outstanding debentures if and when we have given oral or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the notes from us, and will make the exchange on, or promptly after, the expiration date. Following this exchange the holders in whose names the notes will be issuable upon exchange will be deemed the holders of record of the notes.

              The reasons we may not accept tendered outstanding debentures are:

    •  the outstanding debentures were not validly tendered pursuant to the procedures for tendering. See "—Procedures for Tendering;"

    •  we determine in our reasonable discretion that any of the conditions to the exchange offer have not been satisfied. See "—Conditions to the Exchange Offer;"

    •  a holder has validly withdrawn a tender of outstanding debentures. See "—Withdrawal Rights;" or

    •  we have, prior to the expiration date of the exchange offer, delayed or terminated the exchange offer for any of the reasons set forth under the caption "—Conditions to the Exchange Offer." See also "—Terms of the Exchange Offer; Period for Tendering."

              If we do not accept any tendered outstanding debentures for any reason, we will return any unaccepted or non-exchanged outstanding debentures tendered promptly after the expiration or termination of the exchange offer. Outstanding debentures which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and remain subject to the old indentures. See "Concurrent Offering."

Withdrawal Rights

              You may withdraw your tender of outstanding debentures at any time on or prior to the expiration date. You may also withdraw your tender if we have not accepted your outstanding debentures for payment after the expiration of 40 business days from the commencement of the exchange offer.

              For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses listed below under "Exchange Agent." Any notice of withdrawal must:

    •  specify the name of the person having tendered the outstanding debentures to be withdrawn;

    •  identify the outstanding debentures to be withdrawn, including the certificate number(s), if applicable, and the principal amount of the outstanding debentures to be withdrawn;

    •  contain a statement that the holder is withdrawing the election to have the outstanding debentures exchanged;

    •  be signed by the holder in the same manner as the original signature or the letter of transmittal used to surrender the outstanding debentures;

    •  specify the name in which any outstanding debentures are to be registered, if different from that of the registered holder of the outstanding debentures and, unless the outstanding debentures were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution; and

    •  if outstanding debentures have been tendered using the procedure for book-entry transfer described above, the name and number of the account at DTC to be credited with the withdrawn outstanding debentures, and otherwise comply with the procedures of that facility.

              Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination will be final and binding on all parties. Any outstanding debentures so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

              If you have validly withdrawn outstanding debentures and wish to re-tender them, you may do so by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Dealer Manager

              Subject to the terms and conditions set forth in the Dealer Manager Agreement dated as of January 22, 2004, between us and Jefferies & Company, Inc., which we refer to as "Jefferies," we retained Jefferies to act as the Dealer Manager in connection with the exchange offer. Jefferies will receive a fee in the manner described below for its services as Dealer Manager, payable if and when the exchange offer is completed. In addition, to the extent described below, we will reimburse Jefferies for its reasonable fees, disbursements and out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of its counsel, travel and lodging expenses and other customary expenditures) incurred in connection with the exchange offer, whether or not the exchange offer is consummated.

              We will pay Jefferies, for its services as the Dealer Manager for the exchange offer, a cash fee equal to 1.0% of the aggregate principal amount of all outstanding debentures tendered and accepted by us in the exchange offer. In addition, Jefferies is acting as an underwriter in connection with the concurrent offering of common stock.

              Notwithstanding any of the foregoing, we have agreed with Jefferies that the fee payable to Jefferies, if either the exchange offer or the concurrent offering of common stock is consummated, will not be less than $1,000,000. If we pay Jefferies a fee of $1,000,000 as a result of this minimum fee arrangement, the difference between $1,000,000 and the fees otherwise payable to Jefferies pursuant to the percentage-based formula described above will be credited against any fee payable to Jefferies in connection with any future investment banking services provided to us in a subsequent equity or equity linked transaction commenced on or prior to the six month date following the expiration or termination of the existing agreement. The reimbursement of expenses for both the exchange offer and the concurrent offering will not exceed $200,000, unless expenses in excess of that amount are approved in writing in advance by us.

              We have agreed to indemnify Jefferies against specified liabilities relating to or arising out of the exchange offer, including civil liabilities under the federal securities laws, and to contribute to payments that Jefferies may be required to make in respect thereof. However, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and, therefore, may be unenforceable. Jefferies may from time to time hold outstanding debentures, notes and our common stock in its proprietary accounts, and to the extent it owns outstanding debentures in these accounts at the time of the exchange offer, Jefferies may tender these outstanding debentures in the exchange offer.

              The Dealer Manager and its affiliates may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. Jefferies would receive customary fees for these services. We will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Exchange Agent) in connection with the solicitation of tenders of outstanding debentures.

              None of the Dealer Manager, the Exchange Agent, nor the Information Agent assumes any responsibility for the accuracy or completeness of the information contained in this prospectus regarding the Company or for any failure to disclose events that may affect the significance or accuracy of the information.

              The Dealer Manager will assist with the mailing of this prospectus and related materials to holders of outstanding debentures, respond to inquiries of and provide information to holders of outstanding debentures in connection with the exchange offer and provide other similar advisory services as we may request from time to time.

              In addition to the Dealer Manager, our directors, officers and employees, who will not be specifically compensated for such services, may contact holders personally or by mail, telephone, telex or telegraph regarding the exchange offer and may request brokers, dealers, banks, trust companies and other nominees to forward this prospectus and related materials to beneficial owners of outstanding debentures.

              We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction where the making of the exchange offer would not be in compliance with its laws, the exchange offer will not be made to (nor will tenders of outstanding debentures be accepted from or on behalf of) a holder residing in the jurisdiction in which the making or acceptance of the exchange offer would not be in compliance with the laws of that jurisdiction.

Information Agent

              We have retained Bondholder Communications Group to act as the Information Agent for the exchange offer. The Information Agent will assist with the mailing of this prospectus and related materials to holders of outstanding debentures, respond to inquiries of and provide information to holders of outstanding debentures in connection with the exchange offer, and provide other similar advisory services as we may request from time to time. The Information Agent may contact holders of outstanding debentures by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the exchange offer to beneficial owners. Requests for additional copies of this prospectus, the letter of transmittal and any other required documents should be directed to the Information Agent at its address and telephone number set forth on the back cover of this prospectus.

Fees and Expenses

              In addition to the reimbursement of the expenses to the Dealer Manager pursuant to the Dealer Manager Agreement as described above, we will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services (and will reimburse them for their reasonable out-of-pocket expenses in connection therewith), and will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in connection with forwarding copies of this prospectus and related documents to the beneficial owners of the outstanding debentures and in handling or forwarding tenders for exchange. In addition, we will indemnify the Dealer Manager, the Exchange Agent and the Information Agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

              We will pay all transfer taxes, if any, applicable to the exchange of outstanding debentures pursuant to the exchange offer. If, however, any notes or tendered outstanding debentures not accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding debentures or if notes are to be registered in the name of any person other than the person signing the letter of transmittal or, in the case of book-entry transfer, transmitting instructions through DTC's ATOP procedures or if a transfer tax is imposed for any reason other than the exchange of outstanding debentures pursuant to the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

              Neither the Information Agent nor the Exchange Agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of outstanding debentures tendered pursuant to the exchange offer.

              The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses to be approximately $1.0 million in the aggregate, assuming all of the outstanding debentures are tendered in the exchange offer, not including the payment of accrued and unpaid interest, as described above.

Exchange Agent

              We have appointed J.P. Morgan Trust Company, National Association as the Exchange Agent for the exchange offer. All executed letters of transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

J.P. Morgan Trust Company, National Association
Institutional Trust Services

By Hand or Overnight Courier:	By Mail:
J.P. Morgan Trust Company, National Association Institutional Trust Services Attn: Frank Ivins 2001 Bryan Street, 9th Floor Dallas, Texas 75201	J.P. Morgan Trust Company, National Association Institutional Trust Services Attn: Frank Ivins P.O. Box 2320 Dallas, Texas 75221-2320
Facsimile Transmissions: (By Eligible Institutions Only) Fax: 214-468-6494	To Confirm by Telephone: 1-800-275-2048 (Investor Relations Number)

              Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Transfer Taxes

              Holders who tender their outstanding debentures for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register notes in the name of, or request that outstanding debentures not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax. See "—Fees and Expenses."

No Recommendation

              We are not making any recommendation regarding whether you should tender your outstanding debentures in the exchange offer, and, accordingly, you must make your own determination as to whether to tender your outstanding debentures for exchange in the exchange offer after reading this prospectus and consulting with your own advisors, if any, based on your own financial position and requirements.

Consequences of Failure to Tender Outstanding Debentures

              Issuance of the notes in exchange for the outstanding debentures under the exchange offer will be made only after timely receipt by the Exchange Agent of such outstanding debentures, a properly completed and duly executed letter of transmittal (or agent's message in lieu thereof) and all other required documents. Therefore, holders desiring to tender outstanding debentures in exchange for notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of outstanding debentures for exchange.

              To the extent that outstanding debentures are tendered and accepted in connection with the exchange offer, any trading markets for the remaining outstanding debentures could be adversely affected. See "Risk Factors—Risk Factors Relating to the Exchange Offer."

              To the extent that any outstanding debentures remain outstanding following completion of the exchange offer, they will remain our obligations. See "Concurrent Offering."

Dissenters' Rights of Appraisal

              Under Delaware General Corporation Law, holders of our outstanding debentures do not have the right to petition a court to review the fairness of the consideration we are offering in this exchange.

CONCURRENT OFFERING

              Concurrently with the exchange offer, we are separately offering to sell 3,000,000 shares of our common stock, or 3,450,000 if the underwriters fully exercise their over-allotment option. If that offering is successfully completed, we intend to use the net proceeds to repay borrowings under our credit agreement. Subsequently, in the event any outstanding debentures remain after completion of the exchange offer, we intend to reborrow an amount not in excess of the net proceeds to redeem those debentures to the extent of such proceeds. The concurrent offering is being made by a separate prospectus. Neither offering is contingent upon the closing of the other offering.

DESCRIPTION OF NOTES

              We will issue the notes under an indenture between us and J.P. Morgan Trust Company, National Association, as trustee. We are summarizing certain important provisions of the notes and the indenture. You should refer to the specific terms of the indenture for a complete statement of the terms of the indenture and the notes. See "Where You Can Find More Information." When we use capitalized terms that we do not define here, those terms have the meanings given in the indenture. Unless otherwise indicated, when we use references to Sections or defined terms, we mean Sections or defined terms in the indenture. As used in this "Description of Notes" section, references to "Richardson," "we," "our," or "us" refer solely to Richardson Electronics, Ltd. and not to our subsidiaries.

General

              The notes will be our unsecured obligations and will be subordinate and junior in priority to our Senior Indebtedness (as defined below) and will rank senior to all of our other currently outstanding unsecured obligations, as described under "Subordination." The notes will mature on            , 2011 unless earlier converted, redeemed, or repurchased and will be issued in denominations of $1,000 and integral multiples thereof. References to "a note" or "each note" in this prospectus refer to $1,000 principal amount of the notes. The notes will be limited to $                  million aggregate principal amount.

              The notes may be converted into shares of our common stock at an initial conversion price of $                  per share of common stock. The conversion price is subject to adjustment if certain events occur, as described below. Upon conversion of a note, you will receive only shares of our common stock and a cash payment to account for any fractional share. You will not receive any cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below.

              The notes will be issued under an indenture dated as of            , 2004 between us and the trustee. The indenture does not limit the amount of debt, including Senior Indebtedness, that we may issue or incur. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

              The indenture will not contain any financial covenants or restrictions on the payment of dividends, the incurrence of additional indebtedness or the issuance or repurchase of securities by us. By contrast, the old indentures restrict dividend payments and repurchases of securities by us. See "Description of Outstanding Debentures—Limitations on Dividends and Stock Purchases." The indenture will contain no covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change of control, except to the extent described below under "—Repurchase at Option of Holder." By contrast, the old indentures contain restrictions on mergers, acquisitions and transfers of all or substantially all of our assets. See "Description of Outstanding Debentures—Consolidation, Merger, Conveyance, Transfer or Assumption."

              The notes will be issued only as fully registered securities in the name of Cede & Co. as nominee for DTC. A detailed description of the DTC book-entry system and the circumstances in which you would be entitled to receive physical delivery of notes are set forth below under "—Book-Entry Securities."

Ranking

              The notes are our unsecured obligations. The payment of principal of, and interest on, the notes, as set forth in the indenture, will rank senior to the following:

    •  the 7 1/4% debentures;

    •  the 8 1/4% debentures, which are also senior to the 7 1/4% debentures; and

    •  future indebtedness that is expressly made subordinate to the notes.

              The notes are subordinated to our Senior Indebtedness (as defined below), including amounts borrowed under our credit agreement and future indebtedness that is not expressly subordinate to the notes. As of February 28, 2004, we had $61,117,355 in Senior Indebtedness.

              In addition, the notes are structurally subordinate to any indebtedness of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their insolvency, dissolution or reorganization and the dependent right of holders of our notes to have rights in those assets, will be subject to the prior claim of any creditors of that subsidiary. As of February 28, 2004, our subsidiaries had $14,976,701 of indebtedness, excluding indebtedness that is also Senior Indebtedness.

              Neither we nor our subsidiaries are prohibited from incurring indebtedness, including Senior Indebtedness, under the indenture. We may from time to time incur additional debt, including Senior Indebtedness. Our subsidiaries may also from time to time incur additional indebtedness and liabilities.

Payments on Notes; Transfers

              Interest on the notes will accrue from            , 2004 or from the most recent date to which interest has been paid or duly provided for at % per year and will be payable semi-annually in arrears on the close of business on                        and            , beginning on            , 2004, to the person in whose names the notes are registered at the close of business on                        and                         preceding the respective interest payment dates, except that the interest payable at maturity or upon redemption or repurchase by us will be paid to the same person to whom principal of the notes is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months. (Section 2.02)

              Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of a delayed payment of this kind. A business day is defined as a day other than a Saturday, Sunday or a day on which (i) the banks in Chicago are required or permitted to be closed or (ii) the trustee's office is closed.

              We will make payments on the notes and transfers of notes can be made at the office of the trustee.

Conversion

              Except in the case of notes called for redemption, the holder of notes will have the right, exercisable at any time up to and including the maturity date, to convert the notes at the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of common stock at the conversion price of $                       per share, subject to adjustment as described below. (Section 10.01) In the case of notes called for redemption, conversion rights will expire at the close of business on the redemption date. Notice of redemption must be mailed not less than 10 and not more than 60 days prior to the redemption date.

              Upon conversion, you will not receive any cash payment of interest. However, if notes are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of those notes at the close of business on the record date will receive the interest payable on those notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a repurchase date following a change of control that is during that period, or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to that note. (Section 10.02) The conversion price is subject to adjustment upon the occurrence of certain events, including:

    •  the payment of a dividend in shares of common stock or other capital stock to holders of common stock;

    •  the payment of a dividend in cash in an amount per share of common stock in excess of $0.16 per year;

    •  the subdivision, combination or reclassification of outstanding shares of common stock;

    •  the issuance to all holders of common stock of rights or warrants entitling them to purchase shares of common stock (or securities convertible into common stock) at a price per share (or having a conversion price per share) less than the then current per share market price for the common stock;

    •  the distribution to holders of common stock of evidences of indebtedness or assets (excluding cash dividends) or rights or warrants (other than those referred to above); and

    •  certain mergers, consolidations or sales of assets. (Sections 10.06-10.12)

              No adjustment of the conversion price will be made until cumulative adjustments amount to at least $.10. (Section 10.11) Conversion price adjustments, or the omission to make such adjustments, may in certain circumstances result in constructive distributions that could be taxable as dividends, to holders of notes or common stock issuable on conversion thereof.

Redemption at Our Option

              The notes are not redeemable by us at any time prior to            , 2007. On or after                        , 2007, but prior to            , 2010, we may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding the date of redemption provided that the closing price of our common stock has been at least      % of the conversion price for 20 trading days during any 30 trading day period prior to the date of mailing of the redemption notice. On or after            , 2010, we may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding the date of redemption. (Section 3.01)

              If the redemption date is an interest payment date, interest will be paid on that interest payment date to the record holder on the relevant record date.

              We will provide not less than 10 nor more than 60 days' notice of redemption by mail to each registered holder of notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption. (Section 3.03)

              If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. (Section 3.02) If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption. (Section 3.06)

              We may not redeem the notes if we have failed to pay any interest on the notes when due and this failure to pay is continuing. We will notify all of the holders of the notes if we redeem any of the notes. (Section 3.07)

Repurchase at Option of Holder

              If a change of control occurs, you have the right, at your option, to require us to repurchase all of your notes or any portion of the principal amount of your notes that is equal to $1,000 or any greater multiple of $1,000. A change of control is deemed to have occurred if:

    •  any person or group, other than Edward J. Richardson, (i) becomes the direct or indirect beneficial owner of more than 50% of the total voting power of all shares of our voting stock or (ii) has the power, directly or indirectly, to elect a majority of the members of our board of directors;

    •  we consolidate with, or merge with or into, another person or another person consolidates with, or merges with or into, us and the persons that beneficially owned, directly or indirectly, our voting stock immediately prior to the transaction beneficially own, directly or indirectly, shares of voting stock representing less than a majority of the total voting power of all outstanding classes of voting stock of the surviving person;

    •  we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our consolidated assets and the persons that beneficially owned, directly or indirectly, the shares of our voting stock immediately prior to the transaction beneficially own, directly or indirectly, shares of voting stock representing less than a majority of the total voting power of all outstanding classes of voting stock of the transferee; or

    •  we are dissolved or liquidated.

              However, a change of control will not be deemed to have occurred if either:

    •  the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change of control is at least equal to 105% of the conversion price in effect on such day; or

    •  in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change of control consists of capital stock traded on a United States national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change of control) and as a result of such transaction or transactions the notes become convertible solely into such capital stock. (Section 3.07)

              This repurchase will occur on the date which is not more than 45 days after the date of our notice of a change of control. We will repurchase these notes at a repurchase price equal to 101% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding the date of repurchase. We may choose to pay the change of control repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided that in any event we will pay any accrued and unpaid interest in cash). (Section 3.08)

              If we elect to pay the change of control repurchase price in whole or in part in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the change of control repurchase price to be paid in shares of our common stock divided by

97.5% of the market price of our common stock. The market price of our common stock will be determined prior to the applicable change of control repurchase date as described below. If we elect to pay the change of control repurchase price in whole or in part in shares of our common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock. (Section 3.08)

              "Market price" means, with respect to any change of control repurchase date, the average of the last reported sales price of our common stock for the 20 consecutive trading days ended on the third business day prior to the applicable change of control repurchase date (or, if the third business day is not a trading day, then ending on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day of the 20 trading-day period and ending on the applicable change of control repurchase date of any event requiring an adjustment of the conversion rate under the indenture.

              Because the market price of our common stock is determined prior to the applicable change of control repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date the market price is determined to the date you received the shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

              We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of notes upon a change of control. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes. (Section 3.09)

              The rights of the holders to require us to repurchase their notes upon a change of control could discourage a potential acquirer of us. The change of control repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control repurchase feature is a standard term contained in other offerings of debt securities similar to the notes that have been marketed by the underwriters. The terms of the change of control repurchase feature resulted from negotiations between the underwriters and us. The terms of the outstanding debentures do not have any similar change of control provisions.

              The term "change of control" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a change of control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

              The definition of change of control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, assignment, conveyance, transfer, lease or other disposition of less than all of our assets may be uncertain.

              If a change of control were to occur, we may not have enough funds to pay the change of control repurchase price. In addition, our credit agreement imposes significant operating and financial restrictions on us. These restrictions include limitations on our borrowings under the credit agreement. As a result of these restrictions, we may not be able to repurchase our notes without being in default under our credit agreement. If we fail to repurchase the notes when required following a change of control, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness (including our existing credit facility) with similar change of control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

              Our obligation to make a repurchase upon a change of control will be satisfied if a third party makes the change of control repurchase offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change of control repurchase offer made by us, purchases all notes properly tendered and not withdrawn under the change of control repurchase offer and otherwise complies with its obligations in connection therewith.

Notice of Certain Transactions

              If we:

    •  take any action which would require an adjustment in the conversion price;

    •  consolidate or merge with, or transfer all or substantially all of our assets to, another corporation, and our stockholders must approve the transaction; or

    •  are to be dissolved or liquidated;

the holders of the notes may want to convert into common stock prior to the record or effective date for the transaction so that such holder may receive the rights, warrants, securities or assets which a holder of common stock on that date may receive. Therefore, we are required to provide the holders of the notes and the trustee notice of the transaction including the proposed record or effective date, as the case may be. The notice must be mailed at least 10 days prior to the record or effective date. However, failure to mail the notice will not affect the validity of the transaction. (Section 10.14)

Subordination

              The indebtedness evidenced by the notes is subordinate to the prior payment when due of the principal of, premium, if any, and interest on all Senior Indebtedness. Upon maturity of any Senior Indebtedness, payment in full must be made on the Senior Indebtedness before any payment is made on or in respect of the notes. During the continuance of any default in payment of principal of, premium, if any, or interest on Senior Indebtedness, we may not make any payment on or in respect of the notes. (Section 11.02) Upon any distribution of our assets in any dissolution, winding-up, liquidation or reorganization, payment of the principal of, and interest on, the notes will be subordinated, to the extent and in the manner set forth in the indenture, to the prior payment in full of all Senior Indebtedness. (Section 11.03) This subordination will not prevent the occurrence of any Event of Default (as defined below). (Section 11.11)

              "Senior Indebtedness" means the principal of and interest or borrowings made under the credit agreement and our Indebtedness outstanding at any time other than Indebtedness to a subsidiary for money borrowed or advanced from any such subsidiary and Indebtedness which by its terms is not superior in right of payment to the notes.

              "Indebtedness" means:

    •  any of our debt (1) for borrowed money, capitalized leases, and purchase money obligations or (2) evidenced by a note, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business, of any property or assets;

    •  any debt of others described in the preceding clause which we have guaranteed or for which we are otherwise liable; and

    •  any amendment, renewal, extension or refunding of any such debt. (Section 11.01)

              As of February 28, 2004, the outstanding amount of our Senior Indebtedness was $61,117,355.

              By reason of this subordination, in the event of insolvency, holders of notes may recover less ratably than our general creditors.

              The notes are by their terms superior in right of payment to the 7 1/4% debentures and 8 1/4% debentures. (Section 11.01)

Defaults and Remedies

              The term "Event of Default" when used in the indenture means any one of the following:

    •  failure to pay interest for 30 days or principal when due (whether or not prohibited by the subordination provisions);

    •  failure to pay principal when due at maturity or upon redemption or repurchase;

    •  failure to convert the notes into shares of common stock upon exercise of a holder's conversion right, unless that failure is cured within five days after written notice of default is given to us by the trustee or the holder of that note;

    •  failure to repurchase at the option of the holder upon a change of control;

    •  failure to provide notice of the occurrence of a change of control and repurchase of the notes at the option of the holder upon a change of control;

    •  failure to redeem the notes after we have exercised our option to redeem;

    •  failure to perform any other covenant for 30 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

    •  acceleration of the maturity of any Indebtedness of ours or any of our subsidiaries in any one case or in the aggregate in excess of $10,000,000, if such acceleration is not rescinded, annulled or otherwise cured within 30 days after notice to us; and

    •  certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries. (Section 6.01)

              The indenture provides that the trustee will, within 90 days after the occurrence of a default, give the holders of the notes notice of all uncured defaults known to it (the term "default" to include the events specified above, without grace or notice), provided that, except in the case of default in the payment of principal of or interest on any of the notes, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of notes. (Section 7.05)

              In case an Event of Default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by notice in writing to us (and to the trustee if given by the holders of the notes), may declare the principal of and all accrued and unpaid interest on all the notes to be due and payable immediately. In case of certain events of bankruptcy or insolvency involving us or any of our subsidiaries, the principal and accrued and unpaid interest on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults. (Section 6.02)

              Defaults (except, unless therefore cured, a default in payment of principal of, premium, if any, or interest on the notes or a default with respect to a provision which cannot be modified under the terms of the indenture without the consent of each holder of notes affected) may be waived by the holders of a majority in principal amount of the outstanding debentures upon the conditions provided in the indenture. (Section 6.04)

              The indenture requires us to file periodic reports with the trustee as to the absence of defaults. (Section 4.03)

Modification of the Indenture

              The indenture contains provisions permitting us and the trustee without the consent of any holder of notes to supplement or amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption of our obligations by a successor, to provide for uncertificated notes in addition to certificated notes or to make any change that does not materially adversely affect the rights of any holder of notes. (Section 9.01) Otherwise, our rights and obligations and the rights of holders of notes may be modified by us and the trustee only with the consent of the holders of not less than a majority in principal amount of notes then outstanding. No waiver of a default in the payment of the principal of or interest on a note or reduction in the principal of or the premium or the interest rate on the notes or a change in the percentage of holders required for modification of the indenture and no extension of the maturity of any note or in the time of payment of interest and no change that materially and adversely affects the right to convert a note will be effective against any holder of notes without that holder's consent. (Section 9.02)

Satisfaction and Discharge of the Indenture

              The indenture will be discharged and canceled if all the notes have been delivered to the trustee for cancellation or upon deposit with the trustee, within not more than six months prior to the maturity or redemption of all the notes, of funds sufficient for such payment or redemption. (Section 8.01)

The Trustee

              J.P. Morgan Trust Company, National Association is the trustee under the indenture. J. P. Morgan Chase & Co., an affiliate of the trustee, and Bank One Corporation have announced that they have agreed to merge. Bank One, NA, an affiliate of Bank One Corporation, has provided us with our principal banking services, including bank accounts and normal banking transactions for a number of years. We have obtained loans from Bank One, NA, in the past and Bank One, NA, together with other lenders, has extended a $102,000,000 line of credit to us pursuant to an Amended and Restated Revolving Credit Agreement dated as of November 26, 2002, as amended, of which $60,434,687 was outstanding as of February 28, 2004.

              The holders of a majority in principal amount of all outstanding debentures have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the trustee, providing that such direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the right of another holder of and would not subject the trustee to personal liability. (Section 6.05) The indenture provides that in case an Event of Default occurs and is known to the trustee (and is not cured), the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its rights and powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless they will have offered to the trustee security and indemnity satisfactory to it. (Section 7.01)

Governing Law

              The indenture and the notes will be governed by and construed in accordance with the internal laws of the State of Illinois. (Section 12.09)

Book-Entry Securities

              The notes will be book-entry securities and will be issued in the form of one or more global securities that will be deposited with DTC as evidence of all of the notes. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who own beneficial interests in the global securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its beneficial interest to exercise any rights of a holder of notes under the indenture.

              We will make payments on the global securities to DTC or its nominee, as the sole registered owner and holder of the global securities. Neither we nor the trustee nor any of our respective agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests.

              DTC has informed us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of the participants.

              Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

              A global security will be exchanged for certificated notes if (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor within 90 days, (2) an Event of Default has occurred and is continuing or (3) we decide that the global security will be exchangeable. If that occurs, we will issue notes in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for notes equal in principal amount to that beneficial interest and to have those notes registered in its name. We will issue the certificates for the notes in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we will issue them in registered form only, without coupons. (Section 2.07)

              DTC has advised us that it is:

    •  a limited-purpose trust company organized under the New York Banking Law;

    •  a "banking organization" within the meaning of the New York Banking Law;

    •  a member of the Federal Reserve System;

    •  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    •  a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

              DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers and dealers, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

DESCRIPTION OF OUTSTANDING DEBENTURES

              The 7 1/4% debentures were issued pursuant to an indenture, which we refer to as the "7 1/4% indenture," dated as of December 15, 1986, between us and U.S. Bank, N.A., whom we refer to as the "7 1/4% trustee," as successor trustee to Continental Illinois National Bank and Trust Company of Chicago. The 8 1/4% debentures were issued pursuant to an indenture, which we refer to as the "8 1/4% indenture," dated as of December 16, 1996, between us and J.P. Morgan Trust Company, National Association, whom we refer to as the "8 1/4% trustee," as successor trustee to American National Bank and Trust Company of Chicago. We refer to the 7 1/4% indenture and the 8 1/4% indenture collectively as the "old indentures." We are summarizing certain important provisions of the outstanding debentures and the old indentures. You should refer to the specific terms of the old indentures for a complete statement of the terms of the old indentures and the old debentures. See "Where You Can Find More Information." When we used capitalized terms that we do not define here, those terms have the meanings given to them in the old indentures, as applicable. Unless otherwise indicated, when we use references in this "Description of Outstanding Debentures" section to Sections or defined terms, we mean Sections or defined terms in either the 7 1/4% indenture or 8 1/4% indenture, as applicable. As used in this "Description of Outstanding Debentures" section, references to "Richardson," "we", "our", or "us" refer solely to Richardson Electronics, Ltd. and not to our subsidiaries.

General

              The outstanding debentures are our unsecured obligations and are junior in priority to our Senior Indebtedness (as defined below), as described under "Subordination." The 7 1/4% debentures mature on December 15, 2006 and are issued in denominations of $1,000 and integral multiples thereof. The 8 1/4% debentures mature on June 15, 2006 and are issued in denominations of $1,000 and integral multiples thereof. References to "a debenture" or "each debenture" in this prospectus refer to $1,000 principal amount of the outstanding debentures. As of the date of this prospectus, there are $30,825,000 principal amount of the 7 1/4% debentures outstanding and $40,000,000 principal amount of the 8 1/4% debentures outstanding.

              The 7 1/4% debentures may be converted into shares of our common stock at a current conversion price of $21.14 per share of common stock. The 8 1/4% debentures may be converted into shares of our common stock at a current conversion price of $18.00 per share of common stock. The conversion price for each of the outstanding debentures is subject to adjustment if certain events occur, as described below. Upon conversion of any outstanding debentures, holders receive only shares of our common stock and a cash payment to account for any fractional share. Holders do not receive any cash payment for interest accrued and unpaid to the conversion date.

              The outstanding debentures were issued under the old indentures, as described above. The old indentures do not limit the amount of debt, including Senior Indebtedness, that we may issue or incur. The old indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

Ranking

              The outstanding debentures are our unsecured obligations. The payment of principal of, and interest on, the outstanding debentures, as set forth in the old indentures, ranks subordinate to the following:

    •  amounts borrowed under our credit agreement;

    •  the notes; and

    •  future indebtedness that is expressly made subordinate to the notes.

              The outstanding debentures are subordinated to our Senior Indebtedness (as defined below) and future indebtedness that is not expressly subordinate to the notes. (Section 11.01 of each of the old indentures) As of February 28, 2004, we had $61,117,355 in Senior Indebtedness. The 8 1/4% debentures rank senior to, and will mature prior to, the 7 1/4% debentures.

              In addition, the outstanding debentures are structurally subordinate to any indebtedness of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their insolvency, dissolution or reorganization and the dependent right of holders of outstanding debentures to have rights in those assets, will be subject to the prior claim of any creditors of that subsidiary. As of February 28, 2004, our subsidiaries had $14,976,701 of indebtedness, excluding indebtedness that is also Senior Indebtedness.

              Neither we nor our subsidiaries are prohibited from incurring indebtedness, including Senior Indebtedness, under the old indentures. We may from time to time incur additional debt, including Senior Indebtedness. Our subsidiaries may also from time to time incur additional indebtedness and liabilities.

Payments on Outstanding Debentures; Transfers

              Interest on the 7 1/4% debentures accrues at 7 1/4% per year and is payable on June 15 and December 15 in each year to the person in whose name the 7 1/4% debentures are registered on the close of business on June 1 and December 1 preceding the respective interest payment dates. Interest on the 8 1/4% debentures accrues at 8 1/4% per year and is payable on June 15 and December 15 in each year to the person in whose name the 8 1/4% debentures are registered on the close of business on June 1 and December 15 preceding the respective interest payment dates. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

              Any payment otherwise required to be made in respect of the outstanding debentures on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of a delayed payment of this kind. A business day is defined as a day other than a Saturday, Sunday or a day on which (i) the banks in the city in which the 7 1/4% trustee or the 8 1/4% trustee, as applicable, administers its trust business are required or permitted to be closed or (ii) the 7 1/4% trustee's office or the 8 1/4% trustee's office, as applicable, is closed.

Conversion

              Except in the case of outstanding debentures called for redemption, the holder of any outstanding debenture has the right, exercisable at any time up to and including the maturity date, to convert the old debentures at the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of common stock at the conversion price of $21.14 per share for the 7 1/4% debentures and $18.00 per share for the 8 1/4% debentures, subject in each case to adjustment, as described below. In the case of outstanding debentures called for redemption, conversion rights will expire on the tenth business day prior to the redemption date in the case of the 7 1/4% debentures and at the close of business on the redemption date in the case of the 8 1/4% debentures. Notice of redemption must be mailed not less than 30 and not more than 60 days prior to the redemption date.

              Upon conversion, holders will not receive any cash payment of interest.

              To convert an outstanding debenture, a holder must:

    •  complete and sign the conversion notice on the back of the outstanding debenture;

    •  surrender the outstanding debenture to a conversion agent (as defined in the 7 1/4% indenture and 8 1/4% indenture, as applicable);

    •  furnish appropriate endorsements or transfer documents if required by the registrar (as defined in the 7 1/4% indenture and 8 1/4% indenture, as applicable) or conversion agent; and

    •  pay any transfer or similar tax if required. (Section 10.02 of each of the old indentures)

              The conversion price is subject to adjustment upon the occurrence of certain events, including:

    •  the payment of a dividend in shares of common stock to holders of common stock or a dividend to holders of the common stock payable in shares of our capital stock other than our common stock;

    •  the subdivision, combination or reclassification of outstanding shares of common stock;

    •  the issuance to all holders of common stock of rights or warrants entitling them to purchase shares of common stock (or securities convertible into common stock) at a price per share (or having a conversion price per share) less than the then current per share market price for such common stock;

    •  the distribution to holders of common stock of evidences of indebtedness or assets (excluding cash dividends) or rights or warrants (other than those referred to above); and

    •  certain mergers, consolidations or sales of assets. (Sections 10.06-10.15 of each of the old indentures)

              No adjustment of the conversion price will be made until cumulative adjustments amount to at least $.10. (Section 10.11 of each of the old indentures) Conversion price adjustments, or the omission to make such adjustments, may in certain circumstances result in constructive distributions that could be taxable as dividends, to holders of outstanding debentures or common stock issuable on conversion thereof. Further, there will be no adjustment of the conversion price:

    •  in the event of cash distributions or cash dividends paid out of consolidated net income (as defined below) or retained earnings;

    •  unless the applicable old indenture provides otherwise, because we issue, in exchange for cash, property or other services, common stock, or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase shares of common stock or such convertible or exchangeable securities;

    •  for the sale of common stock pursuant to a plan for reinvestment of dividends or interest or in the event of the par value of the common stock is changed; or

    •  conversion of Class B common stock. (Section 10.12 of each of the old indentures.)

Optional Redemption

              The outstanding debentures are redeemable at any time at our option, as a whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the outstanding debentures to be redeemed plus accrued and unpaid interest, if any, to, and including, the date of redemption. (Section 3.01 of each of the old indentures)

              We will provide notice not less than 30 nor more than 60 days' notice of redemption by mail to registered holder of the outstanding debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those outstanding debentures or portions of outstanding debentures called for redemption. (Sections 3.03 and 3.04 of each of the old indentures)

              If we decide to redeem fewer than all of the outstanding debentures, the 7 1/4% trustee or the 8 1/4% trustee, as applicable, will select the outstanding debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the 7 1/4% trustee or 8 1/4% trustee, as applicable, considers fair and appropriate. If the 7 1/4% trustee or 8 1/4% trustee, as applicable, selects a portion of a holder's outstanding debentures for partial redemption and the holder converts a portion of the holder's 7 1/4% debentures or 8 1/4% debentures, as applicable, the converted portion will be deemed to be from the portion selected for redemption. (Section 3.02 of each of the old indentures)

              We may not redeem the outstanding debentures if we have failed to pay any interest on the outstanding debentures when due and this failure to pay defaulted interest is continuing. We will notify all of the holders of the outstanding debentures if we fail to make any interest payment.

Sinking Fund

              On each December 15, we are obligated to redeem a principal amount of 7 1/4% debentures equal to 7 1/2% of the original aggregate principal amount (or $6.225 million) of 7 1/4% debentures issued at 100% of the principal amount thereof plus accrued and unpaid interest. Our redemption obligations may be reduced by an amount equal to the principal amount of 7 1/4% debentures redeemed by us other than pursuant to a sinking fund, purchased by us in the open market or converted or exchanged by us; provided, however, that we may effect such a reduction only once. As a result of prior acquisitions of the 7 1/4% debentures, we satisfied our sinking fund obligations through December 2003. As a result, we are obligated to make sinking fund payments on December 15, 2004 and December 15, 2005 of $3.85 million and $6.225 million, respectively. The selection of the 7 1/4% debentures to be redeemed is made by the 7 1/4% trustee on either a pro rata basis or by lot. (Exhibit A to 7 1/4% indenture) The terms of the 8 1/4% debentures and the terms of the notes do not provide for any similar sinking fund.

Notice of Certain Transactions

              If we:

    •  take any action which would require an adjustment in the conversion price;

    •  consolidate or merge with, or transfer all or substantially all of our assets to, another corporation, and our stockholders must approve the transaction; or

    •  are to be dissolved or liquidated;

the holders of the outstanding debentures may want to convert into common stock prior to the record or effective date of the transaction so that such holder may receive the rights, warrants, securities or assets which a holder of common stock on that date may receive. Therefore, we are required to provide the holders of the outstanding debentures and the 7 1/4% trustee and 8 1/4% trustee notice of the transaction including the proposed record or effective date, as the case may be. The notice must be mailed at least ten days prior to the record or effective date. However, failure to mail the notice will not affect the validity of the transaction. (Section 10.14 of each of the old indentures)

Subordination

              The indebtedness evidenced by the outstanding debentures is subordinate to the prior payment when due of the principal of, premium, if any, and interest on all Senior Indebtedness. Upon maturity of any Senior Indebtedness, payment in full must be made on the Senior Indebtedness before any payment is made on or in respect of the outstanding debentures. During the continuance of any default in payment of principal of, premium, if any, or interest on Senior Indebtedness, we may not make any payment on or in respect of the outstanding debentures. Upon any distribution of our assets in any dissolution, winding-up, liquidation or reorganization, payment of the principal of, and interest on, the outstanding debentures will be subordinated, to the extent and in the manner set forth in the old indentures, to the prior payment in full of all Senior Indebtedness. This subordination will not prevent the occurrence of any Event of Default (as defined below).

              "Senior Indebtedness" means our Indebtedness outstanding at any time other than Indebtedness to a subsidiary for money borrowed or advanced from any subsidiary and Indebtedness which by its terms is not superior in right of payment to the 7 1/4% debentures or 8 1/4% debentures, as applicable. The 8 1/4% debentures are by their terms superior in right of payment to the 7 1/4% debentures. (Section 11.01 of the 8 1/4% indenture)

              "Indebtedness" means

    •  any debt of ours (1) for borrowed money, capitalized leases and purchase money obligations or (2) evidenced by a note, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business, of any property or assets;

    •  any debt of others described in the preceding clause which we have guaranteed or for which it is otherwise liable; and

    •  any amendment, renewal, extension or refunding of any such debt. (Section 11.01 of each of the old indentures)

              As of February 28, 2004, the outstanding amount of our Senior Indebtedness was $61,117,355.

              By reason of this subordination, in the event of insolvency, holders of the outstanding debentures may recover less ratably than our general creditors.

              The notes are by their terms superior in right of payment to the 7 1/4% debentures and 8 1/4% debentures. (Section 11.01)

Defaults and Remedies

              The term "Event of Default" when used in the old indentures means any one of the following:

    •  failure to pay interest for 30 days or principal when due (whether or not prohibited by the subordination provisions);

    •  failure to perform any other covenant for 30 days after written notice to us from the 7 1/4% trustee or the 8 1/4% trustee, as applicable, or the holders of at least 25% in aggregate principal amount of the outstanding debentures;

    •  acceleration of the maturity of any Indebtedness of ours or any of our subsidiaries. in any one case or in the aggregate in excess of $5,000,000 if this acceleration is not rescinded, annulled or otherwise cured within 30 days after notice to us; and

    •  certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries. (Section 6.01 of each of the old indentures)

              The old indentures provide that the 7 1/4% trustee or 8 1/4% trustee, as applicable, will, within 90 days after the occurrence of a default, give the holders of the 7 1/4% debentures or 8 1/4% debentures, as applicable, notice of all uncured defaults known to it (the term "default" to include the events specified above, without grace or notice), provided that, except in the case of default in the payment of principal of or interest on any of the 7 1/4% debentures or 8 1/4% debentures, as applicable, the 7 1/4% trustee or 8 1/4% trustee, as applicable, will be protected in withholding this notice if it in good faith determines that the withholding of this notice is in the interest of the holders of 7 1/4% debentures or 8 1/4% debentures. (Section 7.05 of each of the old indentures)

              In case an Event of Default occurs and is continuing, the 7 1/4% trustee or 8 1/4% trustee, as applicable, or the holders of not less than 25% in aggregate principal amount of the 7 1/4% debentures or 8 1/4% debentures then outstanding, as applicable, by notice in writing to us (and to the 7 1/4% trustee if given by the holders of the 7 1/4% debentures or the 8 1/4% trustee if given by the holders of the 8 1/4% debentures), may declare the principal of and all accrued and unpaid interest on all the 7 1/4% debentures or 8 1/4% debentures, as applicable, to be due and payable immediately. In case of certain events of bankruptcy or insolvency involving us or any of our subsidiaries, the principal and accrued and unpaid interest on the 7 1/4% debentures or 8 1/4% debentures, as applicable, will automatically become due and payable. However, if we cure all defaults, except nonpayment of principal or interest that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults. (Sections 6.02 and 9.02 of each of the old indentures)

              Defaults (except, unless therefore cured, a default in payment of principal of, premium, if any, or interest on the outstanding debentures or a default with respect to a provision which cannot be modified under the terms of the old indentures without the consent of each holder of outstanding debentures affected) may be waived by the holders of a majority in principal amount of the outstanding 7 1/4% debentures or 8 1/4% debentures, as applicable, upon the conditions provided in the old indentures. (Sections 6.04 and 9.02 of each of the old indentures)

              The old indentures require us to file periodic reports with the 7 1/4% trustee or 8 1/4% trustee, as applicable, as to the absence of defaults. (Section 4.04 of each of the old indentures)

Limitation on Dividends and Stock Purchases

              We may not declare or pay any dividend or make any distribution on our capital stock or to our stockholders (other than dividends or distributions payable in our capital stock) or purchase, redeem or otherwise acquire or retire for value, or permit any subsidiary to purchase or otherwise acquire for value, any of our capital stock (1) if at the time of the action an Event of Default has occurred and is continuing or occurs as a result thereof, or (2) if, upon giving effect to the dividend, distribution, purchase, redemption, other acquisition or retirement, the aggregate amount expended for all these purposes (the amount expended for these purposes, if other than in cash, to be determined by the board of directors, whose determination will be conclusive evidence and evidenced by a resolution of the board of directors filed with the 7 1/4% trustee or 8 1/4% trustee, as applicable) subsequent to May 31, 1996 will exceed the sum of:

    •  the aggregate consolidated net income (or net loss) (as defined below) earned on a cumulative basis subsequent to May 31, 1996;

    •  the aggregate net proceeds including the fair market value of property other than cash (as determined by the board of directors, whose determination will be conclusive and evidenced by a resolution of the board of directors filed with the 7 1/4% trustee or 8 1/4% trustee, as applicable), received by us from the issue or sale of our capital stock, other than to a subsidiary, after May 31, 1996;

    •  the aggregate net proceeds received by us from the issue or sale, other than to a subsidiary, of any indebtedness issued after May 31, 1996 which has been converted into capital stock (including the 7 1/4% debentures and the 8 1/4% debentures); and

    •  $20,000,000 in the case of the 7 1/4% debentures and $30,000,000 in the case of the 8 1/4% debentures;

provided, however, that the foregoing will not prevent: (1) the payment of any dividend within 60 days after the date of declaration if the payment complied with the foregoing provisions on the date of declaration; (2) the retirement of any shares of our capital stock by exchange for, or out of the proceeds of, the substantially concurrent sale of other shares of our capital stock, including without limitation, the conversion of our Class B common stock; or (3) the call for redemption of any convertible preferred stock under an agreement with a responsible underwriter designed to insure that all such stock is converted rather than redeemed. (Section 4.02 of each of the old indentures)

              "Consolidated net income," for any period, means the aggregate of our and our subsidiaries' net income for that period (as defined below), on a consolidated basis, determined in accordance with generally accepted accounting principles provided that (1) the net income of any person in which we or any subsidiary has a joint interest with a third party will be included only to the extent of the amount of dividends or distributions paid to us or our subsidiaries, and (2) the net income of any person acquired in a pooling of interests transaction for any period prior to the date of the acquisition will be excluded. (Section 1.01 of each of the old indentures)

              "Net income" of any person means the net income (or loss) of that person, determined in accordance with generally accepted accounting principles; excluding, however, from the determination of net income any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to leaseback transactions) of any real property or equipment of that person, which is not sold or otherwise disposed of in the ordinary course of business, or of any capital stock of us or our subsidiaries owned by that person. (Section 1.01 of each of the old indentures) While the terms of the notes do not include any such restriction, the notes provide for an adjustment to the conversion price upon any increase in our dividend rate. See "Description of Notes-Conversion." The notes do not have a similar limitation on dividends and stock purchases.

Consolidation, Merger, Conveyance, Transfer or Assumption

              We may not consolidate with, merge into, or transfer all or substantially all of our assets to, any other person unless:

    •  that other person is a corporation organized and existing under the laws of the United States or a State thereof which expressly assumes all of our obligations under the old indentures and the outstanding debentures,

    •  that corporation has a consolidated tangible net worth (after giving effect to the transaction) (as defined in each of the old indentures) at least equal to our consolidated tangible net worth immediately prior thereto, and

    •  immediately after the transaction no default exists.

              Thereafter all of our obligations under the outstanding debentures terminate. (Section 5.01 of each of the old indentures) The notes do not have a similar restriction on consolidation, merger or transfer of all or substantially all of our assets.

Modification of the Old Indentures

              The old indentures contain provisions permitting us and the applicable trustee, without the consent of any holder of 7 1/4% debentures or 8 1/4% debentures, as applicable, to supplement or amend the 7 1/4% indenture or 8 1/4% indenture, as applicable, to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption of our obligations by a successor, to provide for uncertificated debentures in addition to certificated debentures or to make any change that does not materially adversely affect the rights of any holder of outstanding debentures. (Section 9.01 of each of the old indentures) Otherwise, our rights and obligations and the rights of holders of outstanding debentures may be modified by us and the applicable trustee only with the consent of the holders of not less than a majority in principal amount of 7 1/4% debentures or 8 1/4% debentures then outstanding, as applicable. No waiver of a default in the payment of the principal of or interest on an outstanding debenture or reduction in the principal of or the premium or the interest rate on the outstanding debentures or a change in the percentage of holders required for modification of the old indentures and no extension of the maturity of any outstanding debenture or in the time of payment of interest and no change that materially and adversely affects the right to convert an outstanding debenture will be effective against any holder of outstanding debentures without that holder's consent. (Section 9.02 of each of the old indentures)

Satisfaction and Discharge of the Old Indentures

              The old indentures will be discharged and canceled if all the outstanding debentures have been delivered to the 7 1/4% trustee or 8 1/4% trustee, as applicable, for cancellation or upon deposit with the 7 1/4% trustee or 8 1/4% trustee, within not more than six months prior to the maturity or redemption of all the outstanding debentures, of funds sufficient for that payment or redemption. (Section 8.01 of each of the old indentures)

Trustees

              U.S. Bank, N.A., as successor trustee to Continental Illinois National Bank and Trust Company of Chicago, is the trustee under the 7 1/4% indenture.

              J.P. Morgan Trust Company, National Association is the trustee under the 8 1/4% indenture. For more information about the 8 1/4% trustee, see "Description of Notes—The Trustee."

              The holders of a majority in principal amount of all outstanding 7 1/4% debentures or 8 1/4% debentures, as applicable, have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the 7 1/4% trustee or 8 1/4% trustee, as applicable, providing that such direction would not conflict with any rule of law or with the 7 1/4% indenture or 8 1/4% indenture, as applicable, would not be unduly prejudicial to the right of another holder of and would not subject the 7 1/4% trustee or 8 1/4% trustee, as applicable, to personal liability. (Section 6.05 of each of the old indentures) The old indentures provide that in case an Event of Default occurs and is known to the 7 1/4% trustee or 8 1/4% trustee, as applicable (and is not cured), the 7 1/4% trustee or 8 1/4% trustee, as applicable, will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its rights and powers. Subject to these provisions, the 7 1/4% trustee or the 8 1/4% trustee will be under no obligation to exercise any of its rights or powers under the 7 1/4% indenture or 8 1/4% indenture, as applicable, at the request of any of the holders of outstanding debentures unless they have offered to the 7 1/4% trustee or the 8 1/4% trustee, as applicable, security and indemnity satisfactory to it. (Section 7.01 of each of the old indentures)

Governing Law

              The old indentures and the outstanding debentures are governed by and construed in accordance with the internal laws of the State of Illinois. (Section 12.09 of each of the old indentures)

DESCRIPTION OF OUR CAPITAL STOCK

              Our certificate of incorporation authorizes the issuance of up to 30,000,000 shares of common stock, par value $.05 per share, 10,000,000 shares of Class B common stock, par value $.05 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of April 6, 2004, there were 11,019,031 shares of common stock outstanding, 3,171,320 shares of Class B common stock outstanding and no shares of preferred stock outstanding.

              The following summary is qualified by reference to the applicable provisions of Delaware law and our certificate of incorporation and by-laws. This is not a complete description of the important terms of Delaware law, our certificate of incorporation or by-laws. If you would like more information on the provisions of our certificate of incorporation or by-laws, you may review our certificate of incorporation and our by-laws, each of which is incorporated by reference as an exhibit to the registration statement we have filed with the SEC. See "Where You Can Find More Information."

Common Stock

              The holders of our common stock are entitled to one vote for each share they own and vote together with holders of Class B common stock and preferred stock on all matters voted on by our stockholders. In addition, holders of our common stock vote separately as a class on any proposed amendment to our restated certificate of incorporation that would:

    •  change the aggregate number of authorized shares of common stock or the par value of those shares; or

    •  alter or change the powers, preferences or special rights of shares of the common stock so as to affect the holders thereof adversely.

              The common stock does not have cumulative voting rights. As a result, stockholders voting a majority of the votes (including Edward J. Richardson, who owned shares having approximately 74% of the voting power at April 6, 2004) at any annual meeting are able to elect all of the directors to be elected.

              Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our board of directors and subject to the right of the holders of the Class B common stock to receive a dividend when the holders of common stock receive a dividend, the holders of common stock are entitled to dividends as may be declared by our board of directors. With respect to cash dividends, the Class B common stock is limited to a dividend equal to 90% of any dividend on the common stock. Any stock dividend on common stock shall be paid in additional shares of common stock and a stock dividend of an equal number of shares of Class B common stock shall be paid on the Class B common stock. Upon liquidation, holders of common stock are entitled to receive their pro rata portion of our assets available for distribution to the holders of common stock and Class B common stock on an equal basis with the holders of Class B common stock. All of the outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

              The transfer agent and registrar for our common stock is LaSalle Bank, 135 South LaSalle Street, Chicago, Illinois 60603.

Class B Common Stock

              The holders of our Class B common stock are entitled to ten votes for each share they own and vote together with holders of common stock and preferred stock on all matters voted on by our stockholders. In addition, holders of our Class B common stock vote separately as a class on any proposed amendment to our restated certificate of incorporation that would:

    •  change the aggregate number of authorized shares of Class B common stock or par value of those shares; or

    •  alter or change the powers, preferences or special rights of the Class B common stock so as to affect the holders thereof adversely.

              The Class B common stock does not have cumulative voting rights. Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our board of directors and subject to the right of the holders of the common stock to receive a dividend when the holders of Class B common stock receive a dividend, the holders of Class B common stock are entitled to the dividends declared by our board of directors. With respect to cash dividends, the holders of Class B common stock are subject to the further limitation that dividends on a share of Class B common stock equal only 90% of any dividend on a share of common stock. Any stock dividend on Class B common stock shall be paid in additional shares of Class B common stock and a stock dividend of an equal number of shares of common stock shall be paid on the common stock. Upon liquidation, holders of Class B common stock are entitled to receive their pro rata portion of our assets available for distribution to the holders of Class B common stock and common stock on an equal basis with the holders of common stock. All of the outstanding shares of Class B common stock are fully paid and nonassessable. Holders of Class B common stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no redemption or sinking fund provisions with respect to our Class B common stock. The Class B common stock is subject to transfer and conversion restrictions described below.

              The transfer agent and registrar for our Class B common stock is LaSalle Bank, 135 South LaSalle Street, Chicago, Illinois 60603.

  Restrictions On Transfer

              Shares of Class B common stock are not freely transferable. A holder of shares of Class B common stock may transfer those shares (whether by sale, assignment, gift, bequest, appointment or otherwise) only to a "Permitted Transferee" (as defined below). A transfer of Class B common stock to any person or entity other than a "Permitted Transferee" will result in the automatic conversion of those shares of Class B common stock into shares of common stock on a share-for-share basis. Accordingly, no trading market will develop in the Class B common stock.

              The "Permitted Transferees" of an individual holder of shares of Class B common stock are generally described as follows:

    •  that stockholder's spouse;

    •  any lineal descendant of a grandparent of that stockholder, including adopted children, and any spouse of that lineal descendant (we refer to these descendants and their spouses, together with the stockholders in question and their spouses, as the "Class B stockholder's family members");

    •  a trust for the sole benefit of that stockholder, that Class B stockholder's family members and certain charitable organizations;

    •  certain charitable organizations established by that stockholder or that Class B stockholder's family members;

    •  a partnership or corporation all of the beneficial ownership of which is owned (and continues to be owned) by that stockholder and/or that Class B stockholder's family members or a trust for the sole benefits of that stockholder, that Class B stockholder's family members and certain charitable organizations;

    •  the estate of that stockholder; and

    •  an employee stock ownership plan of ours.

              Shares of Class B common stock held by a partnership or corporation may be transferred to a person who had transferred those shares to that partnership or corporation (and to that person's Permitted Transferees) or, if record and beneficial ownership of those shares of Class B common stock were acquired by that partnership or corporation on or prior to December 10, 1986, to the partners or stockholders as of that date, and to the Permitted Transferees of those partners or stockholders. Shares held by trusts that are irrevocable on December 10, 1986 may be transferred to any person to whom or for whose benefit the principal of the trust may be distributed under the terms of the trust and that person's Permitted Transferees. Shares held by all other trusts (whether or not in existence as of December 10, 1986) may be transferred to the person who transferred those shares of Class B common stock to the trust and that person's Permitted Transferees. Shares held by the estate of a holder of Class B common stock may be transferred to Permitted Transferees of that holder of Class B common stock. Shares held in any of our employee benefit plans may be transferred to the participant for whose account the shares were held or his Permitted Transferee.

              Shares of Class B common stock may only be registered in the name of the beneficial owner thereof and not in a "street" or "nominee" name. The "beneficial owner" of shares of Class B common stock is defined as the person or persons who, or the entity or entities which, possess the power to direct the voting or the disposition of such shares.

  Conversion

              Shares of Class B common stock are convertible into common stock on a share-for-share basis at all times at the option of the holder without cost to the holder (except to the extent of any stamp or similar tax payable where the converting holder of Class B common stock desires that the certificate representing the resulting common stock be issued in a name other than that of the holder of the converted Class B common stock). In general, the conversion will be effective as of the date the Class B common stock is surrendered to us for conversion.

              Any transfer, pledge or other disposition of shares of Class B common stock other than to a Permitted Transferee will result in an automatic conversion to common stock, on a share-for-share basis.

              If at any time the number of issued and outstanding shares of Class B common stock falls below 10% of the aggregate number of issued and outstanding shares of common stock, Class B common stock and preferred stock, all the outstanding shares of Class B common stock immediately and automatically will be converted into shares of common stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B common stock will thereafter be deemed to represent a like number of shares of common stock. Currently the outstanding Series B common stock represents 20.3% of the aggregate number of issued and outstanding shares of common stock, Class B common stock and preferred stock.

              All shares of Class B common stock received by the Company upon conversion thereof into common stock will be returned to the status of authorized but unissued shares of Class B common stock.

  Future Issuance

              Except for shares of Class B common stock reserved for issuance under outstanding options or issued in connection with stock splits, stock dividends, reclassifications or other subdivisions, we cannot issue additional shares of Class B common stock without the authorization of the holders of a majority of the outstanding shares of common stock and Class B common stock, each voting separately as a class.

Preferred Stock

              Our board of directors has the authority to issue preferred stock in one or more series and to fix certain of the rights, preferences, privileges and restrictions applicable to such series, including the annual dividend rate, the time of payment for dividends, whether those dividends will be cumulative or non-cumulative, and the date or dates from which any cumulative dividends will begin to accrue, redemption terms (including sinking fund provisions), redemption price or prices, liquidation preferences, the extent of the voting powers, if any, and conversion rights.

Certain Provisions of Delaware Law, Our Certificate of Incorporation and By-Laws

  General

              Delaware General Corporation Law, our certificate of incorporation, and our by-laws contain provisions that could make it more difficult for someone to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise.

  Class B Common Stock

              The holders of our Class B common stock are entitled to 10 votes for each share they own and as of April 6, 2004 represented approximately 74% of our aggregate voting power. As a result, the holders of Class B common stock have the ability to elect of our board of directors. So long as the holders of Class B common stock constitute more than 50% of our voting power, they have the ability to control any possible merger, consolidation, or sale of assets involving us.

  Removal of Directors

              Our by-laws provide that we will have ten directors and we currently have no vacancies. We have a single class of directors, with each director standing for election at each annual meeting of stockholders. Pursuant to our by-laws, a director or the entire board of directors may be removed for or without cause at any time by the affirmative vote of holders of at least a majority of the outstanding shares of common stock and Class B common stock entitled to vote.

  Filling Vacancies on the Board

              Our by-laws provide that, subject to the rights of holders of any shares of preferred stock, vacancies on the board of directors may be filled only by a majority of the board of directors then in office, even if less than a quorum, or by the sole remaining director. Accordingly, the board of directors could temporarily prevent any stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees.

  Special Meetings

              Special meetings of stockholders may be called only by the chairman of the board of directors, president or secretary or upon the request of a majority of the entire board of directors. Business conducted at any special meeting is limited to the purposes specified in the written notice of the meeting.

  Authorized but Unissued Stock

              We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of The Nasdaq National Market, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of us through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also issue additional shares to dilute the stock ownership of persons seeking to obtain control of us. At April 6, 2004, we had 17,485,014 authorized but unissued shares of common stock and 1,495,955 shares of treasury stock. In addition, depending upon the rights associated with any preferred stock we might issue, we could further inhibit a change of control by making the removal of directors more difficult or restricting the payment of dividends and other distributions to the holders of common stock.

  Delaware Anti-Takeover Law

              We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that that stockholder became an interested stockholder unless:

    •  prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    •  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    •  on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

              In general, Section 203 defines "business combination" to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person. We believe that Mr. Richardson is not subject to the restrictions of Section 203 because he has owned 15% or more of our voting stock for more than three years.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

              The following summary represents the opinion of Bryan Cave LLP, counsel for the Company, and subject to the qualifications described herein, sets forth the material United States federal income tax consequences of the exchange of outstanding debentures for notes pursuant to the exchange offer, and the ownership and disposition of the notes and common stock acquired through conversion of the notes. The summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), final, temporary and proposed Treasury regulations (the "Treasury Regulations"), interpretative rulings of the Internal Revenue Service, and judicial decisions, all of which are subject to change, possibly with retroactive effect. The summary assumes that that the outstanding debentures, the notes, and the common stock acquired through conversion of the notes are held as capital assets within the meaning of section 1221 of the Code.

              The discussion does not describe any state, local or foreign tax consequences, and does not address all the United States federal tax consequences that may be relevant to holders in light of their particular circumstances, or to certain types of holders subject to special rules, such as:

    •  partnerships or other entities classified as partnerships for United States federal income tax purposes;

    •  financial institutions;

    •  insurance companies;

    •  tax-exempt entities;

    •  dealers in securities or foreign currencies;

    •  persons holding outstanding debentures, notes, or common stock acquired through the conversion of notes as part of a hedge;

    •  United States Holders (defined below) whose functional currency is not the United States dollar;

    •  persons subject to tax under certain provisions of the Code applicable to expatriates of the United States; or

    •  persons subject to the alternative minimum tax.

              You are urged to consult your own tax advisors with respect to the application of the United States federal income tax laws in your particular situation as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction or under any applicable income tax treaty.

Tax Consequences To United States Holders

Definition of United States Holder

              The term "United States Holder" as used herein means a beneficial owner of an outstanding debenture, a note, or common stock acquired upon the conversion of a note that is, for United States federal income tax purposes:

    •  a natural person who is a citizen or resident of the United States;

    •  a corporation or other entity taxable as a corporation that was created or organized in or under the laws of the United States or of any political subdivision thereof;

    •  an estate the income of which is subject to United States federal income taxation regardless of its source; or

    •  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States Holder.

              It should be noted that certain "single member entities" are disregarded for United States federal income tax purposes. Thus, the income, gain, loss and deductions of such entity are attributed to its owner for such purposes. The discussion below for United States Holders may not apply to certain single member disregarded entities that are treated as owned by a Non-United States Holder (as defined below). Holders that are single member disregarded entities should consult with their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

The Exchange

              The tax treatment of a United States Holder's exchange of outstanding debentures for notes pursuant to the exchange offer will depend on whether the exchange is treated as a tax-free recapitalization under the Code. The exchange will be treated as a tax-free recapitalization only if, among other things, both the outstanding debentures and the notes constitute "securities" within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the terms and conditions of, and other facts and circumstances relating to, the outstanding debentures and the notes, and upon the application of numerous judicial decisions. One important factor in determining whether a debt instrument is a security for federal income tax purposes is the length of the term, with longer-term indebtedness being more likely than shorter-term indebtedness to result in an instrument being treated as a security. The 7 1/4% debentures have a term of 20 years and the 8 1/4% debentures have a term of slightly less than ten years. The notes will have a term of approximately seven years. As a general rule, indebtedness with a term of 10 years or more is considered to qualify as a "security" whereas indebtedness with a term of 5 years or less may be considered too short to qualify. The characterization of indebtedness with a term of over 5 years but less than 10 years is less clear and depends upon other facts and circumstances. Convertibility into stock of the issuing corporation is one of the factors that can contribute to a debt instrument being considered a security. It is the opinion of Bryan Cave LLP that, although the matter is not free from doubt because the term of the 8 1/4% debentures and the notes is between 5 and 10 years, it is more likely than not that the exchange of the outstanding debentures for the notes will qualify as a tax-free recapitalization for United States federal income tax purposes.

              Provided that the exchange is treated as a recapitalization under the Code, (a) a United States Holder will not recognize any gain or loss pursuant to the exchange (but will recognize interest income with respect to cash received for accrued but unpaid interest not previously included in income), (b) a United States Holder's tax basis in the notes received in the exchange will equal the holder's tax basis in the outstanding debentures immediately prior to the exchange (less any basis attributable to accrued but unpaid interest), and (c) the holding period for the notes received in the exchange will include the period of time during which the holder held the outstanding debentures exchanged therefor.

              If the exchange of outstanding debentures for notes fails to qualify as a recapitalization under the Code, a United States Holder would recognize gain or loss equal to the difference, if any, between the amount realized on the exchange and the holder's tax basis in the outstanding debentures (excluding any portion of such amount realized or tax basis that is attributable to accrued but unpaid interest). The amount realized would equal the issue price (determined as described below) of the notes received. Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss would be capital gain or loss, and would be long-term capital gain or loss if at the time of the exchange the outstanding debentures had been held by the United States Holder for more than one year. The deduction of capital losses for United States federal income tax purposes is subject to limitations. A United States Holder's holding period for a note would commence on the date immediately following the date of the exchange and the holder's tax basis in the note would be the issue price of the note (determined as described below).

              If a United States Holder holds outstanding debentures acquired at a "market discount" (as defined below), any gain recognized by the holder on the exchange of such outstanding debentures for notes would be recharacterized as ordinary interest income to the extent of the accrued market discount that had not previously been included by the holder as ordinary income.

              There will be no federal income tax consequences to a United States Holder who does not tender outstanding debentures pursuant to the exchange offer.

The Notes and Common Stock Acquired Through the Conversion of Notes

Original Issue Discount

              Regardless of whether the exchange offer qualifies as a recapitalization, the notes will be treated as being issued with original issue discount ("OID") for United States federal income tax purposes if the stated redemption price at maturity of the notes exceeds their issue price, subject to a statutory de minimis exception. If the notes are considered to be publicly traded as described below, the issue price of the notes will equal their fair market value at the time of the exchange. If the notes are not considered to be publicly traded and the outstanding debentures are publicly traded, the issue price of the notes would equal the fair market value of the outstanding debentures at the time of the exchange. If neither the outstanding debentures nor the notes are publicly traded, the issue price of the notes will be their stated principal amount. The outstanding debentures and/or the notes will be considered to be publicly traded for this purpose if, at any time during the 60-day period ending 30 days after the date of the exchange, (a) they are listed on a national securities exchange or an inter-dealer quotation system, (b) they appear on a system of general circulation that provides a reasonable basis to determine their fair market value by disseminating either recent price quotations or actual prices, or (c) price quotations are readily available from dealers, brokers, or traders. If the notes are not considered to be publicly traded under the foregoing rules, the notes will not have OID.

              Under the rules described above, the determination of whether the notes will be issued with OID depends upon facts that will not be known prior to the consummation of the exchange; namely, the fair market value of the notes at the time of the exchange and whether the notes will be publicly traded during the 60-day period ending 30 days after the date of the exchange. As a result, Bryan Cave LLP is unable to provide an opinion with respect to whether the notes will be issued with OID.

              The amount of OID on the notes will be considered to be de minimis, and will be treated as being zero, if it is less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity from the date of the exchange. The stated redemption price at maturity of a note is the sum of all payments to be made under the note other than qualified stated interest. Stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the notes will constitute qualified stated interest.

              If the notes are treated as issued with more than de minimis OID, a United States Holder will be required to include OID on the notes in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, even if the holder has not received cash payments attributable to that income. The holder's tax basis in the notes will be increased by a corresponding amount.

Interest

              Whether or not the notes are treated as issued with OID, stated interest on the notes will be interest income to United States Holders and taxable to such holders in accordance with their regular method of accounting.

Amortizable Bond Premium

              Regardless of whether the exchange qualifies as a recapitalization under the Code, if, immediately after the exchange, a United States Holder has a tax basis in the notes (as specially determined for this purpose in accordance with applicable Treasury Regulations) in excess of the stated principal amount of the notes, the notes would be treated as issued with bond premium, and no OID would be required to be included in the gross income of the holder in respect of the notes. In addition, the holder may elect to amortize the amount of bond premium, if any, in excess of the value of the conversion feature on the notes. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service. If a holder makes a constant yield election (as described below) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

Acquisition Premium

              Assuming that the exchange qualifies as a recapitalization under the Code, a United States Holder would be treated as having "acquisition premium" with respect to the notes if the tax basis in the holder's notes (as specifically determined for this purpose in accordance with applicable Treasury Regulations) is greater than the issue price of the notes immediately after the exchange, but is less than or equal to the stated principal amount of the notes. In this case, the amount of any OID includible in the holder's gross income in any taxable year will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID on the notes).

Market Discount

              If a United States Holder acquired outstanding debentures for a purchase price that was less than the stated redemption price of the outstanding debentures, the difference would constitute "market discount" for United States federal income tax purposes, subject to a de minimis exception. If the outstanding debentures had market discount and the exchange qualifies as a recapitalization under the Code, the notes acquired in exchange therefor (i) would have market discount in an amount equal to the stated redemption price of the notes over the holder's tax basis in the notes, subject to a de minimis exception and (ii) would be treated as having accrued market discount in an amount equal to the accrued market discount on the outstanding debentures. If the notes have OID, some or all of the market discount could effectively convert into OID under the rules discussed above. In general, gain recognized upon the sale or other disposition of notes having market discount should be treated as ordinary income to the extent of the market discount that accrued during a United States Holder's holding period for the notes, unless the holder elects to include market discount in gross income annually as the market discount accrues or pursuant to a constant yield election by the holder, as described below.

Constant Yield Election

              A United States Holder may make an election to include in gross income all interest that accrues on the notes (including any stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest (a "constant yield election").

Conversion of Notes into Common Stock

              A United States Holder's conversion of a note into common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder's tax basis in the fractional share).

              A United States Holder's tax basis in common stock received upon a conversion of a note will be the same as the United States Holder's tax basis in the note at the time of conversion, reduced by any tax basis allocated to a fractional share. The United States Holder's holding period for the common stock received will include the holder's holding period for the note converted.

Constructive Dividends with Respect to Notes

              Section 305 of the Code and applicable Treasury Regulations may treat a United States Holder of notes as having received a constructive distribution if an adjustment is made to the conversion price of the notes that has the effect of increasing the proportionate interest of the holder in our common equity, whether or not the holder ever exercises its conversion privilege. In that case, the holder would be required to recognize dividend income to the extent of our current and/or accumulated earnings and profits (and, if the holder is a corporation, may be eligible for the dividends received deduction). Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula having the effect of preventing dilution of the interests of holders of the notes will generally not be treated as resulting in a constructive distribution. However, other adjustments made in connection with a distribution of property to holders of common stock may result in a constructive distribution.

Dividends on Common Stock

              Distributions received by a United States Holder on common stock acquired through a conversion of a note will be taxable as dividend income to the extent they are paid from our current or accumulated earnings and profits. In the case of a non-corporate United States Holder, including an individual who meets certain holding period requirements, such dividend income will be taxable at a maximum rate of 15% (through December 31, 2008, after which time it will revert to being taxable at ordinary income rates). If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the United States Holder's tax basis in the common stock. Any amounts in excess of such basis will be treated as capital gain. Corporate United States Holders may be able to claim a dividends received deduction for a portion of any distribution received that is treated as dividend income.

Sale, Retirement, Redemption, or Other Disposition of Notes or Common Stock

              Upon the sale, retirement, redemption, or other disposition of a note (including a redemption at our option or a repurchase at a United States Holder's option upon change of control) or common stock acquired through the conversion of a note, a United States Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, retirement, redemption or other disposition (other than any amount attributable to accrued but unpaid interest in the case of a note, which will be taxable as ordinary interest income to the extent not previously included in income), and the holder's tax basis in the note (excluding any basis attributable to accrued but unpaid interest) or common stock, as the case may be. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder's holding period for the notes or common stock is more than one year at the time of sale, retirement, redemption, or other disposition.

Information Reporting and Backup Withholding

              Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and common stock acquired through the conversion of notes and the proceeds from a sale, exchange, redemption, or retirement of notes or common stock. A United States Holder will be subject to United States backup withholding tax on these payments at a rate of 28% if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund if the amount withheld exceeds the holder's tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Tax Consequences to Non-United States Holders

Definition of Non-United States Holder

              As used herein, the term "Non-United States Holder" means a beneficial owner of an outstanding debenture, a note or common stock acquired through the conversion of a note that is, for United States federal income tax purposes:

    •  an individual who is classified as a nonresident alien;

    •  a foreign corporation or other foreign entity taxable as a corporation; or

    •  an estate or trust that is not a United States Holder.

              The term "Non-United States Holder" as used herein does not include an individual who is not otherwise a resident of the United States for United States federal income tax purposes, but is present in the United States for a period or periods aggregating 183 days or more in the taxable year in which the exchange offer takes place, or the taxable year in which the individual sells, exchanges, or otherwise disposes of a note or common stock acquired through the conversion of a note. Any such person is urged to consult his or her own tax advisor regarding the United States federal income tax consequences of the exchange of an outstanding debenture pursuant to the exchange offer, or of the sale, exchange or other disposition of a note or common stock acquired through the conversion of a note.

              The discussion below for Non-United States Holders may not apply to certain single member disregarded entities that are treated as owned by a United States Holder. Holders that are single member disregarded entities should consult with their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Notes and Common Stock Acquired Through the Conversion of Notes

General

              Subject to the discussions below concerning backup withholding and Non-United States Holders who are engaged in a United States trade or business, payments of interest on a note by us or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that (i) the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the holder is not a controlled foreign corporation related to us, directly or indirectly, through stock ownership, and (iii) the holder certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person. Payments that do not satisfy any of the foregoing requirements generally are subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable treaty). In addition, deemed dividends on the notes could result in tax being withheld from interest payments on the notes as described below under "—Dividends."

              The rules set forth in the preceding paragraph may not apply if a Non-United States Holder of a note is engaged in a trade or business in the United States (or if certain tax treaties apply, the Non-United States Holder has a permanent establishment in the United States). In that case, any interest on the note that is effectively connected with the conduct of that United States trade or business (or attributable to that permanent establishment) will be exempt from the withholding tax discussed above, but the holder will generally be taxed in the same manner as a United States Holder with respect to such interest. In addition, the Non-United States Holder will be required to provide to us a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other United States tax consequences of the exchange offer and the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax in the case of corporate holders.

Conversion of Notes into Common Stock

              A Non-United States Holder's conversion of a note into common stock will not be a taxable event. However, to the extent that a Non-United States Holder receives cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described below regarding the sale or exchange of common stock.

Sale, Retirement, Redemption, or Other Disposition of Notes or Common Stock

              A Non-United States Holder generally will not be subject to United States federal income tax on gain realized on a sale, retirement, redemption, or other disposition of a note or common stock acquired through the conversion of a note (or gain realized on the exchange of an outstanding debenture for a note if the exchange is not considered to be part of a recapitalization for federal income tax purposes), unless (subject to an applicable treaty providing otherwise):

    •  the gain is effectively connected with a trade or business of the Non-United States Holder in the United States (or if certain tax treaties are applicable, the gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

    •  we are or have been a United States real property holding corporation, within the meaning of Section 897 of the Code, at any time within the five-year period preceding the disposition or the Non-United States Holder's holding period, whichever period is shorter, and (except in the case of persons who hold more than five percent of our common stock) our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

              We believe that we are not, and we do not anticipate becoming, a United States real property holding corporation.

Dividends

              Dividends paid to a Non-United States Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. Dividends subject to withholding include deemed dividends on the notes described above under "Tax Consequences to United States Holders—Constructive Dividends With Respect to Notes." However, since such deemed dividends (if any) will not result in a cash payment from which tax can be withheld, any withholding that is required as a result of deemed dividends will be effected by withholding the required amount from the next interest payment or payments payable to a Non-United States Holder who is subject to withholding.

              The withholding tax does not apply to dividends paid to a Non-United States Holder who provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular United States income tax as if the Non-United States Holder were a United States Holder. A non-United States corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower rate specified in an applicable treaty).

Information Reporting and Backup Withholding

              Under currently applicable Treasury Regulations, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, interest or OID on a note if the Non-United States Holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge that such holder is not an exempt recipient or that the conditions of the exemption are not satisfied. For this purpose, the certifications discussed above for claiming the exemption from withholding tax on interest should satisfy the certification requirement to avoid information reporting and backup withholding.

              Information returns will be filed with the Internal Revenue Service in connection with payments of distributions with respect to the common stock acquired through the conversion of the notes, and may be filed in connection with the proceeds from a sale or other disposition of the notes or common stock under certain circumstances. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the holder complies with certification procedures to establish that it is not a United States person or is otherwise exempt from backup withholding. Non-United States Holders should consult their tax advisors concerning the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Federal Estate Tax

              Subject to benefits provided by an applicable estate tax treaty, a note held by an individual who is a Non-United States Holder may be subject to United States federal estate tax upon the individual's death if, at such time, interest payments on the note would have been:

    •  subject to United States federal withholding tax (even if the certification requirement described above were satisfied), without regard to the availability of a treaty exemption; or

    •  effectively connected with the conduct by the holder of a trade or business in the United States.

              An individual Non-United States Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in common stock will be required to include the value of the stock in his or her gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

              You are urged to consult your own tax advisor regarding the particular United States federal, state, local, and foreign tax consequences to you, in your particular situation, of participating in the exchange offer and owning and disposing of notes and common stock acquired through the conversion of a note.

LEGAL MATTERS

              Bryan Cave LLP, as our counsel, will pass upon the legality of the notes and the common stock issuable upon conversion of the notes. Scott Hodes, a partner at Bryan Cave LLP, is also one of our directors and, as of April 6, 2004, beneficially owned 34,712 shares of common stock and 3,712 shares of Class B common stock. Certain legal matters will be passed upon for the Dealer Manager by King & Spalding LLP.

EXPERTS

              The consolidated financial statements and schedule of Richardson Electronics, Ltd. at May 31, 2002 and 2003 and for each of the three years in the period ended May 31, 2003 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              On August 22, 2003, we chose not to renew the engagement of Ernst & Young LLP and appointed KPMG LLP as our principal accountants for the fiscal year ending May 31, 2004, which was effective August 29, 2003. The decision to change accountants was made by the audit committee of the board of directors and the board of directors.

              During the two fiscal years ended May 31, 2003, there were no disagreements between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP's satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

              Ernst & Young LLP's reports on our consolidated financial statements for the years ended May 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

              Ernst & Young LLP was provided with a copy of the foregoing disclosures. A copy of Ernst & Young LLP's letter, dated August 23, 2003, stating their agreement with such statements is attached as Exhibit 16.1 to our Current Report on Form 8-K filed on August 22, 2003. See "Where You Can Find More Information." There have been no "reportable events," as such term is used in Item 304(a)(1)(v) of Regulation S-K, during those years.

WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov.

              You may receive a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling the Investor Relations Department, Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, telephone 630-208-2371. You can also find information about the Company at our Internet website at http://www.rell.com. Information contained on our website does not constitute part of this prospectus.

              We have filed with the SEC a registration statement covering this prospectus under the Securities Act. This prospectus is part of that registration statement, but omits certain information contained in the registration statement, as permitted by SEC rules. For further information with respect to our company and the exchange offer, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and in each instance, if the document is filed as an exhibit, reference is made to the copy of the document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. You may obtain copies of the registration statement, including exhibits, as noted in the first paragraph above.

RICHARDSON ELECTRONICS, LTD.

Index to Consolidated Financial Statements

Page
Report of Independent Auditors	F-2
Consolidated Balance Sheets as of May 31, 2002 and 2003	F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended May 31, 2001, 2002 and 2003	F-4
Consolidated Statements of Cash Flows for the years ended May 31, 2001, 2002 and 2003	F-5
Consolidated Statements of Stockholders' Equity for the years ended May 31, 2001, 2002 and 2003	F-6
Notes to Consolidated Financial Statements	F-7
Condensed Consolidated Balance Sheets as of May 31, 2003 and February 28, 2004 (unaudited)	F-29
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three- and nine-month periods ended February 28, 2003 and February 28, 2004 (unaudited)	F-30
Condensed Consolidated Statements of Cash Flows for the nine-month periods ended February 28, 2003 and February 28, 2004 (unaudited)	F-31
Notes to Condensed Consolidated Financial Statements (unaudited)	F-32

REPORT OF INDEPENDENT AUDITORS

Stockholders and Directors
Richardson Electronics, Ltd.
LaFox, Illinois

              We have audited the accompanying consolidated balance sheets of Richardson Electronics, Ltd. and subsidiaries as of May 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders' equity for each of the three years in the period ended May 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Richardson Electronics, Ltd. and subsidiaries at May 31, 2003 and 2002, and the consolidated results of their operations and cash flows for each of the three years in the period ended May 31, 2003, in conformity with accounting principles generally accepted in the United States.

              As discussed in the Notes to the consolidated financial statements, effective June 1, 2002, the Company changed its method for accounting for goodwill and other intangible assets to conform with SFAS No. 142, Goodwill and Other Intangible Assets. Effective June 1, 2001, the Company changed its method for accounting for derivative financial instruments to conform with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

/s/ Ernst & Young LLP

Chicago, Illinois
July 2, 2003, except as to Note B
as to which the date is January 22, 2004

RICHARDSON ELECTRONICS, LTD.

Consolidated Balance Sheets

(in thousands, except per share amounts, as restated (See Note B))

	As of May 31
	2002	2003
ASSETS
Current Assets
Cash and equivalents	$15,296	$16,874
Receivables, less allowance of $2,646 and $3,350	84,156	85,355
Inventories	107,159	95,896
Prepaid expenses	4,880	6,919
Deferred income taxes	16,119	19,401

Total current assets	227,610	224,445
Property, plant and equipment, net	28,827	31,088
Goodwill, net of amortization of $3,939 and $2,745	24,914	5,137
Other assets	5,296	4,261

Total assets	$286,647	$264,931

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$27,387	$23,660
Accrued liabilities	13,631	16,880
Current portion of long-term debt	38	46

Total current liabilities	41,056	40,586
Long-term debt	132,218	138,396
Deferred income taxes	8,764	5,269
Non-current liabilities	5,195	5,049

Total liabilities	187,233	189,300
Stockholders' Equity
Common stock, $.05 par value; issued 12,144 shares at May 31, 2002 and 12,258 shares at May 31, 2003	607	613
Class B common stock, convertible, $.05 par value; issued 3,207 shares at May 31, 2002 and May 31, 2003	160	160
Preferred stock, $1.00 par value, no shares issued	–	–
Additional paid-in capital	91,013	91,962
Common stock in treasury, at cost; 1,584 shares at May 31, 2002 and 1,506 shares at May 31, 2003	(9,386)	(8,922)
Retained earnings	36,231	6,079
Accumulated other comprehensive loss	(19,211)	(14,261)

Total stockholders' equity	99,414	75,631

Total liabilities and stockholders' equity	$286,647	$264,931

See notes to consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Consolidated Statements of Operations And Comprehensive Income (Loss)

(in thousands, except per share amounts, as restated (See Note B))

	Year ended May 31
	2001		2002		2003
Net sales		$502,369		$443,492		$464,517
Cost of products sold		370,819		349,326		365,427

Gross margin		131,550		94,166		99,090
Selling, general and administrative expenses		94,444		94,519		100,749

Operating income (loss)		37,106		(353)		(1,659)
Other (income) expense:
Interest expense		11,146		12,386		10,352
Investment income		(575)		(352)		(124)
Loss from disposition of a business		–		4,551		–
Foreign exchange and other, net		145		860		1,256

Total other (income) expense		10,716		17,445		11,484

Income (loss) before income tax and cumulative effect of accounting change		26,390		(17,798)		(13,143)
Income tax provision (benefit)		8,656		(6,339)		(3,012)

Income (loss) before cumulative effect of accounting change		17,734		(11,459)		(10,131)
Cumulative effect of accounting change, net of tax of $3,725		–		–		(17,862)

Net income (loss)		$17,734		$(11,459)		$(27,993)

Net income (loss) per share—basic:
Net income (loss) per share before cumulative effect of accounting change		$1.33		$(.84)		$(.73)
Cumulative effect of accounting change, net of tax		–		–		(1.30)

Net income (loss) per share		$1.33		$(.84)		$(2.03)
Net income (loss) per share—diluted:
Net income (loss) per share before cumulative effect of accounting change		$1.21		$(.84)		$(.73)
Cumulative effect of accounting change, net of tax		–		–		(1.30)

Net income (loss) per share		$1.21		$(.84)		$(2.03)

Dividends per common share	$	..16	$	..16	$	..16

Statement of comprehensive income
Net income (loss)		$17,734		$(11,459)		$(27,993)
Foreign currency translation		(5,452)		1,297		5,097
FAS 133 transition adjustment		–		(971)		–
Fair value adjustment—cash flow hedges		–		320		(147)

Comprehensive income (loss)		$12,282		$(10,813)		$(23,043)

See notes to consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Consolidated Statements of Cash Flows

(in thousands, as restated (See Note B))

	Year Ended May 31
	2001	2002	2003
Operating activities:
Net income (loss)	$17,734	$(11,459)	$(27,993)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	4,956	5,182	5,093
Amortization of intangibles and financing costs	820	693	271
Deferred income taxes	885	(5,780)	(1,825)
Loss from disposition of a business	–	4,551	–
Provision for inventory obsolescence	–	15,279	10,037
Other charges	–	–	6,041
Goodwill and other intangible assets impairment, net of tax	–	–	17,862
Other non-cash items in net income	1,310	2,465	1,494

Net adjustments	7,971	22,390	38,973

Changes in working capital, net of currency translation effects and business acquisitions:
Receivables	(9,370)	15,089	4,297
Inventories	(25,094)	14,455	2,484
Other current assets	(4,589)	732	(3,054)
Accounts payable	(5,443)	(2,927)	(8,252)
Other liabilities	126	(5,192)	1,319

Net changes in working capital	(44,370)	22,157	(3,206)

Net cash provided by (used in) operating activities	(18,665)	33,088	7,774

Financing activities:
Proceeds from borrowings	53,580	23,258	41,880
Payments on debt	(16,948)	(49,619)	(40,982)
Proceeds from issuance of common stock	4,044	1,606	1,134
Cash dividends	(2,084)	(1,609)	(2,694)
Other	–	–	(304)

Net cash provided by (used in) financing activities	38,592	(26,364)	(966)

Investing activities:
Capital expenditures	(7,883)	(5,727)	(6,125)
Business acquisitions	(8,316)	(8,785)	(1,108)
Proceeds from sales of available-for-sale securities	6,700	5,490	5,217
Purchases of available-for-sale securities	(6,700)	(5,490)	(5,217)
Proceeds from disposition of business	–	6,261	–
Other	1,283	480	(23)

Net cash used in investing activities	(14,916)	(7,771)	(7,256)
Effect of exchange rate changes on cash	(897)	397	2,026

Increase (decrease) in cash and equivalents	4,114	(650)	1,578
Cash and equivalents at beginning of year	11,832	15,946	15,296

Cash and equivalents at end of year	$15,946	$15,296	$16,874

Certain amounts in prior periods were reclassified to conform to the 2003 presentation.

See notes to consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Consolidated Statements of Stockholders' Equity

(in thousands, as restated (See Note B))

	Shares Issued
	Common	Class B Common	Par Value	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance May 31, 2000	11,670	3,232	$745	$84,514	$(11,045)	$34,184	$(14,405)	$93,993
Shares issued under ESPP and stock option plan	276	–	14	3,513	517	–	–	4,044
Shares contributed to ESOP	–	–	–	850	460	–	–	1,310
Conversion of Class B shares to common shares	25	(25)	–	–	–	–	–	–
Dividends	–	–	–	–	–	(2,084)	–	(2,084)
Currency translation	–	–	–	–	–	–	(5,452)	(5,452)
Net income	–	–	–	–	–	17,734	–	17,734

Balance May 31, 2001	11,971	3,207	759	88,877	(10,068)	49,834	(19,857)	109,545
Shares issued under ESPP and stock option plan	173	–	8	1,676	256	–	–	1,940
Shares contributed to ESOP	–	–	–	460	426	–	–	886
Dividends	–	–	–	–	–	(2,144)		(2,144)
Currency translation	–	–	–	–	–	–	1,297	1,297
SFAS 133 transition adjustment	–	–	–	–	–	–	(971)	(971)
Fair value adjustments—cash flow hedges	–	–	–	–	–	–	320	320
Net loss	–	–	–	–	–	(11,459)	–	(11,459)

Balance May 31, 2002	12,144	3,207	767	91,013	(9,386)	36,231	(19,211)	99,414
Shares issued under ESPP and stock option plan	112	–	6	949	464	–	–	1,419
Dividends	–	–	–	–	–	(2,159)		(2,159)
Currency translation	–	–	–	–	–	–	5,097	5,097
Fair value adjustments—cash flow hedges	–	–	–	–	–	–	(147)	(147)
Net loss	–	–	–	–	–	(27,993)	–	(27,993)

Balance May 31, 2003	12,256	3,207	$773	$91,962	$(8,922)	$6,079	$(14,261)	$75,631

See notes to consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Note A—Significant Accounting Policies

              Principles of Consolidation:    The consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All significant intercompany transactions are eliminated. The Company accounts for its results of operations on a 52/53 week year, ending on the Saturday nearest May 31. Fiscal 2001, 2002, and 2003 contained 52 weeks.

              Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Reclassifications:    Certain amounts in the prior year's financial statements have been reclassified to conform to the 2003 presentation.

              Cash Equivalents:    The Company considers short-term investments that have a maturity of three months or less, when purchased, to be cash equivalents. The carrying amounts reported in the balance sheet for cash and equivalents approximate the fair market value of these assets.

              Inventories:    Inventories are stated at the lower of cost or market. Inventory costs determined using the last-in, first-out (LIFO) method represent 80% of total inventories at May 31, 2002 and 78% at May 31, 2003. For the remaining inventories, cost is determined on the first-in, first-out (FIFO) method. If the FIFO method had been used for all inventories, the total amount of gross inventories would have decreased by $2,413 at May 31, 2002 and $3,980 at May 31, 2003. The reduction in FIFO value relative to LIFO reflects lowering costs in the electronics industry. Substantially all inventories represent finished goods held for sale.

              Property, Plant and Equipment:    Property, plant and equipment are stated at cost. Provisions for depreciation are computed principally using the straight-line method over the estimated useful life of the asset. Property, plant and equipment consist of the following:

	May 31
	2002	2003
Land and improvements	$2,864	$2,964
Buildings and improvements	16,367	18,074
Computer and communications equipment	18,044	20,465
Machinery and other equipment	17,957	22,145

Property, at cost	55,232	63,648
Accumulated depreciation	(26,405)	(32,560)

Property, plant and equipment, net	$28,827	$31,088

              The Company is in the application development stage of implementing enterprise resource management software (PeopleSoft). In accordance with Accounting Standards Executive Committee (AcSEC) Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes all direct costs associated with the application development of this software including software acquisition costs, consulting costs, and internal payroll costs. The Statement requires these costs to be depreciated once the application development stage is complete. The unamortized balance of the aforementioned capitalized costs, included within computer and communications equipment, is $6,162 and $8,102 at May 31, 2002 and May 31, 2003, respectively. Depreciation expense for capitalized software costs that relate to PeopleSoft in the post-application development stage was $558, $709, and $786 in 2001, 2002, and 2003, respectively.

              Other Assets:    Other assets consist of the following:

	May 31
	2002	2003
Investments (at market)	$2,836	$2,587
Notes receivable	1,425	786
Deferred financing costs, net	517	544
Other deferred charges, net	518	344

Other assets	$5,296	$4,261

              The Company's investments are primarily equity securities, all of which are classified as available-for-sale and are carried at their fair value based on the quoted market prices. Proceeds from the sale of the securities were $5,949 and $5,217 during fiscal 2002 and 2003, respectively, all of which were consequently reinvested. Gross realized gains on those sales were $634 in 2002 and $351 in 2003. Gross realized losses on those sales were $584 in 2002 and $412 in 2003. Net unrealized holding gain of $95 and net unrealized holding loss of $96 have been included in accumulated comprehensive income for fiscal 2002 and 2003, respectively.

              Deferred financing costs and other deferred charges are amortized using the straight-line method.

              Goodwill and Other Intangible Assets:    Effective June 1, 2002, the Company adopted FASB Statement No. 142, Goodwill and Other Intangible Assets (SFAS 142), which requires that goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment testing. Intangible assets with finite lives are amortized over their estimated useful lives.

              Accordingly, the Company discontinued amortization of goodwill and certain intangible assets. Management reviews the valuation of goodwill and intangible assets not subject to amortization at least annually. The Company utilizes the comparison of reporting units fair value derived by discounted cash flow analysis and their book value as an indicator of potential impairment. The application of SFAS 142 transitional accounting provisions and the annual impairment test are discussed in Note C.

              Accrued Liabilities:    Accrued liabilities consist of the following:

	May 31
	2002	2003
Compensation and payroll taxes	$4,284	$7,431
Interest	2,912	2,754
Income taxes	1,831	745
Warranty reserve	47	672
Other accrued expenses	4,557	5,278

Accrued liabilities	$13,631	$16,880

              Warranties:    The Company offers warranties for specific products it manufactures. The Company also provides extended warranties for some products it sells that lengthen the period of coverage specified in the manufacturer's original warranty. Terms generally range from one to three years.

              The Company estimates the cost to perform under its warranty obligation and recognizes this estimated cost at the time of the related product sale. The Company reports this expense as an element of cost of products sold in its statement of operations and comprehensive income (loss). Each quarter, the Company assesses actual warranty costs incurred, on a product-by-product basis, as compared to its estimated obligation. The estimates with respect to new products are based generally on knowledge of the manufacturers' experience and are extrapolated to reflect the extended warranty period, and are refined each quarter as better information with respect to warranty experience becomes known.

              Warranty reserves are established for costs that are expected to be incurred after the sale and delivery of products under warranty. The warranty reserves are determined based on known product failures, historical experience, and other currently available evidence. Changes in the warranty reserve for fiscal 2003 were as follows (in thousands):

Warranty Reserve
Balance at May 31, 2002	$47
Accruals for warranties issued during the period	846
Utilization	(221)

Balance at May 31, 2003	$672

              The increase in the warranty accrual primarily represents warranties related to a new product offering by the Company's Display Systems Group beginning in the third quarter of fiscal 2003.

              Non-current Liabilities:    Non-current liabilities of $5,195 at May 31, 2002 and $5,049 at May 31, 2003 represent guaranteed payments for acquisitions made during fiscal 2001 as discussed in Note E.

              Foreign Currency Translation:    Foreign currency balances and financial statements are translated into U. S. dollars at end-of-period rates. Revenues and expenses are translated at the current rate on the date of the transaction. Gains and losses resulting from foreign currency transactions are included in income. Foreign currency transaction losses reflected in operations are $151, $95 and $688 in 2001, 2002, and 2003, respectively. Gains and losses resulting from translation of foreign subsidiary financial statements are credited or charged directly to stockholders' equity.

              Revenue Recognition:    The Company's product sales are recognized as revenue generally upon shipment, when title passes to the customer, delivery has occurred or services have been rendered, and collectibility is reasonably assured. The Company's terms are generally FOB shipping point and sales are recorded net of discounts, rebates and returns based on the Company's historical experience. The Company's products are often manufactured to meet the specific design needs of its customers' applications. Its engineers work closely with customers in ensuring that the product the Company seeks to provide them will meet their needs, but its customers are under no obligation to compensate the Company for designing the products it sells; the Company retains the rights to its designs.

              Shipping and Handling Fees and Costs:    Shipping and handling costs billed to customers are reported as sales and the related costs in cost of sales.

              Income Taxes:    Deferred tax assets and liabilities are established for differences between financial reporting and tax accounting of assets and liabilities and are measured using the marginal tax rates. U.S. income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates as the Company intends to permanently reinvest such earnings.

              Stock-Based Compensation:    The Company accounts for its stock option plans in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. However, the exercise price of all grants under the Company's option plans has been equal to the fair market value on the date of grant. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, requires estimation of the fair value of options granted to employees. Had the Company's option plans and stock purchase plan been treated as compensatory under the provisions of

SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been affected as follows (see Note J for underlying assumptions):

	2001	2002	2003
Net income (loss), as reported	$17,734	$(11,459)	$(27,993)
Add: Stock-based compensation expense included in reported net income (loss), net of taxes	222	241	307
Deduct: Stock-based compensation expense determined under fair value-based method for all awards, net of taxes	(1,374)	(1,838)	(1,922)

Pro-forma net income (loss)	$16,582	$(13,056)	$(29,608)

Net income (loss) per share, basic:
Reported net income (loss)	$1.33	$(0.84)	$2.03
Pro-forma compensation expense, net of taxes	(0.09)	(0.13)	(0.11)

Pro-forma net income (loss) per share	$1.24	$(0.97)	$(2.14)

Net income (loss) per share, diluted:
Reported net income (loss)	$1.21	$(0.84)	$(2.03)
Pro-forma compensation expense, net of taxes	(0.07)	(0.13)	(0.11)

Pro-forma net income (loss) per share	$1.14	$(0.97)	$(2.14)

              Earnings per Share:    Basic earnings per share is calculated by dividing net income by the weighted average number of Common and Class B Common shares outstanding. Diluted earnings per share is calculated by dividing net income, adjusted for interest savings, net of tax, on assumed bond conversions, by the actual shares outstanding and share equivalents that would arise from the exercise of stock options and the assumed conversion of convertible bonds when dilutive. The per share amounts presented in the Consolidated Statement of Operations are based on the following amounts:

	2001	2002	2003
Numerator for basic EPS:
Net income (loss)	$17,734	$(11,459)	$(27,993)

Denominator for basic EPS:
Shares outstanding, June 1	12,987	13,470	13,767
Additional shares issued	346	147	42

Average shares outstanding	13,333	13,617	13,809

Numerator for diluted EPS:
Net income (loss)	$17,734	$(11,459)	$(27,993)
Interest savings, net of tax, on assumed conversion of bonds	3,459	–	–

Adjusted net income (loss)	$21,193	$(11,459)	$(27,993)

Denominator for diluted EPS:
Average shares outstanding	13,333	13,617	13,809
Effect of dilutive stock options	555	–	–
Assumed conversion of bonds	3,680	–	–

Average shares outstanding	17,568	13,617	13,809

              Out-of-the-money (exercise price higher than market price) stock options are excluded from the calculation. The Company's 8 1/4% and 7 1/4% convertible debentures and common stock equivalent options are excluded from the calculation in 2002 and 2003 as assumed conversion would be anti-dilutive.

              Derivatives and Hedging Activities:    Effective June 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that the Company recognize all derivatives as either assets or liabilities on the Consolidated Balance Sheets and measure those instruments at fair value.

              The Company has interest rate exchange agreements to convert approximately $37.2 million of its floating rate debt to an average fixed rate of 8% for the term of the debt through July 2004. At June 1, 2001, in connection with the adoption of SFAS No. 133, the Company recorded a transition adjustment relating to these agreements, which reduced other accumulated comprehensive income in shareholders' equity by $971, after tax. As a result of interest rate fluctuations, the Company recorded $1,926 in 2002 and $789 in 2003 as additional interest expense in the statement of operations.

Note B—Restatement

              In the second quarter of fiscal 2004, the Company identified an accounting error that occurred in a foreign subsidiary, which affected previously reported interest expense for the prior seven quarters beginning with the quarter ended February 29, 2002. The financial statements for fiscal 2002 and 2003 have been restated to correct this error. The restatement increased net loss for fiscal 2002 and 2003 from $11,270 and $27,558 to $11,459 and $27,993, respectively.

Note C—Goodwill and Other Intangible Assets

              As discussed in Note A, the Company adopted the new rules on accounting for goodwill and other intangible assets effective June 1, 2002, and, accordingly, discontinued the amortization of goodwill and other intangible assets not subject to amortization.

              The following table presents a reconciliation of reported net income (loss) to adjusted net income (loss) excluding amortization of goodwill and other intangible assets not subject to amortization, net of tax:

	2001	2002	2003
Reported net income (loss)	$17,734	$(11,459)	$(27,993)
Add back amortization of goodwill	411	369	–
Add back amortization of other intangible assets not subject to amortization	63	54	–

Adjusted net income (loss)	$18,208	$(11,036)	$(27,993)

Basic earning per share	$1.33	$(0.84)	$(2.03)
Add back amortization of goodwill	0.03	0.03	–
Add back amortization of other intangible assets not subject to amortization	0.01	–	–

Adjusted basic earning per share	$1.37	$(0.81)	$(2.03)

Diluted earning per share	$1.21	$(0.84)	$(2.03)
Add back amortization of goodwill	0.02	0.03	–
Add back amortization of other intangible assets not subject to amortization	–	–	–

Adjusted diluted earning per share	$1.23	$(0.81)	$(2.03)

              During the second quarter of fiscal 2003, the Company completed both steps of the required impairment tests of goodwill and indefinite life intangible assets for each of the reporting units as required under the transitional accounting provisions of SFAS 142. In identifying reporting units, the Company evaluated its reporting structure as of June 1, 2002. The Company concluded that the following operating segments and their components qualified as reporting units: RF & Wireless Communications, Broadcast, Display Systems Group, Industrial Power Group, Burtek, and Security Systems Division excluding Burtek. The first step in the process of goodwill impairment testing is a screen for potential impairment of the goodwill and other long lived assets, while the second step measures the amount of the impairment. The Company used a discounted cash flow valuation (income approach) to determine the fair value of each of the reporting units. Sales, net income, and EBITDA multiples (market approaches) were used as a check against the impairment implications derived under the income approach. The first step indicated that goodwill and other long lived assets of RF & Wireless Communications, Broadcast and Security Systems Division excluding Burtek were impaired. In evaluating the amount of impairment, it was determined that all goodwill and other long lived assets were impaired for the aforementioned reporting units. Consequently, the Company recorded, effective at the beginning of fiscal 2003, an impairment loss of $21.6 million of which $21.5 million related to goodwill with the balance attributable to other intangible assets with indefinite useful lives. The impairment loss of $17.9 million, net of tax of $3.7 million, was recorded as a cumulative effect of a change in accounting principle.

              The Company performed its annual impairment test during the fourth quarter of fiscal 2003. The same methodology was employed in completing the annual impairment test as in applying transitional accounting provisions of SFAS 142. The Company did not find any indication that additional impairment existed and, therefore, no additional impairment loss was recorded as a result of completing the annual impairment test.

              The table below provides changes in carrying value of goodwill by reportable segment:

Goodwill

	Reportable segments
	RFWC	IPG	SSD	DSG	Total
Balance at May 31, 2002	$20,342	$864	$2,297	$1,411	$24,914
Additions	–	–	–	1,548	1,548
Cumulative effect of change in accounting principle	(20,345)	–	(1,131)	–	(21,476)
Foreign currency translation	3	9	139	–	151

Balance at May 31, 2003	$–	$873	$1,305	$2,959	$5,137

              The addition to goodwill during fiscal 2003 represents additional consideration for the Pixelink acquisition made in fiscal 1999 due to the acquired business achieving certain targeted operating levels.

              The following table provides changes in carrying value of other intangible assets not subject to amortization which represent incorporation and acquisition costs:

Other intangible assets not subject to amortization

	Reportable segments
	RFWC	IPG	SSD	DSG	Total
Balance at May 31, 2002	$111	$9	$373	$–	$493
Cumulative effect of change in accounting principle	(111)	–	–	–	(111)
Foreign currency translation	–	–	36	–	36

Balance at May 31, 2003	$–	$9	$409	$–	$418

              Intangible assets subject to amortization as well as amortization expense are as follows:

Intangible assets subject to amortization as of May 31

	2001	2002	2003
Gross amounts:
Deferred financing costs	$1,735	$1,883	$2,191
Patents & trademarks	478	478	478

Total gross amounts	2,213	2,361	2,669
Accumulated amortization:
Deferred financing costs	1,215	1,366	1,647
Patents & trademarks	423	436	448

Total accumulated amortization	$1,638	$1,802	$2,095

Amortization of intangible assets subject to amortization

	2001	2002	2003
Deferred financing costs	$120	$148	$261
Patents & trademarks	35	13	12

Total	$155	$161	$273

              The amortization expense associated with the intangible assets subject to amortization is expected to be $302, $183, $79, and $10 in fiscal 2004, 2005, 2006, and 2007, respectively. The weighted average number of years of amortization expense remaining is 2.3.

Note D—Charges

              During the fourth quarter of fiscal 2003, the Company took certain actions to align its inventory and cost structure to current sales levels amid continued weakness in the global economy and limited demand visibility. As a result, the Company recorded a non-cash inventory write-down charge of $13.8 million, a restructuring charge of $1.7 million, and other charges of $0.6 million. In addition, a valuation allowance tax provision in the amount of $1.6 million was established related to deferred income tax assets attributable to net operating losses in certain foreign subsidiaries. The net of tax effect of the aforementioned charges was $11.9 million on the Company's results of operations.

              The restructuring charge consisted of $1,536 for employee severance and $210 lease breakage costs and was included in fiscal 2003 selling, general and administrative expense (SG&A). The severance costs of $328 were paid in 2003 with the remaining balance payable in fiscal 2004. Terminations affected over 70 employees across various business functions, operating units and geographic regions. All terminations and termination benefits were communicated to the affected employees prior to 2003 year-end. Management has estimated annual savings of $3 million in SG&A expense beginning in fiscal 2004 as a direct result of the restructuring program.

              In the fourth quarter of fiscal 2002, the Company reevaluated its inventory reserve estimate in light of the industry wide decline in sales, a prolonged recovery period, and changes in the Company's mix of business toward higher technology products particularly in the telecommunications market. An inventory obsolescence and overstock adjustment of $15,279, or $9,778 net of tax, was included in cost of sales. Also in the fourth quarter of 2002, the Company recorded a provision for uncollectable accounts receivable and severance due to recent management changes. The charge was $794, or $509 net of tax, recorded in SG&A and other expense.

Note E—Acquisitions

              Fiscal 2001:    In June 2000, the Company acquired the assets and liabilities of Celti Electronics, a French distributor of fiber optic communications products with annual sales of $3,600. In January 2001, the Company also acquired the assets and liabilities of Aviv Electronics of Israel, a distributor specializing in design-in services for active and passive electronic components with annual sales of $10,000. Baron Electronics, a distributor of electronic components in Latin America, was acquired in May 2001, with annual sales of $2,000.

              The aggregate cash outlay in 2001 for business acquisitions was $8,316.

              Fiscal 2002:    In July 2001, the Company acquired Sangus Holdings AB (Sangus) which serves the Nordic countries of Sweden, Finland, Denmark and Norway. Sangus is a specialist in RF & microwave technology with annual revenues at the time of purchase of $9,600. The aggregate cash outlay in 2002 for this and all previous business acquisitions (earnout payments) was $8,785.

              Fiscal 2003:    The aggregate cash outlay in 2003 for business acquisitions was $1,108 representing additional consideration paid for certain business acquisitions made in prior periods due to the acquired businesses achieving certain targeted operating levels.

              Each of the acquisitions was accounted for by the purchase method, and accordingly, their results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The impact of these acquisitions on results of operations was not significant and would not have been significant if they had been included for the entire year. If each of these acquisitions had occurred at the beginning of the year, consolidated sales would have increased by approximately $14,000 and $900 in 2001 and 2002, respectively.

              The terms of certain of the Company's acquisition agreements provide for additional consideration to be paid if the acquired entity's results of operations exceed certain targeted levels. Such amounts are paid in cash and recorded when earned as additional consideration, and amounted to $2,638, $1,274, and $1,108 in 2001, 2002 and 2003, respectively. Assuming the goals established in all agreements outstanding at May 31, 2003 were met, additional consideration aggregating approximately $7,277 would be payable through July of 2004.

Note F—Disposal of Product Line

              On February 22, 2002, the Company sold certain assets of its Medical Systems Group (MSG), specifically, assets related to its glassware product line (Medical Glassware). Proceeds from the sale were $6.3 million. The loss on the sale of Medical Glassware was $4.6 million or $2.9 million, net of tax.

              Remaining operations of MSG are primarily related to the design and sale of medical monitor and associated display products and systems. Subsequent to the sale of Medical Glassware, this medical monitor business has been integrated with and is reported as part of the Display Systems Group.

Note G—Debt Financing

              Long-term debt consists of the following:

	May 31
	2002	2003
8 1/4% Convertible debentures, due June 2006	$40,000	$40,000
7 1/4% Convertible debentures, due December 2006	30,825	30,825
Floating-rate multi-currency revolving credit facility, due September 2005 (4.24% at May 31, 2003)	59,388	65,802
Financial instruments	1,949	1,753
Other	94	62

Total debt	132,256	138,442
Less current portion	(38)	(46)

Long-term debt	$132,218	$138,396

              The 7 1/4% convertible debentures are unsecured and subordinated to other long-term debt, including the 8 1/4% convertible debentures. Each $1 of the 7 1/4% debenture is convertible into the Company's Common Stock at any time prior to maturity at $21.14 per share and the 8 1/4% convertible debentures are convertible at $18.00 per share. The Company is required to make sinking fund payments of $3,850 in fiscal 2005 and $6,225 in fiscal 2006.

              The Company has a multi-currency revolving credit facility agreement in the amount of $102.0 million. The agreement matures in September of 2005 and bears interest at applicable LIBOR rates plus a margin, varying with certain financial performance criteria. At May 31, 2003, the margin was 225 basis points and $36.2 million was available under this facility.

              In the following table, the fair values of the Company's 7 1/4% and 8 1/4% convertible debentures are based on quoted market prices at the end of the fiscal year. The fair values of the bank term loans are based on carrying value.

	2002		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
8 1/4% Convertible debentures	$40,000	$36,250	$40,000	$37,200
7 1/4% Convertible debentures	30,825	26,240	30,825	28,051
Floating-rate multi-currency revolving credit facility	59,388	59,388	65,802	65,802
Financial instruments	1,949	1,949	1,753	1,753
Other	94	94	62	62

Total	132,256	123,921	138,442	132,868
Less current portion	(38)	(38)	(46)	(46)

Total	$132,218	$123,883	$138,396	$132,822

              The loan and debenture agreements contain financial covenants with which the Company was in full compliance at May 31, 2003. These covenants include benchmark levels for tangible net worth, a borrowing base, senior funded debt to cash flow and annual debt service coverage.

              Aggregate maturities of debt during the next five years are: $46 in 2004, $3,866 in 2005, $72,027 in 2006, and $60,750 in 2007. Cash payments for interest were $11,230, $11,336, and $10,246 in 2001, 2002, and 2003, respectively.

Note H—Facility Lease Obligations and Other Commitments

              The Company leases certain warehouse and office facilities under non-cancelable operating leases. Rent expense for fiscal 2001, 2002, and 2003 was $3,189, $3,337 and $3,608, respectively. At May 31,2003, future lease commitments for minimum rentals, including common area maintenance charges and property taxes, were $3,378 in 2004, $2,447 in 2005, $1,573 in 2006, $703 in 2007, $527 in 2008, and $661 thereafter.

              As of May 31, 2003, the Company has several performance bonds outstanding that were required by certain African and Latin American customers. The total amount of the bonds was $645 with expiration dates between July and December of 2003.

Note I—Income Taxes

              The components of income (loss) before income taxes are:

	Year Ended May 31
	2001	2002	2003
United States	$19,730	$(18,634)	$(14,724)
Foreign	6,660	836	1,581

Income (loss) before taxes	$26,390	$(17,798)	$(13,143)

Note I—Income Taxes (Continued)

              The provision for income taxes differs from income taxes computed at the federal statutory tax rate of 35% in 2001 and 34% in 2002 and 2003 and as a result of the following items:

	Year Ended May 31
	2001	2002	2003
Federal statutory rate	35.0%	(34.0)%	(34.0)%
Effect of:
State income taxes, net of federal tax benefit	1.4	(2.3)	(2.1)
Export benefit	(2.2)	(2.9)	(4.7)
Foreign taxes at other rates	(2.7)	(0.2)	1.6
Valuation allowance for foreign net oper. loss carryforwards	–	–	12.1
Other	1.3	3.8	4.2

Effective tax rate	32.8%	(35.6)%	(22.9)%

              The provisions for income taxes consist of the following:

	Year Ended May 31
	2001	2002	2003
Currently payable:
Federal	$5,622	$(1,075)	$(2,111)
State	133	(158)	(464)
Foreign	2,016	674	2,169

Total currently payable	7,771	(559)	(406)

Deferred:
Federal	443	(4,651)	(1,534)
State	430	(519)	(252)
Foreign	12	(610)	(820)

Total deferred	885	(5,780)	(2,606)

Income tax provision (benefit)	$8,656	$(6,339)	$(3,012)

              Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of May 31, 2002 and 2003 are as follows:

	Year Ended May 31
	2002	2003
Deferred tax assets:
Intercompany profit in inventory	$1,075	$1,264
NOL carryforward—foreign	–	4,615
Inventory valuation	10,652	12,329
Goodwill	(661)	2,690
Alternative minimum tax credit	–	1,189
Other	3,955	1,928

	15,021	24,015
Deferred tax liabilities:
Accelerated depreciation	(3,339)	(3,022)
Other	(4,327)	(5,721)

	(7,666)	(8,743)
Net deferred tax assets	7,355	15,272
Valuation allowance	–	(1,586)

Net deferred tax assets after valuation allowance	$7,355	$13,686

              As of May 31, 2003, the Company has net operating losses (NOL) totaling $12,819 in various foreign jurisdictions. The majority of the NOL can be carried forward from 5 years to indefinitely. During fiscal 2003, the Company recorded a valuation allowance of $1,586 relating to deferred tax assets in certain foreign subsidiaries which sustained consecutive years of losses. As required by FAS 109, these subsidiaries should not continue to accrue future benefits. The Company also has an alternative minimum tax credit carryforward as of May 31, 2003, in the amount of $1,189 which has an indefinite carryforward period.

              Income taxes paid, including foreign estimated tax payments, were $7,125, $952, and $2,657 in 2001, 2002, and 2003, respectively.

              All current year positive earnings of the Company's foreign subsidiaries are considered permanently reinvested pursuant to APB 23. The current net earnings of these subsidiaries amount to $4,572.

Note J—Stockholders' Equity

              The Company has authorized 30,000 shares of Common Stock, 10,000 shares of Class B Common Stock, and 5,000 shares of Preferred Stock. The Class B Common Stock has ten votes per share. The Class B Common Stock has transferability restrictions; however, it may be converted into Common Stock on a share-for-share basis at any time. With respect to dividends and distributions, shares of common stock and Class B Common Stock rank equally and have the same rights, except that Class B Common Stock is limited to 90% of the amount of common stock cash dividends.

              Total Common Stock issued and outstanding, excluding Class B at May 31, 2003, was 10,750 shares, net of treasury shares of 1,506. An additional 9,576 shares of Common Stock have been reserved for the potential conversion of the convertible debentures and Class B Common Stock and for future issuance under the Employee Stock Purchase Plan and Employee and Non-Employee Director Stock Option Plans.

              The Employee Stock Purchase Plan (ESPP) provides substantially all employees an opportunity to purchase Common Stock of the Company at 85% of the stock price at the beginning or the end of the year, whichever is lower. At May 31, 2003, the plan had 16 shares reserved for future issuance.

              The Employees' 2001 Incentive Compensation Plan authorizes the issuance of up to 900 shares as incentive stock options, non-qualified stock options or stock awards. Under this plan and predecessor plans, 2,434 shares are reserved for future issuance. The Plan authorizes the granting of incentive stock options at the fair market value at the date of grant. Generally, these options become exercisable over staggered periods and expire up to ten years from the date of grant.

              Under the 1996 Stock Option Plan for Non-Employee Directors and a predecessor plan, at May 31, 2003, 238 shares of Common Stock have been reserved for future issuance relating to stock options exercisable based on the passage of time. Each option is exercisable over a period from its date of grant at the market value on the grant date and expires after ten years.

              The Company applies APB Opinion No. 25 and related interpretations in accounting for its option plans and, accordingly, has not recorded compensation expense for such plans. SFAS No. 123 requires the calculation of the fair value of each option granted. This fair value is estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions indicated below:

Assumptions used in estimating options fair values

	2001	2002	2003
Risk-free interest rate	5.9%	4.0%	2.9%
Annual standard deviation of stock price	56%	50%	49%
Average expected life (years)	5.1	5.2	5.1
Annual dividend rate	$.16	$.16	$.16
Average fair value per option	$7.07	$2.95	$4.12
Option value of ESPP per share	$2.55	$1.96	$1.91
Fair value of options granted during the year	$3,253	$1,206	$297

              A summary of the share activity and weighted average exercise prices for the Company's option plans is as follows:

	Outstanding		Exercisable
	Shares	Price	Shares	Price
At May 31, 2000	1,559	$7.82	755	$7.82
Granted	460	13.75
Exercised	(277)	7.24
Cancelled	(120)	10.96

At May 31, 2001	1,622	9.39	667	7.73
Granted	417	7.21
Exercised	(173)	7.24
Cancelled	(21)	10.49

At May 31, 2002	1,845	9.09	802	8.52
Granted	72	9.83
Exercised	(112)	6.75
Cancelled	(88)	9.69

At May 31, 2003	1,717	$9.25	1,111	$9.08

              The following table summarizes information about stock options outstanding as of May 31, 2003:

	Outstanding			Exercisable
Exercise Price Range
	Shares	Price	Life	Shares	Price	Life
$3.75 to $5.38	30	$4.57	3.5	30	$4.57	3.5
$6.00 to $7.50	828	7.01	6.4	448	7.01	5.3
$7.90 to $8.97	280	8.25	4.4	280	8.25	4.4
$10.64 to $13.81	579	13.16	7.2	353	12.75	7.1

Total	1,717			1,111

Note K—Employee Retirement Plans

              The Company's domestic employee retirement plans consist of a profit sharing plan and a stock ownership plan (ESOP). Annual contributions in cash or Company stock are made at the discretion of the Board of Directors. In addition, the profit sharing plan has a 401(k) provision whereby the Company matches 50% of employee contributions up to 4% of base pay. Charges to expense for discretionary and matching contributions to these plans were $2,403, $926, and $660 for fiscal 2001, 2002, and 2003, respectively. Such amounts included contributions in stock of $887 for 2001, based on the stock price at the date contributed. Shares are included in the calculation of earnings per share and dividends are paid to the ESOP from the date the shares are contributed. Foreign employees are covered by a variety of government mandated programs.

Note L—Segment and Geographic Information

              The following disclosures are made in accordance with the SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company's strategic business units (SBU's) in 2003 were: RF & Wireless Communications Group (RFWC), Industrial Power Group (IPG), Security Systems Division (SSD), and Display Systems Group (DSG).

              RFWC serves the voice and data telecommunications market and the radio and television broadcast industry predominately for infrastructure applications.

              IPG serves a broad range of customers including the steel, automotive, textile, plastics, semiconductor manufacturing, and transportation industries.

              SSD provides security systems and related design services which includes such products as closed circuit television (CCTV), fire, burglary, access control, sound and communica-tion products and accessories.

              DSG provides system integration and custom display solutions for the public information, financial, point-of-sale, and medical imaging markets.

              Medical Glassware (MG) represents a portion of the former Medical Systems Group (MSG). MG was sold in February of 2002.

              Each SBU is directed by a Vice President and General Manager who reports to the President and Chief Operating Officer. The President evaluates performance and allocates resources, in part, based on the direct operating contribution of each SBU. Direct operating contribution is defined as gross margin less product management and direct selling expenses.

              Accounts receivable, inventory, and goodwill are identified by SBU. Cash, net property and other assets are not identifiable by SBU. Operating results for each SBU are summarized in the following table:

	Sales	Gross Margin	Contribution	Assets
Fiscal 2001
RFWC	$244,381	$63,593	$42,395	$127,005
IPG	89,053	30,650	24,567	45,276
SSD	82,352	18,932	9,235	34,038
DSG	59,476	14,553	7,110	27,118
MG	15,966	3,765	1,852	15,050

Total	$491,228	$131,493	$85,159	$248,487

Fiscal 2002
RFWC	$202,409	$47,467	$24,876	$114,801
IPG	74,578	24,356	17,643	37,037
SSD	85,087	20,080	10,248	32,401
DSG	60,697	15,864	8,528	22,889
MG	12,940	2,727	1,267	1,868

Total	$435,711	$110,494	$62,562	$208,996

Fiscal 2003
RFWC	$222,448	$49,889	$25,255	$85,350
IPG	77,487	25,321	17,844	37,377
SSD	92,090	22,939	12,539	31,906
DSG	64,191	16,218	9,674	22,217
MG	1,269	164	(80)	276

Total	$457,485	$114,531	$65,232	$177,126

              A reconciliation of sales, gross margin, direct operating contribution and assets to the relevant consolidated amounts is as follows. Other assets not identified include miscellaneous receivables, manufacturing inventories and other assets.

	Year ended May 31
	2001	2002	2003
Segment sales	$491,228	$435,711	$457,485
Corporate	11,141	7,781	7,032

Sales	$502,369	$443,492	$464,517

Segment gross margin	$131,493	$110,494	$114,531
Inventory charges	–	(15,282)	(13,810)
Manufacturing variances and other costs	57	(1,046)	(1,631)

Gross margin	$131,550	$94,166	$99,090

Segment contribution	$85,159	$62,562	$65,232
Inventory charges	–	(15,282)	(13,810)
Manufacturing variances and other costs	57	(1,046)	(1,631)
Regional selling expenses	(16,697)	(15,380)	(17,336)
Administrative expenses	(31,413)	(31,207)	(34,114)

Operating income (loss)	$37,106	$(353)	$(1,659)

Segment assets	$248,487	$208,996	$177,126
Cash and equivalents	15,946	15,296	16,874
Other current assets	19,329	20,999	26,320
Net property	28,753	28,827	31,088
Other assets	8,999	12,529	13,523

Total assets	$321,514	$286,647	$264,931

              Geographic sales information is primarily grouped by customer destination into five areas: North America, Europe, Asia/Pacific, Latin America, and Direct Export. Sales to Mexico are included as part of Latin America. Direct Export includes sales to export distributors in countries where the Company does not have sales offices.

              Sales and long-lived assets (net property and other assets, excluding investments) are presented in the table below.

	Year ended May 31
	2001	2002	2003
Sales
United States	$246,319	$188,473	$197,184
Canada	56,569	53,294	58,732

North America	302,888	241,767	255,916
Europe	99,215	92,351	100,388
Asia/Pacific	51,411	65,534	74,746
Latin America	28,012	28,943	20,506
Direct Export	9,702	7,116	5,929

Total	$491,228	$435,711	$457,485

Assets
United States	$36,726	$37,608	$30,060
Canada	2,085	2,408	2,659

North America	38,811	40,016	32,719
Europe	8,394	13,953	3,192
Asia/Pacific	1,613	788	794
Latin America	622	1,445	1,194

Total	$49,440	$56,202	$37,899

              The sharp decrease in long-lived assets from 2002 to 2003 is primarily due to the goodwill impairment recorded in 2003.

              The Company sells its products to companies in diversified industries and performs periodic credit evaluations of its customers' financial condition. Terms are generally on open account, payable net 30 days in North America, and vary throughout Europe, Asia/Pacific, and Latin America. Estimates of credit losses are recorded in the financial statements based on periodic reviews of outstanding accounts and actual losses have been consistently within management's estimates.

Note M—Litigation

              While the Company has several litigation matters pending against it that arose in the ordinary course of business, it is believed that, in the aggregate, they would not have a material adverse effect on the Company.

              In fiscal 2003, the Company received notice that two customers of one of its subsidiaries are asserting claims against it in connection with product it sold to them by the subsidiary that the Company acquired pursuant to a distribution agreement with the manufacturer of the product. The claims are based on the product not meeting the specification provided by the manufacturer. The Company has notified the manufacturer and the Company's insurance carrier of these claims. The

Company is unable to evaluate the outcome of these claims or the recovery from the manufacturer or insurance carrier as the investigation has not been completed. The Company intends to vigorously defend these claims and prosecute its claims against the manufacturer and insurer if it should have any liability.

              The Company is engaged in litigation it has filed, Richardson Electronics, Ltd. v. Signal Technology Corporation, 03 L 002661 (Circuit Court, Cook County, Illinois) and Signal Technology Corporation v. Richardson Electronics, Ltd., C.A. No. 03-0335 (Superior Court Boston, Massachusetts). The Company filed suit in Illinois claiming damages in the amount of approximately $2.0 million resulting from Signal's refusal to take delivery of product on six purchase orders it had placed with the Company. Signal has filed a declaratory judgment suit in Massachusetts seeking a ruling that it has no liability to the Company. Signal has not asserted any claim against the Company.

              The Company has asserted a claim against a former vendor in the amount of $593 for inventory it sought to return to the vendor pursuant to the terms of a Distribution Agreement between the two parties, that the vendor has refused to accept as of this time.

Note N—Selected Quarterly Financial Data (Unaudited)

              Summarized quarterly financial data for 2002 and 2003 follow.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2002:
Net sales	$104,681	$115,499	$109,431	$113,881
Gross margin	26,474	28,381	26,280	13,031
Net income (loss)	(354)	902	(2,823)	(9,184)
Net income (loss) per share:
Basic and Diluted	(0.03)	0.07	(0.21)	(0.67)
2003:
Net sales	$108,614	$118,958	$118,010	$118,935
Gross margin	27,154	28,913	28,202	14,821
Income (loss) before cumulative effect of accounting change	166	1,078	(102)	(11,271)
Per share:
Basic & Diluted	0.01	0.08	(0.01)	(0.82)
Net income (loss)	(17,696)	1,078	(102)	(11,271)
Net income (loss) per share:
Basic and Diluted	(1.29)	0.08	(0.01)	(0.82)

              A reconciliation of reported net income (loss) to amended net income (loss) including the additional interest expense for the affected quarters (See Note B) is provided in the following table:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2002:
Reported Net Income (Loss)	$(354)	$902	$(2,743)	$(9,075)
Additional Interest Expense	–	–	(80)	(109)

Amended Net Income	(354)	902	(2,823)	(9,184)

Income Per Share:
Reported Basic and Diluted	(0.03)	0.07	(0.20)	(0.66)
Additional Interest Expense	0.00	0.00	(0.01)	(0.01)

Amended Net Income (Loss) Per share: Basic and Diluted	(0.03)	0.07	(0.21)	(0.67)

2003:
Reported Net Income (Loss)	$(17,578)	$1,190	$(5)	$(11,163)
Additional Interest Expense	(118)	(112)	(97)	(108)

Amended Net Income	(17,696)	1,078	(102)	(11,271)

Income Per Share:
Reported Basic and Diluted	(1.28)	0.09	0.00	(0.81)
Additional Interest Expense	(0.01)	(0.01)	(0.01)	(0.01)

Amended Net Income (Loss) Per share: Basic and Diluted	(1.29)	0.08	(0.01)	(0.82)

              The first quarter of fiscal 2003 includes a cumulative effect of accounting change of $17,862, net of tax (see Note C). The third quarter of fiscal 2002 contains a net of tax loss of $2.9 million for the disposal of the Medical Glassware business (see Note F). The fourth quarters of fiscal 2002 and 2003 include charges of $10.3 million and $11.9 million, net of tax, respectively, primarily related to inventory write-downs (see Note D).

RICHARDSON ELECTRONICS, LTD.

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	As of
	May 31, 2003	February 28, 2004
	(as restated, see Note B)	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$16,874	$19,727
Receivables, less allowance of $3,350 and $3,306	85,355	96,302
Inventories	95,896	93,207
Prepaid expenses	6,919	4,051
Deferred income taxes, net	19,401	20,506

Total current assets	224,445	233,793
Property, plant and equipment, net	31,088	30,747
Goodwill and intangible assets, net	6,129	5,891
Other assets	3,269	4,705

Total assets	$264,931	$275,136

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$23,660	$30,724
Accrued liabilities	17,421	21,122
Current portion of long-term debt	46	4,488

Total current liabilities	41,127	56,334
Long-term debt	138,396	127,455
Deferred income taxes, net	5,269	8,282
Other non-current liabilities	5,049	127

Total liabilities	189,841	192,198
Stockholders' Equity
Common stock ($.05 par value; issued 12,258 shares at May 31, 2003 and 12,500 shares at February 28, 2004)	613	625
Class B common stock, convertible ($.05 par value; issued 3,207 shares at May 31, 2003 and 3,171 shares at February 28, 2004)	160	159
Preferred stock ($1.00 par value; no shares issued)	–	–
Additional paid-in capital	91,962	93,886
Common stock in treasury, at cost (1,506 shares at May 31, 2003 and 1,496 shares at February 28, 2004)	(8,922)	(8,864)
Retained earnings	6,079	8,026
Unearned compensation	(541)	(368)
Accumulated other comprehensive loss	(14,261)	(10,526)

Total stockholders' equity	75,090	82,938

Total liabilities and stockholders' equity	$264,931	$275,136

See notes to condensed consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Condensed Consolidated Statements Of Operations And Comprehensive Income (Loss)
For The Three- And Nine-Month Periods Ended February 28, 2003 And February 28, 2004

(unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	February 28, 2003	February 28, 2004	February 28, 2003	February 28, 2004
	(as restated, see Note B)		(as restated, see Note B)
Net sales	$118,010	$127,338	$345,582	$374,695
Cost of products sold	89,808	95,802	261,313	283,102

Gross margin	28,202	31,536	84,269	91,593
Selling, general and administrative expenses	25,451	27,101	74,155	78,441

Operating income	2,751	4,435	10,114	13,152
Other (income) expense
Interest expense	2,634	2,577	7,757	7,682
Other, net	224	365	390	252

Total other (income) expense	2,858	2,942	8,147	7,934

Income before income tax and cumulative effect of accounting change	(107)	1,493	1,967	5,218
Income tax	(5)	493	825	1,621

Income before cumulative effect of accounting change	(102)	1,000	1,142	3,597
Cumulative effect of accounting change, net of tax (Note E)	–	–	(17,862)	–

Net income (loss)	$(102)	$1,000	$(16,720)	$3,597

Net income (loss) per share—basic:
Net income per share before cumulative effect of accounting change	$(0.01)	$0.07	$0.08	$0.26
Cumulative effect of accounting change, net of tax (Note E)	–	–	(1.30)	–

Net income (loss) per share	$(0.01)	$0.07	$(1.22)	$0.26

Average shares outstanding	13,759	14,102	13,742	14,002

Net income (loss) per share—diluted:
Net income per share before cumulative effect of accounting change	$(0.01)	$0.07	$0.08	$0.25
Cumulative effect of accounting change, net of tax (Note E)	–	–	(1.28)	–

Net income (loss) per share	$(0.01)	$0.07	$(1.20)	$0.25

Average shares outstanding	13,759	14,560	13,989	14,374

Dividends per common share	$0.04	$0.04	$0.12	$0.12

Statement of comprehensive income (loss):
Net income (loss)	$(102)	$1,000	$(16,720)	$3,597
Foreign currency translation	2,124	2,149	380	2,803
Unrealized gain (loss) on investments	(90)	201	(293)	413
Fair value adjustments—cash flow hedges	(44)	174	(297)	519

Comprehensive income (loss)	$1,888	$3,524	$(16,930)	$7,332

See notes to condensed consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Condensed Consolidated Statements Of Cash Flows
For The Nine-Month Periods Ended February 28, 2003 And February 28, 2004

(unaudited, in thousands)

	Nine months ended
	February 28, 2003	February 28, 2004
	(as restated, see Note B)
Operating Activities
Net income (loss)	$(16,720)	$3,597
Non-cash charges to income (loss):
Depreciation	4,072	3,788
Amortization of intangibles and financing costs	201	225
Deferred income taxes, net	(66)	1,621
Goodwill impairment charge	17,862	–
Other, net	884	665

Total non-cash charges	22,953	6,299

Changes in working capital, net of effects of currency translation:
Accounts receivable	3,312	(8,864)
Inventories	(3,218)	4,324
Other current assets	(628)	(511)
Accounts payable	(6,980)	7,593
Other liabilities	(1,233)	1,753

Net changes in working capital	(8,747)	4,295

Net cash provided by (used in) operating activities	(2,514)	14,191

Financing Activities
Proceeds from borrowings	29,538	29,105
Payments on debt	(23,847)	(36,713)
Proceeds from stock issuance	203	1,537
Cash dividends	(2,151)	(1,651)

Net cash provided by (used in) financing activities	3,743	(7,722)

Investing Activities
Capital expenditures	(4,958)	(3,861)
Earnout payment related to acquisitions	(764)	(1,008)
Proceeds from sales of available-for-sale securities	3,440	3,369
Purchases of available-for-sale securities	(3,440)	(3,369)
Other	(407)	–

Net cash used in investing activities	(6,129)	(4,869)

Effect of exchange rate changes on cash and cash equivalents	1,471	1,253
Net increase (decrease) in cash and cash equivalents	(3,429)	2,853
Cash and cash equivalents at beginning of period	15,296	16,874

Cash and cash equivalents at end of period	$11,867	$19,727

See notes to condensed consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Notes To Condensed Consolidated Financial Statements

(in thousands, except per share amounts)

Note A—Basis of Presentation

              The accompanying unaudited Condensed Consolidated Financial Statements (Statements) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the results of interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three- and nine-month periods ended February 28, 2004 are not necessarily indicative of the results that may be expected for the year ended May 31, 2004.

              For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003. Certain fiscal 2003 balances have been reclassified to conform to the fiscal 2004 presentation.

Note B—Restatement

              The Company identified an accounting error in a foreign subsidiary which affected previously reported interest expense for seven quarters beginning with the third quarter of fiscal 2002 and ending with the first quarter of fiscal 2004. The correction of the error, which aggregated to $738, is presented as a restatement of these prior periods. The restatement increases diluted earnings per share to $0.15 for the second quarter of fiscal 2004 versus the $0.11 published in the December 18, 2003 earnings release. The Company filed Form 10-K/A for fiscal 2003 and Form 10-Q/A for the first quarter of fiscal 2004 on January 30, 2004 to reflect these changes. A reconciliation of reported net income (loss) to amended net income (loss) including the additional interest expense for the affected quarters is provided in the following table:

	FY 2002		FY 2003				FY 2004
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Reported net income (loss)	$(2,743.0)	$(9,075.0)	$(17,578.0)	$1,190.0	$(5.0)	$(11,163.0)	$506.0
Additional interest expense	(80.2)	(108.9)	(118.3)	(112.1)	(96.8)	(107.6)	(113.9)

Amended net income (loss)	$(2,823.2)	$(9,183.9)	$(17,696.3)	$1,077.9	$(101.8)	$(11,270.6)	$392.1

Reported basic and diluted income (loss) per share	$(0.20)	$(0.66)	$(1.28)	$0.09	$–	$(0.81)	$0.04
Additional interest expense	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Amended basic and diluted net income (loss) per share	$(0.21)	$(0.67)	$(1.29)	$0.08	$(0.01)	$(0.82)	$0.03

Note C—Change in Accounting Principle

              At February 28, 2004, the Company's worldwide inventories were stated at the lower of cost or market using the first-in, first-out (FIFO) method. Effective June 1, 2003, the North American operations, which represent a majority of the Company's operations and approximately 76% of the Company's inventories, changed from the last-in, first-out (LIFO) method to the FIFO method. All other inventories were consistently stated at the lower of cost or market using FIFO method. The Company believes that the FIFO method is preferable because it provides a better matching of revenue and expenses. The accounting change was not material to the financial statements for any of the periods presented, and accordingly, no retroactive restatement of prior years' financial statements was made. Inventories include material, labor and overhead associated with such inventories.

Note D—Restructuring Charges

              As a result of the Company's fiscal 2003 restructuring initiative, a restructuring charge, including severance and lease termination costs of $1,730, was recorded in selling, general and administrative expenses for the year ended May 31, 2003. Severance costs of $328 were paid in fiscal 2003 with the remaining balance payable in fiscal 2004. The following table depicts the amounts associated with the activity related to the restructuring initiative through February 28, 2004:

	Restructuring liability May 31, 2003	Paid through February 28, 2004	Reversal of accrual	Unpaid balance as of February 28, 2004
Employee severance and related costs	$1,192	$891	$292	$9
Lease termination costs	210	–	210	–

Total	$1,402	$891	$502	$9

              The reversal of the employee severance and related costs resulted from the difference between the estimated severance costs and the actual payouts and was recorded in the quarter ended November 29, 2003. All employees originally notified were terminated. The lease termination did not occur as the agreement for the replacement facility was not finalized. The lease termination reversal was recorded in the quarter ended August 30, 2003.

Note E—Goodwill and Other Intangible Assets

              Effective June 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. This statement changed the accounting for goodwill and indefinite-lived intangible assets from an amortization approach to an impairment-only approach. As a result of the adoption of SFAS No. 142, the Company recorded a transitional impairment charge during the first quarter of fiscal 2003 of $21,587 ($17,862 net of tax), presented as a cumulative effect of accounting change. This charge related to the Company's segments as follows: RF & Wireless Communications Group (RFWC), $20,456; and Security Systems Division (SSD), $1,131.

              The Company periodically reviews the carrying amount of goodwill to determine whether an additional impairment may exist. A fair value approach is used to test goodwill for impairment. An impairment charge is recognized for the amount, if any, by which the carrying amount of the goodwill exceeds its fair value. Management establishes fair values using discounted cash flows. When available and as appropriate, management uses comparative market multiples to corroborate discounted cash flow results. The Company performed its annual impairment test during the fourth quarter of fiscal 2003. The Company did not find any indication that additional impairment existed and, therefore, no additional impairment loss was recorded.

              The table below provides changes in the carrying values of goodwill and intangible assets not subject to amortization by reportable segment:

Goodwill and intangible assets not subject to amortization

	RFWC	IPG	SSD	DSG	Total
Balance at May 31, 2003	$–	$882	$1,714	$2,959	$5,555
Modification of earnout payment	–	–	–	(58)	(58)
Foreign currency translation	–	7	46	–	53

Balance at February 28, 2004	$–	$889	$1,760	$2,901	$5,550

              Intangible assets subject to amortization as of May 31, 2003 and February 28, 2004 are as follows:

	May 31, 2003		February 28, 2004
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Intangible assets subject to amortization:
Deferred financing costs	$2,191	$1,647	$2,192	$1,863
Patents and trademarks	478	448	470	458

Total	$2,669	$2,095	$2,662	$2,321

              Amortization expense for the third quarter and nine months is as follows:

	Amortization expense for the
	Third Quarter		Nine Months
	FY 2003	FY 2004	FY 2003	FY 2004
Intangible assets subject to amortization:
Deferred financing costs	$56	$71	$191	$215
Patents and trademarks	4	4	10	10

Total	$60	$75	$201	$225

              The amortization expense associated with the existing intangible assets subject to amortization is expected to be $299, $180, $75 and $20 in fiscal 2004, 2005, 2006, and 2007, respectively. The weighted average number of years of amortization expense remaining is 1.5.

Note F—Warranties

              The Company offers warranties for specific products it manufactures. The Company also provides extended warranties for some products it sells that lengthen the period of coverage specified in the manufacturer's original warranty. Terms generally range from one to three years.

              The Company estimates the cost to perform under its warranty obligation and recognizes this estimated cost at the time of the related product sale and comprehensive income (loss). The Company reports this expense as an element of cost of products sold in its statement of operations. Each quarter, the Company assesses actual warranty costs incurred, on a product-by-product basis, as compared to its estimated obligation. The estimates with respect to new products are based generally on knowledge of the manufacturers' experience and are extrapolated to reflect the extended warranty period, and are refined each quarter as better information with respect to warranty experience becomes known.

              Warranty reserves are established for costs that are expected to be incurred after the sale and delivery of the products subject to warranty. Such costs are accrued at the time revenue is recognized. The warranty reserves are determined based on known product failures, historical experience, and other currently available evidence. The reserve is included in "Accrued Liabilities" on the Condensed Consolidated Balance Sheets.

              Changes in the warranty reserve for the nine months ended February 28, 2004 were as follows:

Warranty Reserve
Balance at May 31, 2003	$672
Accruals for products sold	369
Utilization	(76)

Balance at February 28, 2004	$965

              The increase in the warranty accrual represents warranties related to a new product offering by the Company's Display Systems Group beginning in the third quarter of fiscal 2003.

Note G—Contractual Obligations and Other Commitments

              The following table represents contractual obligations and other commercial commitments by fiscal period.

	Payments due by fiscal period as of February 28, 2004
	2004	2005	2006	2007	2008	Beyond	Total
Convertible debentures	$–	$3,850	$6,225	$60,750	$–	$–	$70,825
Floating-rate multi-currency revolving credit facility	–	–	60,435	–	–	–	60,435
Financial instruments	448	149	–	–	–	–	597
Facility lease obligations	991	2,971	1,973	1,037	711	740	8,423
Performance bonds	–	645	–	–	–	–	645
Contingent and earnout payments	5,797	1,084	–	–	–	–	7,063
Other	15	70	–	–	–	–	85

Total	$7,433	$8,769	$68,633	$61,787	$711	$740	$148,073

              Convertible debentures consist of 8 1/4% debentures with principal of $40,000, due June 2006 and 7 1/4% debentures with principal of $30,825, due December 2006. The Company is required to make sinking fund payments of $3,850 in fiscal 2005 and $6,225 in fiscal 2006. The floating-rate multi-currency revolving credit facility matures in September of 2005 and bears interest at applicable LIBOR rates plus a 225 basis point margin. Financial instruments represent remaining liability associated with the Company's interest rate exchange agreements. Facility lease obligations are related to certain warehouse and office facilities under non-cancelable operating leases. Certain African and Latin American customers require performance bonds with expiration dates between July and December of

2004, renewable annually. Contingent and earnout payments represent additional consideration to be paid pursuant to certain of the Company's acquisition agreements assuming certain operation performance criteria are met.

Note H—Income Taxes

              The income tax provisions for the nine-month periods ended February 28, 2003 and February 28, 2004 are based on the estimated annual effective tax rate of 41.9% and 31.1%, respectively. The difference between the effective tax rate and the U.S. statutory rate of 35% primarily results from the Company's geographic distribution of taxable income and losses, certain non-tax deductible charges, and the Company's foreign sales corporation benefit on export sales, net of state income taxes.

              Income tax refund, net of foreign estimated tax payments, was $2,801 for nine months ended February 28, 2004.

Note I—Calculation of Earnings per Share

              Basic income (loss) per share is calculated by dividing net income by the weighted average number of Common and Class B Common shares outstanding. Diluted income (loss) per share is calculated by dividing net income (loss) (adjusted for interest savings, net of tax, on assumed conversion of bonds) by the actual shares outstanding and share equivalents that would arise from the exercise of stock options, certain restricted stock awards, and the assumed conversion of convertible bonds when such assumptions have a dilutive effect on the calculation. The Company's 8 1/4% and 7 1/4% convertible debentures are excluded from the calculation in both fiscal 2003 and 2004, as assumed conversion and effect of interest savings would be anti-dilutive. The per share amounts presented in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) are based on the following amounts:

	Third Quarter		Nine Months
	FY 2003	FY 2004	FY 2003	FY 2004
Numerator for basic and diluted EPS:
Income (loss) before cumulative effect of accounting change	$(102)	$1,000	$1,142	$3,597
Cumulative effect of accounting change	–	–	(17,862)	–

Net income (loss)	$(102)	$1,000	$(16,720)	$3,597

Denominator:
Denominator for basic EPS
Weighted average common shares outstanding	13,759	14,102	13,742	14,002
Effect of dilutive securities:
Unvested restricted stock awards	–	31	49	35
Dilutive stock options	–	427	198	337

Shares applicable to diluted income (loss) per common share	13,759	14,560	13,989	14,374

              The effect of potentially dilutive stock options is calculated using the treasury stock method. Certain stock options are excluded from the calculations because the average market price of the Company's stock during the period did not exceed the exercise price of those options. For the three-month period ended February 28, 2004, there were 446 such options. However, some or all of the above mentioned options may be potentially dilutive in the future.

Note J—Stock-Based Compensation

              The Company has stock-based compensation plans under which stock options are granted to key managers at the market price on the date of grant. Most of these new grants are fully exercisable after five years and have a ten-year life. Three such grants were issued during the nine months ended February 28, 2004.

              The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion 25, issued in March 2000, to account for its stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the pro-forma effect on net income (loss)

attributable to common stockholders if the fair value-based method had been applied to all outstanding and unvested awards in each period.

	Third Quarter		Nine Months
	FY 2003	FY 2004	FY 2003	FY 2004
Net income (loss), as reported	$(102)	$1,000	$(16,720)	$3,597
Add: Stock-based compensation expense included in reported net income (loss), net of tax	76	74	198	193
Deduct: Stock-based compensation expense determined under fair value-based method for all awards, net of taxes	(316)	(279)	(917)	(805)

Pro-forma net income (loss)	$(342)	$795	$(17,439)	$2,985

Net income (loss) per share, basic:
Reported net income (loss)	$(0.01)	$0.07	$(1.22)	$0.26
Pro-forma compensation expense, net of taxes	(0.01)	(0.01)	(0.05)	(0.05)

Pro-forma net income (loss) per share	$(0.02)	$0.06	$(1.27)	$0.21

Net income (loss) per share, diluted:
Reported net income (loss)	$(0.01)	$0.07	$(1.20)	$0.25
Pro-forma compensation expense, net of taxes	(0.01)	(0.02)	(0.05)	(0.04)

Pro-forma net income (loss) per share	$(0.02)	$0.05	$(1.25)	$0.21

Note K—Segment Information

              The marketing, sales, product management, and purchasing functions of the Company consist of four strategic business units (SBU's): RF & Wireless Communications Group (RFWC), Industrial Power Group (IPG), Security Systems Division (SSD), and Display Systems Group (DSG).

              RFWC serves the expanding global RF and wireless communications market, including infrastructure and wireless networks, as well as the fiber optics market. The Company's team of RF and wireless engineers assists customers in designing circuits, selecting cost effective components, planning reliable and timely supply, prototype testing, and assembly. The group offers its customers and vendors complete engineering and technical support from the design-in of RF and wireless components to the development of engineered solutions for their system requirements.

              IPG serves the industrial market's need for both vacuum tube and solid-state technologies. The group provides replacement products for systems using electron tubes as well as design and assembly services for new systems employing power semiconductors. As electronic systems increase in functionality and become more complex, the Company believes the need for intelligent, efficient power management will continue to increase and drive power conversion demand growth.

              SSD is a global provider of closed circuit television, fire, burglary, access control, sound, and communication products and accessories for the residential, commercial, and government markets. The division specializes in closed circuit television design-in support, offering extensive expertise with applications requiring digital technology. SSD products are primarily used for security and access control purposes but are also utilized in industrial applications, mobile video, and traffic management.

              DSG is a global provider of integrated display products and systems to the public information, financial, point-of-sale, and medical imaging markets. The group works with leading hardware vendors to offer the highest quality liquid crystal display, plasma, cathode ray tube, and customized display monitors. DSG engineers design custom display solutions that include touch screens, protective panels, custom enclosures, specialized finishes, application specific software, and privately branded products.

              Each SBU is directed by a Vice President and General Manager who reports to the President and Chief Operating Officer. The President evaluates performance and allocates resources, in part, based on the direct operating contribution of each SBU. Direct operating contribution is defined as gross margin less product management and direct selling expenses.

              Accounts receivable, inventory, goodwill, and some intangible assets are identified by SBU. Cash, net property and other assets are not identifiable by SBU. Operating results for each SBU are summarized in the following table:

	Sales	Gross Margin	Direct Operating Contribution	Assets	Goodwill and Intangibles
Third Quarter
FY 2003
RFWC	$51,499	$11,293	$5,560	$86,699	$–
IPG	23,371	7,156	4,722	47,594	880
SSD	23,205	5,859	3,217	33,614	1,581
DSG	18,047	4,381	2,730	26,075	2,175

Total	$116,122	$28,689	$16,229	$193,982	$4,636

FY 2004
RFWC	$55,973	$13,162	$6,787	$81,052	$–
IPG	27,514	8,383	5,872	49,687	889
SSD	25,260	6,394	3,495	38,031	1,760
DSG	16,813	4,146	2,294	21,170	2,901

Total	$125,560	$32,085	$18,448	$189,940	$5,550

Nine Months
FY 2003
RFWC	$152,377	$34,079	$17,258	$86,699	$–
IPG	71,149	22,236	15,227	47,594	880
SSD	69,601	17,306	9,671	33,614	1,581
DSG	46,169	11,977	7,110	26,075	2,175

Total	$339,296	$85,598	$49,266	$193,982	$4,636

FY 2004
RFWC	$163,493	$37,190	$19,514	$81,052	$–
IPG	81,232	24,730	17,570	49,687	889
SSD	76,541	19,419	10,829	38,031	1,760
DSG	47,756	12,132	6,648	21,170	2,901

Total	$369,022	$93,471	$54,561	$189,940	$5,550

              Fiscal 2003 data has been reclassified to conform with the current presentation, which includes the reclassification of the broadcast tubes product line from RFWC to the IPG business unit. Fiscal 2003 quarterly sales for the broadcast tubes were $4,685, $4,625, $4,717, and $3,995 for the first, second, third, and fourth quarters, respectively.

              A reconciliation of sales, gross margin, direct operating contribution and assets to the relevant consolidated amounts follows. Freight, Medical Glassware business, Logistics business, and miscellaneous sales are included in "Other sales". "Other assets" primarily represent miscellaneous receivables, manufacturing and other inventories, intangible assets subject to amortization and investments.

	Third Quarter		Nine Months
	FY 2003	FY 2004	FY 2003	FY 2004
Sales—segments total	$116,122	$125,560	$339,296	$369,022
Other sales	1,888	1,778	6,286	5,673

Sales	$118,010	$127,338	$345,582	$374,695

Gross margin—segments total	$28,689	$32,085	$85,598	$93,471
Gross margin on other sales	(487)	(549)	(1,329)	(1,878)

Gross margin	$28,202	$31,536	$84,269	$91,593

Segment profit contribution	$16,229	$18,448	$49,266	$54,561
Gross margin on other sales	(487)	(549)	(1,329)	(1,878)
Regional selling expenses	(4,388)	(4,693)	(12,776)	(13,624)
Administrative expenses	(8,603)	(8,771)	(25,047)	(25,907)

Operating income	$2,751	$4,435	$10,114	$13,152

Segment assets	$193,982	$189,940
Cash and cash equivalents	11,867	19,727
Other current assets	21,212	24,557
Net property	30,588	30,747
Other assets	8,488	10,165

Total assets	$266,137	$275,136

              The Company sells its products to companies in diversified industries and performs periodic credit evaluations of its customers' financial condition. Terms are generally on open account, payable net 30 days in North America, and vary throughout Europe, Asia/Pacific and Latin America. Estimates of credit losses are recorded in the financial statements based on periodic reviews of outstanding accounts and actual losses have been consistently within management's estimates.

Note L—Recently Issued Pronouncements

              On December 23, 2003, the FASB issued FASB Statement No. 132 (Revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits. This standard increases the existing GAAP disclosure requirements by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. Companies will be required to segregate plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and other informational disclosures. Statement 132(R) also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements for quarters beginning after December 15, 2003. The Company does not expect the new pronouncement to have a material impact on the Company's disclosure requirements.

The Exchange Agent for the exchange offer is:

J.P. Morgan Trust Company, National Association
Institutional Trust Services

By Hand or Overnight Courier:	By Mail:
J.P. Morgan Trust Company, National Association Institutional Trust Services Attn: Frank Ivins 2001 Bryan Street, 9th Floor Dallas, Texas 75201	J.P. Morgan Trust Company, National Association Institutional Trust Services Attn: Frank Ivins P.O. Box 2320 Dallas, Texas 75221-2320
Facsimile Transmissions: (By Eligible Institutions Only) Fax: 214-468-6494	To Confirm by Telephone: 1-800-275-2048 (Investor Relations Number)

The Information Agent for the exchange offer is:

Bondholder Communications Group
Attn: Reba Volt
30 Broad Street, 46th Floor
New York, New York 10004
Telephone: (888) 385-BOND (2663) (toll free)
(212) 809-2663
Fax: (212) 422-0790

The Dealer Manager for the exchange offer is:

Jefferies & Company, Inc.
Attn: Hyonwoo Shin
520 Madison Avenue
New York, New York 10022
Telephone: (212) 284-3405
Fax: (212) 284-2114

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.    Exhibits and Financial Statement Schedules.

1.1	—	Dealer-Manager Agreement between the Company and Jefferies & Company, Inc.*
3.1	—
Restated Certificate of Incorporation of Richardson Electronics, Ltd., as amended, incorporated by reference to Appendix B to the Proxy Statement/Prospectus dated November 13, 1986, which is included in the Company's Registration Statement on Form S-4, Commission File No. 33-8696.
3.2	—	By-Laws of Richardson Electronics, Ltd., as amended, incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K, dated May 31, 1997, Commission File No. 00-12906.
4.1	—
Form of Convertible Senior Subordinated Indenture between the Company and J.P. Morgan Trust Company, National Association, as Trustee, relating to convertible debt securities (including form of note).*
4.2	—
Specimen forms of Common Stock and Class B Common Stock certificates of the Company incorporated by reference to Exhibit 4(a) to the Company's Registration Statement on Form S-1, Commission File No. 33-10834.
4.3	—
Indenture dated December 15, 1986 between the Company and Continental Illinois National Bank and Trust Company of Chicago, as Trustee, for 7 1/4% Convertible Subordinated Debentures due December 15, 2006 (including form of 7 1/4% Convertible Subordinated Debentures due December 15, 2006) incorporated by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1987.
4.4	—
First Amendment to Indenture between the Company and First Trust National Association, as successor trustee to Continental Illinois National Bank and Trust Company of Chicago dated February 18, 1997, incorporated by reference to Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.
4.5	—
Indenture dated December 16, 1996 between the Company and American National Bank and Trust Company, as Trustee, for 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006 (including form of 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006), incorporated by reference to Exhibit 10 of the Company's Schedule 13E-4 dated December 18, 1996.
5.1	—	Opinion of Bryan Cave LLP, counsel to the Registrant, as to the validity of the Securities being registered.*
8.1	—	Opinion of Bryan Cave LLP, as to the tax treatment of the exchange.*
10.1	—
The Corporate Plan for Retirement The Profit Sharing / 401(k) Plan Fidelity Basic Plan Document No. 07 effective June 1, 1996, incorporated by reference to Exhibit 10(d) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.
10.2	—
Amendment to the Company's Employees' Profit Sharing Plan and Trust Agreement, incorporated by reference to Exhibit 10(a)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.

10.3	—
The Company's Amended and Restated Employees' Incentive Stock Option Plan effective April 8, 1987, incorporated by reference to Exhibit 10(m) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1987.
10.4	—
First Amendment to the Company's Amended and Restated Employees' Incentive Stock Option Plan effective April 11, 1989, incorporated by reference to Exhibit 10(l)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1989.
10.5	—
Second Amendment to the Company's Amended and Restated Employees Incentive Stock Option Plan dated July 30, 1991, incorporated by reference to Exhibit 10(l)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1991.
10.6	—
Third Amendment to the Company's Amended and Restated Incentive Stock Option Plan dated August 15, 1996, incorporated by reference to Exhibit 10(e)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.
10.7	—
The Company's Employees 1996 Stock Purchase Plan, incorporated by reference to Exhibit A of the Company's Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.
10.8	—
Employees Stock Ownership Plan, effective as of June 1, 1987, restated effective as of June 1, 1989, as amended July 14, 1994, incorporated by reference to Exhibit 10(f) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994.
10.9	—	Amendment No. 1 to Employees Stock Ownership Plan dated July 12, 1995, incorporated by reference to Exhibit 10(g)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995.
10.10	—
Second Amendment to Employees Stock Ownership Plan, dated April 10, 1996, incorporated by reference to Exhibit 10(h)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.
10.11	—
Third Amendment to Employees Stock Ownership Plan, effective June 1, 1989, as amended and restated July 14, 1994, dated April 9, 1997 incorporated by reference to Exhibit 10(g)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998.
10.12	—	Employees 1999 Stock Purchase Plan, incorporated by reference to Exhibit 10(h) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1999.
10.13	—
Amendment to the Company's Employees 1999 Stock Purchase Plan, incorporated by reference to Exhibit B to the Company's Proxy Statement dated September 4, 2001, for its Annual Meeting of Stockholders held October 16, 2001.
10.14	—
The Company's Stock Option Plan for Non-Employee Directors, effective August 1, 1999, incorporated by reference to Exhibit A to the Company's Proxy Statement dated August 30, 1989 for its Annual Meeting of Stockholders held on October 18, 1989.
10.15	—
The Company's 1996 Stock Option Plan for Non-Employee Directors, incorporated by reference to Exhibit C of the Company's Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.
10.16	—
The Company's Employees' Incentive Compensation Plan effective July 24, 1990, incorporated by reference to Exhibit A to the Company's Proxy Statement dated August 31, 1990 for its Annual Meeting of Stockholders held on October 9, 1990.

10.17	—
First Amendment to Employees Incentive Compensation Plan dated July 30, 1991, incorporated by reference to Exhibit 10(p)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1991.
10.18	—
Second Amendment to Employees Incentive Compensation Plan dated August 15, 1996, incorporated by reference to Exhibit 10(k)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.
10.19	—
The Company's Employees' 1994 Incentive Compensation Plan, incorporated by reference to Exhibit A to the Company's Proxy Statement dated August 31, 1994 for its Annual Meeting of Stockholders held on October 11, 1994.
10.20	—
First Amendment to the Company's Employees' 1994 Incentive Compensation Plan dated August 15, 1996, incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.
10.21	—
The Company's Employees 1996 Incentive Compensation Plan, incorporated by reference to Exhibit B of the Company's Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.
10.22	—
The Company's Employees 1998 Incentive Compensation Plan, incorporated by reference to Exhibit A of the Company's Proxy Statement dated September 3, 1998 for its Annual Meeting of Stockholders held on October 6, 1998.
10.23	—
Letter dated April 1, 1993 between the Company and Arnold R. Allen regarding Mr. Allen's engagement as consultant by the Company, incorporated by reference to Exhibit 10(i)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1993.
10.24	—
Employment, Nondisclosure and Non-Compete Agreement dated NA June 1, 1998 between the Company and Flint Cooper, incorporated by reference to Exhibit 10(p) to the Company's Annual Report on Form 10-K for the fiscal year ended on May 31, 1998.
10.25	—
Employment, Nondisclosure and Non-Compete Agreement dated June 6, 2000 between the Company and Robert Prince, incorporated by reference to Exhibit 10(n) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
10.26	—	Agreement dated August 6, 2002 between the Company and William J. Garry, incorporated by reference to Exhibit 10(hh) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2002.
10.27	—	Employment and Bonus Agreement dated November 7, 1996 between the Company and Bruce W. Johnson, incorporated by reference to Exhibit 9 of the Company's Schedule 13 E-4 dated December 18, 1996.
10.28	—
Employment Agreement dated May 10, 1993, as amended March 23, 1998, between Richardson Electronics Italy s.r.l. and Pierluigi Calderone, incorporated by reference to Exhibit 10(d) of the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1998.
10.29	—
Employment, Nondisclosure and Non-Compete Agreement dated September 26, 1999 between the Company and Murray Kennedy, incorporated by reference to Exhibit 10(w) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000.

10.30	—
Employment, Nondisclosure and Non-Compete Agreement dated November 22, 1999 between the Company and Gregory Peloquin, incorporated by reference to Exhibit 10(x) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000.
10.31	—
Employment, Nondisclosure and Non-Compete Agreement dated May 30, 2000 between the Company and Robert Heise, incorporated by reference to Exhibit 10(z) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000.
10.32	—
Employment, Nondisclosure and Non-Compete Agreement dated May 31, 2002 between the Company and Dario Sacomani, incorporated by reference to Exhibit 10(gg) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2002.
10.33	—
The Company's Directors and Officers Executive Liability and Indemnification Insurance Policy renewal issued by Chubb Group of Insurance Companies—Policy Number 8125-64-60J ILL, incorporated by reference to Exhibit 10(v)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
10.34	—
The Company's Directors and Officers Liability Insurance Policy issued by CNA Insurance Companies—Policy Number DOX600028634, incorporated by reference to Exhibit 10(v)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
10.35	—
The Company's Excess Directors and Officers Liability and Corporate Indemnification Policy issued by St. Paul Mercury Insurance Company—Policy Number S12CM0138, incorporated by reference to Exhibit 10(v)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
10.36	—
Distributor Agreement, executed August 8, 1991, between the Company and Varian Associates, Inc., incorporated by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K for September 30, 1991.
10.37	—	Amendment dated September 30, 1991 between the Company and Varian Associates, Inc., incorporated by reference to Exhibit 10(e) of the Company's Current Report on Form 8-K for September 30, 1991.
10.38	—
First Amendment to Distributor Agreement between Varian Associates, Inc. and the Company dated April 10, 1992, incorporated by reference to Exhibit 10(v)(5) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.
10.39	—
Consent to Assignment and Assignment dated August 4, 1995 between the Company and Varian Associates, Inc., incorporated by reference to Exhibit 10(s)(4) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995.
10.40	—
Trademark License Agreement dated May 1, 1991 between North American Philips Corporation and the Company, incorporated by reference to Exhibit 10(w)(3) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1991.
10.41	—
Agreement among Richardson Electronics, Ltd., Richardson Electronique S.A., Covelec S.A. (now known as Covimag S.A.), and Messrs. Denis Dumont and Patrick Pertzborn, delivered February 23, 1995, translated from French, incorporated by reference to Exhibit 10(b) to the Company's Report on Form 8-K dated February 23, 1995.

10.42	—
Amended and Restated Revolving Credit Agreement, dated November 26, 2002, by and among the Company, Burtek Systems, Inc., Richardson Electronics Canada, Ltd., Richardson Electronics Limited, RESA, SNC, Richardson Electronique sNC, Richardson Electronics Iberica, S.A., Richardson Electronics GmbH, Richardson Electronics Benelux B.V., Richardson Sweden Holding AB, Richardson Electronics KK, Bank One, NA, London Branch, Bank One, NA, Canada Branch, Bank One, NA, Tokyo Branch and Bank One, NA, incorporated by reference to the Company's Reports on Form 8-K dated December 18, 2002 and on Form 8-K dated December 9, 2002.
10.43	—
First Amendment to Amended and Restated Revolving Credit Agreement, dated April 30, 2003, by and among the Company, Burtek Systems, Inc., Richardson Electronics Canada, Ltd., Richardson Electronics Limited, RESA, SNC, Richardson Electronique sNC, Richardson Electronics Iberica, S.A., Richardson Electronics GmbH, Richardson Electronics Benelux B.V., Richardson Sweden Holding AB, Richardson Electronics KK, Bank One, NA, London Branch, Bank One, NA, Canada Branch, Bank One, NA, Tokyo Branch and Bank One, NA., incorporated by reference to Exhibit 10(aa)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
10.44	—
Second Amendment to Amended and Restated Revolving Credit Agreement, dated April 30, 2003, by and among the Company, Burtek Systems, Inc., Richardson Electronics Canada, Ltd., Richardson Electronics Limited, RESA, SNC, Richardson Electronique sNC, Richardson Electronics Iberica, S.A., Richardson Electronics GmbH, Richardson Electronics Benelux B.V., Richardson Sweden Holding AB, Richardson Electronics KK, Bank One, NA, London Branch, Bank One, NA, Canada Branch, Bank One, NA, Tokyo Branch and Bank One, NA., incorporated by reference to Exhibit 10(aa)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
12.1	—	Calculation of Ratio of Earnings to Fixed Charges.
21.1	—	Subsidiaries of the Company.**
23.1	—	Consent of Ernst & Young LLP.
23.2	—	Consent of Bryan Cave LLP (included in Exhibits 5.1 and 8.1).
24.1	—	Powers of Attorney executed by certain of the officers and directors of the Registrant (included in signature pages).**
25.1	—
Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of J.P. Morgan Trust Company, National Association, as Trustee under the Convertible Senior Subordinated Indenture.**
99.1	—	Form of Letter of Transmittal.*
99.2	—	Form of Notice of Guaranteed Delivery.
99.3	—	Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.
99.4	—	Form of Letter to Clients.

*
To be filed by amendment.

**
Previously filed.

Item 20.    Indemnification of Directors and Officers.

              The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

              Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

              Our certificate of incorporation provides that to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify, advance payment of expenses on behalf of and purchase and maintain insurance against liability on behalf of all persons for whom it may take each such respective action pursuant to such Section. The certificate of incorporation also provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such a director as a director to the full extent authorized or permitted by Delaware law. A director, however, will be liable to the extent provided by applicable law for:

  1.
  any breach of the director's duty of loyalty to us or our stockholders;

  2.
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  3.
  violations of Section 174 of the Delaware General Corporation Law; or

  4.
  any transaction from which the director derived an improper personal benefit.

              Article VII of our by-laws contains additional provisions regarding indemnification.

              We maintain a liability insurance policy for our directors and officers and for us providing coverage of claims in excess of certain minimum retained limits.

              We expect any underwriting or other agreement we sign in connection with an offering of securities pursuant to this registration statement will contain certain provisions for the indemnification by the agents, underwriters or dealers of us and our directors and officers who signed the registration statement, and other controlling persons, against certain liabilities, including liabilities under the Securities Act, or for contribution by such agents, underwriters or dealers with respect to payments which such we or our directors or officers may be required to make, and that any agents, underwriters and dealers, and their respective controlling persons may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to any contribution with respect to payments which such agents, underwriters and dealers, or controlling persons, may be required to make.

Item 22.    Undertakings.

              The undersigned registrant hereby undertakes:

              1.    To file, during any period in which offers or sales are being made of the securities registered hereby, a post effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

              2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              3.    To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              4.    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through out the date responding to the request.

              5.    To supply by means of a post-effective amendment all information concerning any transaction, and the company, that was not included in this registration statement when it became effective.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

              Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Kane, State of Illinois, on April 19, 2004.

RICHARDSON ELECTRONICS, LTD.
By:	/s/ DARIO SACOMANI
Name: Dario Sacomani
Title: Senior Vice President and Chief Financial Officer

              Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ EDWARD J. RICHARDSON* Edward J. Richardson	Chairman of the Board and Chief Executive Officer (principal executive officer)	April 19, 2004
/s/ DARIO SACOMANI Dario Sacomani	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	April 19, 2004
/s/ BRUCE W. JOHNSON* Bruce W. Johnson	President, Chief Operating Officer and Director	April 19, 2004
/s/ ARNOLD R. ALLEN* Arnold R. Allen	Director	April 19, 2004
/s/ JACQUES BOUYER* Jacques Bouyer	Director	April 19, 2004
/s/ SCOTT HODES* Scott Hodes	Director	April 19, 2004
/s/ AD KETELAARS* Ad Ketelaars	Director	April 19, 2004

/s/ JOHN R. PETERSON* John R. Peterson	Director	April 19, 2004
/s/ HAROLD L. PURKEY* Harold L. Purkey	Director	April 19, 2004
/s/ SAMUEL RUBINOVITZ* Samuel Rubinovitz	Director	April 19, 2004
*By:	/s/ DARIO SACOMANI Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit
1.1	—	Dealer-Manager Agreement between the Company and Jefferies & Company, Inc.*
3.1	—
Restated Certificate of Incorporation of Richardson Electronics, Ltd., as amended, incorporated by reference to Appendix B to the Proxy Statement/Prospectus dated November 13, 1986, which is included in the Company's Registration Statement on Form S-4, Commission File No. 33-8696.
3.2	—	By-Laws of Richardson Electronics, Ltd., as amended, incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K, dated May 31, 1997, Commission File No. 00-12906.
4.1	—
Form of Convertible Senior Subordinated Indenture between the Company and J.P. Morgan Trust Company, National Association, as Trustee, relating to convertible debt securities (including form of note).*
4.2	—
Specimen forms of Common Stock and Class B Common Stock certificates of the Company incorporated by reference to Exhibit 4(a) to the Company's Registration Statement on Form S-1, Commission File No. 33-10834.
4.3	—
Indenture dated December 15, 1986 between the Company and Continental Illinois National Bank and Trust Company of Chicago, as Trustee, for 7 1/4% Convertible Subordinated Debentures due December 15, 2006 (including Form of 7 1/4% Convertible Subordinated Debentures due December 15, 2006) incorporated by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1987.
4.4	—
First Amendment to Indenture between the Company and First Trust National Association, as successor trustee to Continental Illinois National Bank and Trust Company of Chicago dated February 18, 1997, incorporated by reference to Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.
4.5	—
Indenture dated December 16, 1996 between the Company and American National Bank and Trust Company, as Trustee, for 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006 (including Form of 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006), incorporated by reference to Exhibit 10 of the Company's Schedule 13E-4 dated December 18, 1996.
5.1	—	Opinion of Bryan Cave LLP, counsel to the Registrant, as to the validity of the Securities being registered.*
8.1	—	Opinion of Bryan Cave LLP as to the tax treatment of the exchange.*
10.1	—
The Corporate Plan for Retirement The Profit Sharing/401(k) Plan Fidelity Basic Plan Document No. 07 effective June 1, 1996, incorporated by reference to Exhibit 10(d) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.
10.2	—
Amendment to the Company's Employees' Profit Sharing Plan and Trust Agreement, incorporated by reference to Exhibit 10(a)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.

10.3	—
The Company's Amended and Restated Employees' Incentive Stock Option Plan effective April 8, 1987, incorporated by reference to Exhibit 10(m) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1987.
10.4	—
First Amendment to the Company's Amended and Restated Employees' Incentive Stock Option Plan effective April 11, 1989, incorporated by reference to Exhibit 10(l)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1989.
10.5	—
Second Amendment to the Company's Amended and Restated Employees Incentive Stock Option Plan dated July 30, 1991, incorporated by reference to Exhibit 10(l)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1991.
10.6	—
Third Amendment to the Company's Amended and Restated Incentive Stock Option Plan dated August 15, 1996, incorporated by reference to Exhibit 10(e)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.
10.7	—
The Company's Employees 1996 Stock Purchase Plan, incorporated by reference to Exhibit A of the Company's Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.
10.8	—
Employees Stock Ownership Plan, effective as of June 1, 1987, restated effective as of June 1, 1989, as amended July 14, 1994, incorporated by reference to Exhibit 10(f) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994.
10.9	—	Amendment No. 1 to Employees Stock Ownership Plan dated July 12, 1995, incorporated by reference to Exhibit 10(g)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995.
10.10	—
Second Amendment to Employees Stock Ownership Plan, dated April 10, 1996, incorporated by reference to Exhibit 10(h)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.
10.11	—
Third Amendment to Employees Stock Ownership Plan, effective June 1, 1989, as amended and restated July 14, 1994, dated April 9, 1997 incorporated by reference to Exhibit 10(g)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998.
10.12	—	Employees 1999 Stock Purchase Plan, incorporated by reference to Exhibit 10(h) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1999.
10.13	—
Amendment to the Company's Employees 1999 Stock Purchase Plan, incorporated by reference to Exhibit B to the Company's Proxy Statement dated September 4, 2001, for its Annual Meeting of Stockholders held October 16, 2001.
10.14	—
The Company's Stock Option Plan for Non-Employee Directors, effective August 1, 1999, incorporated by reference to Exhibit A to the Company's Proxy Statement dated August 30, 1989 for its Annual Meeting of Stockholders held on October 18, 1989.
10.15	—
The Company's 1996 Stock Option Plan for Non-Employee Directors, incorporated by reference to Exhibit C of the Company's Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.
10.16	—
The Company's Employees' Incentive Compensation Plan effective July 24, 1990, incorporated by reference to Exhibit A to the Company's Proxy Statement dated August 31, 1990 for its Annual Meeting of Stockholders held on October 9, 1990.

10.17	—
First Amendment to Employees Incentive Compensation Plan dated July 30, 1991, incorporated by reference to Exhibit 10(p)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1991.
10.18	—
Second Amendment to Employees Incentive Compensation Plan dated August 15, 1996, incorporated by reference to Exhibit 10(k)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.
10.19	—
The Company's Employees' 1994 Incentive Compensation Plan, incorporated by reference to Exhibit A to the Company's Proxy Statement dated August 31, 1994 for its Annual Meeting of Stockholders held on October 11, 1994.
10.20	—
First Amendment to the Company's Employees' 1994 Incentive Compensation Plan dated August 15, 1996, incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.
10.21	—
The Company's Employees 1996 Incentive Compensation Plan, incorporated by reference to Exhibit B of the Company's Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.
10.22	—
The Company's Employees 1998 Incentive Compensation Plan, incorporated by reference to Exhibit A of the Company's Proxy Statement dated September 3, 1998 for its Annual Meeting of Stockholders held on October 6, 1998.
10.23	—
Letter dated April 1, 1993 between the Company and Arnold R. Allen regarding Mr. Allen's engagement as consultant by the Company, incorporated by reference to Exhibit 10(i)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1993.
10.24	—
Employment, Nondisclosure and Non-Compete Agreement dated NA June 1, 1998 between the Company and Flint Cooper, incorporated by reference to Exhibit 10(p) to the Company's Annual Report on Form 10-K for the fiscal year ended on May 31, 1998.
10.25	—
Employment, Nondisclosure and Non-Compete Agreement dated June 6, 2000 between the Company and Robert Prince, incorporated by reference to Exhibit 10(n) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
10.26	—	Agreement dated August 6, 2002 between the Company and William J. Garry, incorporated by reference to Exhibit 10(hh) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2002.
10.27	—	Employment and Bonus Agreement dated November 7, 1996 between the Company and Bruce W. Johnson, incorporated by reference to Exhibit 9 of the Company's Schedule 13 E-4 dated December 18, 1996.
10.28	—
Employment Agreement dated May 10, 1993, as amended March 23, 1998, between Richardson Electronics Italy s.r.l. and Pierluigi Calderone, incorporated by reference to Exhibit 10(d) of the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1998.
10.29	—
Employment, Nondisclosure and Non-Compete Agreement dated September 26, 1999 between the Company and Murray Kennedy, incorporated by reference to Exhibit 10(w) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000.

10.30	—
Employment, Nondisclosure and Non-Compete Agreement dated November 22, 1999 between the Company and Gregory Peloquin, incorporated by reference to Exhibit 10(x) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000.
10.31	—
Employment, Nondisclosure and Non-Compete Agreement dated May 30, 2000 between the Company and Robert Heise, incorporated by reference to Exhibit 10(z) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000.
10.32	—
Employment, Nondisclosure and Non-Compete Agreement dated May 31, 2002 between the Company and Dario Sacomani, incorporated by reference to Exhibit 10(gg) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2002.
10.33	—
The Company's Directors and Officers Executive Liability and Indemnification Insurance Policy renewal issued by Chubb Group of Insurance Companies—Policy Number 8125-64-60J ILL, incorporated by reference to Exhibit 10(v)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
10.34	—
The Company's Directors and Officers Liability Insurance Policy issued by CNA Insurance Companies—Policy Number DOX600028634, incorporated by reference to Exhibit 10(v)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
10.35	—
The Company's Excess Directors and Officers Liability and Corporate Indemnification Policy issued by St. Paul Mercury Insurance Company—Policy Number S12CM0138, incorporated by reference to Exhibit 10(v)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
10.36	—
Distributor Agreement, executed August 8, 1991, between the Company and Varian Associates, Inc., incorporated by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K for September 30, 1991.
10.37	—	Amendment dated September 30, 1991 between the Company and Varian Associates, Inc., incorporated by reference to Exhibit 10(e) of the Company's Current Report on Form 8-K for September 30, 1991.
10.38	—
First Amendment to Distributor Agreement between Varian Associates, Inc. and the Company dated April 10, 1992, incorporated by reference to Exhibit 10(v)(5) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.
10.39	—
Consent to Assignment and Assignment dated August 4, 1995 between the Company and Varian Associates, Inc., incorporated by reference to Exhibit 10(s)(4) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995.
10.40	—
Trademark License Agreement dated May 1, 1991 between North American Philips Corporation and the Company, incorporated by reference to Exhibit 10(w)(3) of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1991.
10.41	—
Agreement among Richardson Electronics, Ltd., Richardson Electronique S.A., Covelec S.A. (now known as Covimag S.A.), and Messrs. Denis Dumont and Patrick Pertzborn, delivered February 23, 1995, translated from French, incorporated by reference to Exhibit 10(b) to the Company's Report on Form 8-K dated February 23, 1995.

10.42	—
Amended and Restated Revolving Credit Agreement, dated November 26, 2002, by and among the Company, Burtek Systems, Inc., Richardson Electronics Canada, Ltd., Richardson Electronics Limited, RESA, SNC, Richardson Electronique sNC, Richardson Electronics Iberica, S.A., Richardson Electronics GmbH, Richardson Electronics Benelux B.V., Richardson Sweden Holding AB, Richardson Electronics KK, Bank One, NA, London Branch, Bank One, NA, Canada Branch, Bank One, NA, Tokyo Branch and Bank One, NA, incorporated by reference to the Company's Reports on Form 8-K dated December 18, 2002 and on Form 8-K dated December 9, 2002.
10.43	—
First Amendment to Amended and Restated Revolving Credit Agreement, dated April 30, 2003, by and among the Company, Burtek Systems, Inc., Richardson Electronics Canada, Ltd., Richardson Electronics Limited, RESA, SNC, Richardson Electronique sNC, Richardson Electronics Iberica, S.A., Richardson Electronics GmbH, Richardson Electronics Benelux B.V., Richardson Sweden Holding AB, Richardson Electronics KK, Bank One, NA, London Branch, Bank One, NA, Canada Branch, Bank One, NA, Tokyo Branch and Bank One, NA., incorporated by reference to Exhibit 10(aa)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
10.44	—
Second Amendment to Amended and Restated Revolving Credit Agreement, dated April 30, 2003, by and among the Company, Burtek Systems, Inc., Richardson Electronics Canada, Ltd., Richardson Electronics Limited, RESA, SNC, Richardson Electronique SNC, Richardson Electronics Iberica, S.A., Richardson Electronics GmbH, Richardson Electronics Benelux B.V., Richardson Sweden Holding AB, Richardson Electronics KK, Bank One, NA, London Branch, Bank One, NA, Canada Branch, Bank One, NA, Tokyo Branch and Bank One, NA., incorporated by reference to Exhibit 10(aa)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.
12.1	—	Calculation of Ratio of Earnings to Fixed Charges.
21.1	—	Subsidiaries of the Company.**
23.1	—	Consent of Ernst & Young LLP.
23.2	—	Consent of Bryan Cave LLP (included in Exhibits 5.1 and 8.1).
24.1	—	Powers of Attorney executed by certain of the officers and directors of the Registrant (included in signature pages).**
25.1	—
Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of J.P. Morgan Trust Company, National Association, as Trustee under the Convertible Senior Subordinated Indenture.**
99.1	—	Form of Letter of Transmittal.*
99.2	—	Form of Notice of Guaranteed Delivery.
99.3	—	Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.
99.4	—	Form of Letter to Clients.

*
To be filed by amendment.

**
Previously filed.

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TABLE OF CONTENTS
QUESTIONS AND ANSWERS REGARDING PROCEDURAL ASPECTS OF THE EXCHANGE OFFER
SUMMARY
The Exchange Offer
Summary Selected Consolidated Financial Information
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
Risks Relating to the Exchange Offer
Risks Related to Owning Notes or Our Common Stock
Risks Related to Our Business
FORWARD-LOOKING STATEMENTS
MARKET AND MARKET PRICES
DIVIDEND POLICY
CAPITALIZATION
ACCOUNTING TREATMENT
USE OF PROCEEDS
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
PRINCIPAL STOCKHOLDERS
THE EXCHANGE OFFER
CONCURRENT OFFERING
DESCRIPTION OF NOTES
DESCRIPTION OF OUTSTANDING DEBENTURES
DESCRIPTION OF OUR CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
RICHARDSON ELECTRONICS, LTD. Index to Consolidated Financial Statements
REPORT OF INDEPENDENT AUDITORS
RICHARDSON ELECTRONICS, LTD. Consolidated Balance Sheets (in thousands, except per share amounts, as restated (See Note B))
RICHARDSON ELECTRONICS, LTD. Consolidated Statements of Operations And Comprehensive Income (Loss) (in thousands, except per share amounts, as restated (See Note B))
RICHARDSON ELECTRONICS, LTD. Consolidated Statements of Cash Flows (in thousands, as restated (See Note B))
RICHARDSON ELECTRONICS, LTD. Consolidated Statements of Stockholders' Equity (in thousands, as restated (See Note B))
RICHARDSON ELECTRONICS, LTD. Notes to Consolidated Financial Statements (in thousands, except per share amounts)
RICHARDSON ELECTRONICS, LTD. Condensed Consolidated Balance Sheets (in thousands, except per share amounts)
RICHARDSON ELECTRONICS, LTD. Condensed Consolidated Statements Of Operations And Comprehensive Income (Loss) For The Three- And Nine-Month Periods Ended February 28, 2003 And February 28, 2004 (unaudited, in thousands, except per share amounts)
RICHARDSON ELECTRONICS, LTD. Condensed Consolidated Statements Of Cash Flows For The Nine-Month Periods Ended February 28, 2003 And February 28, 2004 (unaudited, in thousands)
RICHARDSON ELECTRONICS, LTD. Notes To Condensed Consolidated Financial Statements (in thousands, except per share amounts)
Goodwill and intangible assets not subject to amortization
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 16. Exhibits and Financial Statement Schedules.
  Item 20. Indemnification of Directors and Officers.
  Item 22. Undertakings.
SIGNATURES
INDEX TO EXHIBITS